Prospectus Supplement No. 5 (to Prospectus dated November 12, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-281694

BENEFICIENT

203,212,927 Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus of Beneficient, a Nevada corporation (the “Company,” “we,” “us” or “our”), dated November 12, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-281694) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2024. Accordingly, we have attached the Form 8-K to this prospectus supplement. The information included in the Form 8-K that is furnished shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.001 per share (the “Class A common stock”), is listed on The Nasdaq Capital Market under the symbol “BENF,” and the warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A preferred stock, par value $0.001 per share, at an exercise price of $11.50 (the “Warrants”), are listed on The Nasdaq Capital Market under the symbol “BENFW”. On December 20, 2024, the last reported sales price of the Class A common stock was $0.6040 per share, and the last reported sales price of our Warrants was $0.0079 per Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 per share (the “Class B common stock”), have entered into a stockholders agreement concerning the election of directors of the Company, and holders of Class B common stock have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2024

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850
Dallas, Texas 75201
(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Master Agreement

On December 22, 2024, Beneficient (the “Company”) entered into a Master Agreement, by and among the Company, Beneficient Company Holdings, L.P., (“BCH”), Beneficient Company Group, L.L.C., the sole general partner of BCH (“BCH GP”), Beneficient Management Partners, L.P. (“BMP”), and Beneficient Holdings, Inc., (“BHI” and collectively with the Company, BCH, BCH GP and BMP, the “Parties” and such agreement, the “Master Agreement”). Pursuant to the Master Agreement, the holders of the preferred equity (the “Preferred Equity”) of BCH, agreed, among other things, to amend the governing documents of BCH to allow the Company’s public company stockholders to share in the liquidation priority currently reserved only for the Preferred Equity creating tangible book value attributable to the Company’s public company stockholders following the closing of the transactions contemplated by the Master Agreement (the “Transactions”).

Closing of the Transactions contemplated by the Master Agreement is subject to, among other things, (i) execution and delivery of each of the transaction documents specified in the Master Agreement and described below (collectively, the “Transaction Documents”), (ii) approval from the Company’s stockholders of an amendment to the Company’s articles of incorporation (the “Charter” and such amendment, the “Charter Amendment”) to increase the number of authorized shares of Class B common stock, par value $0.001 per share, of the Company (the “Class B Common Stock”) and approval, for purposes of Listing Rule 5635 of The Nasdaq Stock Market, LLC (“Nasdaq”) of the issuance of Class B Common Stock pursuant to the Transaction Documents, and Class B Common Stock, (iii) approval of the partners of BCH as necessary with respect to the Transactions and the Transaction Documents and (iv) the Company’s submission of a Listing of Additional Shares Notification Form with Nasdaq with respect to the additional shares of Class A Common Stock issuable with respect to the Subclass 4 FLP Unit Accounts of BCH (“FLP-4 Unit Accounts”) and Class B Common Stock issuable pursuant to the Transaction Documents, and Nasdaq shall not have objected to such issuances.

The foregoing description of the Master Agreement does not purport to be complete and is qualified in its entirety by reference to the Master Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Transaction Documents

Amended and Restated Limited Partnership Agreement of BCH

The Master Agreement provides for the adoption of the Tenth Amended and Restated Limited Partnership Agreement of BCH (the “BCH LPA”). The BCH LPA would provide for, among other things, (i) amendments to the liquidation provisions to provide the Company’s public company stockholders, through the Company’s indirect interest in BCH, would receive preferential treatment in the event of a liquidation of BCH in an amount equal to 10% of the first $100 million distributed to equity holders of BCH and 33.3333% of the net asset value (the “Closing NAV”) of up to $5 billion of alternative assets added to the Company’s consolidated balance sheet on or after December 22, 2024, in connection with the Company’s ordinary course liquidity business, (ii) modifications to the existing limitations on the conversion of the Preferred Series A Subclass 1 Unit Accounts of BCH (the “A-1 Unit Accounts”) held by BHI, an entity controlled by the Company’s Chief Executive Officer, through December 31, 2027 such that (a) on the date that is 60 days following the closing of the Transactions, BHI would have the right to convert a portion of its A-1 Unit Accounts in an amount up to $10 million, less the amount of any Conditional Payment (as defined below), and (b) after the Closing NAV of the certain transactions by the ExchangeTrust (the “ExchangeTrust Transactions”) exceeds $100 million, BHI would have the ability to convert additional A-1 Unit Accounts subject to certain limitations and the Company’s right to pay cash in the amount of the A-1 Unit Accounts to be converted in lieu of such conversion, (iii) the establishment and issuance of the FLP-4 Unit Accounts in connection with the BFF Customer Transactions (as defined below) with the effect that BHI, as the holder of Subclass 1 FLP Unit Accounts of BCH (“FLP-1 Unit Accounts”), and BMP, as the holder of the Subclass 2 FLP Unit Accounts of BCH (“FLP-2 Unit Accounts”), would forego the right to receive up to $400 million of equity in BCH that is exchangeable into shares of the common stock of the Company for the benefit of certain Customers (as defined below), (iv) certain amendments to conform to the amendments to the Compensation Policy (as defined below) and the terms of the FLP-1 Account Side Letter (as defined below) and address accrued but unallocated returns with respect to the FLP-1 Unit Accounts and the FLP-2 Unit Accounts, (v) a requirement that no new general partner may be admitted to BCH and that BCH GP may not transfer its units in BCH or otherwise withdraw from being the general partner of BCH without the prior approval on a class by class basis of the holders of at least 51% of the capital account balances of each of the Class A Units of BCH (the “Class A Units”), the Class S Ordinary Units of BCH (the “Class S Ordinary Units”) and the Class S Preferred Units of BCH (the “Class S Preferred Units” and together with the Class S Ordinary Units, the “Class S Units”), and the Preferred Series A Unit Accounts (as defined in the BCH LPA) and (vi) certain amendments with respect to the exchange of Class S Ordinary Units. Additionally, the BCH LPA would require BCH to make a payment on amounts contractually or otherwise currently owed to BHI or its affiliates in an amount equal to $5 million (the “Conditional Payment”) if, on the date that is 60 days following the closing of the Transactions, the Audit Committee of the Board of Directors of the Company (the “Board”) determines that the Conditional Payment would not be materially adverse to the assessment of the Company’s ability to continue as a “going concern” for financial reporting purposes.

The foregoing description of the BCH LPA is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the BCH LPA, a form of which is filed as Exhibit A to the Master Agreement and is incorporated by reference herein.

Amendment to Articles of Incorporation and Issuance of Class B Common Stock

In exchange for entering into the Master Agreement and consenting to the BCH LPA, the terms of a consent agreement to be executed by BHI, Hicks Holdings Operating, LLC and Bruce W. Schnitzer (collectively, the “Class B Holders”) in the form of Exhibit B to the Master Agreement (the “Class B Holders Consent Agreement”), it is anticipated that the Class B Holders would receive, subject to the consummation of the Transactions, shares of Class B Common Stock in an amount such that, immediately following the issuance, the Class B Holders would hold, collectively, 42.67% of the total combined voting power (on a fully diluted basis with respect to securities of the Company) of the Class A Common Stock and Class B Common Stock (such shares, the “Initial Class B Shares”). Additionally, following the consummation of the Transactions and until the Closing NAV equals $3 billion, the Class B Holders will be entitled to additional securities in connection with the closing of ExchangeTrust Transactions in which the Company issues voting securities, or securities convertible into voting securities (such shares, the “Subsequent Class B Shares” and together with the Initial Class B Shares, the “Restricted Class B Shares”). The Restricted Class B Shares would carry full voting rights but would be subject to mandatory redemption by the Company at $0.001 per share upon any liquidation of the Company, immediately prior to any transfer of beneficial ownership of such Restricted Class B Shares by the holder thereof (other than to permitted estate planning transferees who agree to the same restrictions), immediately prior to any conversion of the Restricted Class B Shares, immediately prior to the sale, merger, or other liquidity event involving the Company or substantially all of its business. Further, the Class B Holders shall each irrevocably waive and disclaim of the right to receive dividends, distributions, or other economic benefits of any kind with respect to the Restricted Class B Shares, whether such dividends or distributions are paid in cash, property, or stock.

As discussed above, in order to effect the issuance of the Restricted Class B Shares, the Company will seek stockholder approval of the Charter Amendment to increase the number of authorized shares of its Class B Common Stock and to otherwise issue the Restricted Class B Shares.

The foregoing description of the issuance of the Restricted Class B Shares is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Class B Holders Consent Agreement, a form of which is filed as Exhibit B to the Master Agreement, and is incorporated by reference herein.

Amendment to Compensation Policy and FLP-1 Account Side Letter

The Master Agreement provides that the Company would adopt an amended and restated Compensation Policy (the “A&R Compensation Policy”) and that Company would enter into a letter agreement with BHI (the “FLP-1 Account Side Letter”). The A&R Compensation Policy together with the FLP-1 Account Side Letter would provide for, among other things, clarifications relating to the administration of allocations and issuances of Class S Ordinary Units upon carrying value adjustments to holders of FLP-1 Unit Accounts, which is held by BHI, and FLP-2 Unit Accounts, which is held by BMP for the benefit of the directors, officers and employees of the Company and its affiliates. Pursuant to the FLP-1 Account Side Letter and the A&R Compensation Policy, all carrying value adjustments resulting from the Company’s previous business combination and certain other transactions through the closing will result in the issuance of Class S Ordinary Units to the holders of FLP-1 Unit Accounts and FLP-2 Unit Accounts upon the closing of the Transactions. Additionally, the A&R Compensation Policy would provide that, going forward, the limitations set forth therein will (i) continue to apply to issuances of Class S Units upon certain allocations to FLP-2 Unit Accounts, and (ii) not apply to issuances of Class S Units upon certain allocations to the FLP-1 Unit Accounts, although all or a portion of the Class S Units issued with respect to the FLP-1 Unit Accounts will be restricted in their conversion rights. The FLP-1 Account Side Letter further clarifies the rights and restrictions of BHI with respect to certain Class S Units held by BHI and certain additional Class S Units that may be issuable to BHI as a result of future adjustments or allocations under the BCH LPA. Pursuant to the FLP-1 Account Side Letter, the parties thereto would agree that, among other things, (i) BCH would make certain allocations of adjustments under the BCH LPA and allocations to BMP in the amounts set forth in the FLP-1 Account Side Letter, (ii) BHI would be entitled to receive additional Class S Units in the event that additional allocations are made under the BCH LPA, (iii) BHI would agree that, without the prior written consent of the Company’s Products and Related Party Transactions Committee, it would only exchange certain unrestricted Class S Units for shares of Class A Common Stock, and (iv) BHI would be entitled to receive additional unrestricted Class S Units upon the occurrence of certain enumerated events set forth in the FLP-1 Account Side Letter.

The foregoing descriptions of the A&R Compensation Policy and FLP-1 Account Side Letter are summaries only, do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of the A&R Compensation Policy, a form of which is filed as Exhibit D to the Master Agreement, and the FLP-1 Account Side Letter, a form of which is filed as Exhibit E to the Master Agreement, each of which is incorporated by reference herein.

Subscription Agreements

The Master Agreement contemplates that in the Transactions, BCH would issue newly established FLP-4 Unit Accounts to one or more customers of the Company or its affiliates (the “Customers”) pursuant to the terms of a subscription agreement, by and among the applicable Customer, BCH and BCH GP (the “Subscription Agreement”). The Subscription Agreement provides BCH would agree to issue to those Customers electing to participate FLP-4 Unit Accounts, which would proportionately dilute the economic rights with respect to future carrying value adjustments currently associated with the FLP-1 Unit Accounts and FLP-2 Unit Accounts (each such transaction, a “BFF Customer Transaction” and collectively, the “BFF Customer Transactions”). In the event Customers are offered the FLP-4 Unit Accounts pursuant to the Subscription Agreement and determine to not participate in the BFF Customer Transactions, the FLP-4 Unit Accounts not issued to any Customers will be issued to the Company in lieu of being issued to the applicable Customer. The FLP-4 Unit Accounts would be entitled to receive in accordance with the BCH LPA, on a pro rata basis, 100% of the carrying value adjustments until the earliest of an amount equal to $400 million had been allocated to the FLP-4 Unit Accounts or the date which is four years following the closing of the Transactions.

Additionally, the form of Subscription Agreement to be entered into by Hatteras Master Fund, L.P. and its affiliates (collectively, “Hatteras” and such agreement, the “Hatteras Subscription Agreement”) provides, subject to the conditions therein, including the receipt by Hatteras of minimum values of Class S Ordinary Units of BCH delivered to Hatteras as a holder of the FLP-4 Unit Accounts, that Hatteras would agree to certain tolling agreements and contingent releases with respect to any claims Hatteras may have against the Company, its subsidiaries, officers, directors and any of their respective affiliates, and the Company would agree to analogous tolling agreements with respect to any claims it may have against Hatteras, its affiliates and their respective directors and officers. In addition, BCH would agree to reimburse Hatteras for certain expenses during the 12-month period following the closing of any BFF Customer Transaction with Hatteras in an amount up to $5.5 million, subject to certain adjustments.

The form of Subscription Agreement to be entered into by the Customers other than Hatteras (the “Customer Subscription Agreement”) provides that the applicable Customer would agree to full releases with respect to any claims such Customer may have against the Company, its subsidiaries, officers, directors and any of their respective affiliates.

The foregoing descriptions of the Customer Subscription Agreement and the Hatteras Subscription Agreement are summaries only, do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of each of the Customer Subscription Agreement and the Hatteras Subscription Agreement, forms of which are filed as Exhibit G to the Master Agreement and Exhibit F to the Master Agreement, respectively, each of which is incorporated by reference herein.

Amendment to Stockholders Agreement

The Master Agreement provides for an amendment to the Stockholders Agreement, dated June 6, 2023, by and among the Company and the Class B Holders, which would revise certain provisions related to the Class B Common Stock designation rights to clarify that Class B Common Stock designees may be appointed, removed and replaced only by the holders of Class B Common Stock.

The foregoing description of the amendment to the Stockholders Agreement is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Stockholders Agreement, a form of which is filed as Exhibit H to the Master Agreement and is incorporated by reference herein.

Waiver of Guaranteed Payment

The Master Agreement also provides for a waiver of the guaranteed payment payable to the holders of the Preferred Series A Subclass 0 Unit Accounts of BCH (the “Preferred A-0 Unit Accounts”) and the execution of a Waiver of Payment Agreement (herein so called) to be entered into by and among BHI and BCH, pursuant to which BHI, as the holder of the majority in interest of the Preferred A-0 Unit Accounts would waive the right to receive the Guaranteed Series A-0 Payment (as defined in the BCH LPA) until November 15, 2025; provided that any such Guaranteed Series A-0 Payment may be made prior to November 15, 2025 if the Audit Committee of the Board determines it would not be materially adverse to the Company’s “going concern” financial statement assessment. The Waiver of Payment Agreement would not be construed to release BCH from the obligation to accrue and pay the Guaranteed Series A-0 Payment upon expiration of the Waiver of Payment Agreement.

The foregoing description of the Waiver of Payment Agreement is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Waiver of Payment Agreement, a form of which is filed as Exhibit I to the Master Agreement and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On December 23, 2024, the Company issued a press release announcing the execution of the Master Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), except as expressly set forth in such filing.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1*	Master Agreement, dated December 22, 2024, by and among Beneficent, Beneficient Company Holdings, L.P., Beneficient Company Group, L.L.C., Beneficient Management Partners, L.P., and Beneficient Holdings, Inc.
99.1	Press Release of Beneficient issued December 23, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission (the “SEC”) or its staff upon request.

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this Current Report on Form 8-K are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report include, without limitation, statements related to the Transactions, including receipt of required approvals and satisfaction of other customary closing conditions, the Company’s liquidity transactions, and expectations of future plans, strategies and benefits of the Transactions. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others: the ultimate outcome of the Transactions; the Company’s ability to consummate the Transactions; the ability of the Company to satisfy the closing conditions set forth in the Master Agreement, including obtaining the requisite vote of securityholders; the Company’s ability to meet expectations regarding the timing and completion of the Transactions; and the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information and Where You Can Find It

This Current Report on Form 8-K may be deemed to be solicitation material in respect of a vote of stockholders to approve an amendment to the Company’s articles of incorporation to increase the authorized shares of Class B Common Stock of Beneficient and the issuance of securities pursuant to the Transactions. In connection with the requisite stockholder approval, the Company will file with the SEC a preliminary proxy statement and a definitive proxy statement, which will be sent to the stockholders of the Company, seeking such approvals related to the Transactions.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTIONS. Investors and security holders will be able to obtain a free copy of the proxy statement, as well as other relevant documents filed with the SEC containing information about the Company, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to Investor Relations, Beneficient at 325 North St. Paul Street, Suite 4850, Dallas, Texas 75201 or email investors@beneficient.com.

Participants in the Solicitation of Proxies in Connection with Transactions

The Company and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the requisite stockholder approvals under the rules of the SEC. Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K, which was filed with the SEC on July 9, 2024, and certain current reports on Form 8-K filed by the Company. Other information regarding the participants in the solicitation of proxies with respect to the transactions described herein and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Not an Offer of Securities

The information in this Current Report on Form 8-K is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. The securities that are the subject of the transactions described herein have not been registered under the Securities Act, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer

Dated: December 23, 2024

Exhibit 10.1

Execution Version

MASTER AGREEMENT

This Master Agreement (this “Agreement”) is made as of December 22, 2024 (the “Effective Date”) by and among Beneficient, a Nevada corporation (the “Company”), Beneficient Company Holdings, L.P., a Delaware limited partnership (“BCH”), Beneficient Company Group, L.L.C., a Delaware limited liability company and the sole general partner of BCH (“BCH GP”), Beneficient Management Partners, L.P., a Delaware limited partnership (“BMP”) and Beneficient Holdings, Inc, a Delaware corporation (“BHI”) owned and controlled by the Company’s CEO and Chairman of its board of directors (the “Board”). The Company, BCH GP, BCH, and BHI (each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Parties desire to effect the transactions (collectively, the “Transaction”) contemplated under this Agreement in order to, among other items, indirectly share the liquidation preference of the holders of the preferred equity of BCH with the holders of the Company’s Class A common stock (“Class A Common Stock”) by making special allocations of BCH’s profit and losses (and items thereof), deliver value to certain of the Company’s and its subsidiaries’ customers (each a “Customer” and collectively, the “Customers” and the initial Customers, the “Lead Customers”), mitigate the risk of potential claims by Customers, provide support to the Company’s Class A Common Stock price, facilitate execution of the Company’s business plan, and build market confidence (the “Transaction Objectives”) on the terms and conditions as set forth hereunder; and

WHEREAS, in order to effectuate the Transaction Objectives, on June 18, 2024, the Products and Related Party Transactions Committee of the Board approved and recommended that the Board approve the Transaction and on June 19, 2024, the Board approved the Transaction.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. The Transaction. In order to effect the Transaction, the Parties agree that each of the documents and agreements set forth in this Section 1 (the “Transaction Documents”) shall be entered into by the respective Parties and, subject to the execution thereof by the other parties thereto, shall be effective as of the Closing Date (defined below). The closing of the Transaction shall occur on the date each of conditions for closing set forth in Section 2 are satisfied (such date, the “Closing Date”).

(a) BCH LPA. The limited partnership agreement of BCH shall be amended and restated substantially in the form set forth on Exhibit A attached hereto (as amended, the “BCH LPA”) to incorporate certain agreed upon amendments thereto. In connection with entering into the BCH LPA and other of the Transaction Documents, the holders of the Class B common stock of the Company (the “Class B Holders”) shall enter into the consent agreement substantially in the form set forth on Exhibit B attached hereto (the “Class B Holders Consent Agreement”) and BMP shall enter into the consent agreement substantially in the form set forth on Exhibit C attached hereto (the “BMP Consent Agreement”).

(b) Articles of Incorporation. The Articles of Incorporation of the Company shall be amended and restated substantially to increase the number of authorized shares of Class B common stock of the Company to 372,143,729 (the “Class B Common Stock”).

1

(c) Compensation Policy. The Compensation Policy of the Company, effective as of June 7, 2023, shall be amended and restated substantially in the form set forth on Exhibit D attached hereto (as amended, the “Compensation Policy”) to incorporate certain agreed upon amendments thereto.

(d) FLP 1 Account Letter Agreement. The letter agreement substantially in the form set forth on Exhibit E attached hereto shall be entered into by the parties set forth on the signature page thereto reflecting certain agreements relating to BHI’s interest in the Subclass 1 FLP Unit Accounts of BCH (the “FLP 1 Account Letter Agreement”).

(e) Subscription Agreements. Subscription agreements with Customers that elect to participate, with respect to the Lead Customers, substantially in the form set forth on Exhibit F attached hereto and with respect to each other Customer, substantially in the form set forth on Exhibit G attached hereto, shall be entered into by the respective Parties and other parties set forth on the signature page thereto providing for the issuance of Subclass 4 FLP Unit Accounts and associated terms and conditions (each a “Subscription Agreement”).

(f) Stockholders Agreement. The Stockholders Agreement by and among the Company, BHI and others dated June 7, 2023, shall be amended and restated substantially in the form set forth on Exhibit H attached hereto shall be entered into by the respective Parties and other parties set forth on the signature page thereto providing for certain clarifications (as amended, the “Stockholders Agreement”).

(g) Waiver of Guaranteed Payment. The Waiver of Payment Agreement substantially in the form set forth on Exhibit I attached hereto shall be entered into by the holders of a majority of the Preferred Series A Subclass 0 Unit Accounts of BCH, including the applicable Parties hereto, waiving the right to receive certain guaranteed payments until November 15, 2025 as provided in such Waiver of Payment Agreement.

2. Conditions to Closing the Transactions. The consummation of the Transaction shall be conditioned upon each of the following:

(a) Transaction Documents. Execution and delivery of each of the Transaction Documents enumerated in Section 1 and consummation of the transactions contemplated therein upon satisfaction or waiver of the conditions for closing as set forth therein.

(b) Stockholder Approval. Approval of the stockholders of the Company (i) with respect to increasing the number of authorized shares of Class B Common Stock, and (ii) as may be required for the consummation of the Transaction pursuant to The Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5635.

(c) Partner Approval. Approval of the partners of BCH as necessary with respect to the Transaction and the Transaction Documents (the stockholder approval and partner approval are collectively referred to as the “Required Approval”).

(d) Nasdaq Stock Market Listing. The Company shall have filed a Listing of Additional Shares Notification Form with Nasdaq with respect to (i) the additional shares of Class A Common Stock issuable with respect to the Subclass 4 FLP Unit Accounts and (ii) the additional shares of Class B Common Stock issuable pursuant to the Transaction and Nasdaq shall not have objected to such issuances (the “Nasdaq Listing”).

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3. Taxes; Fees. Each Party shall bear its own taxes and the fees, costs and expenses of their respective, financial and other advisors arising in connection with the Transactions; provided that the Company shall pay BHI’s legal expenses reasonably incurred in connection with the Transaction.

4. Representations and Warranties of the Company, BCH GP, and BCH (the “Company Parties”) each hereby represent and warrant to BHI, jointly and severally, that:

(a) Organization and Good Standing. Each of the Company Parties has been duly organized and is validly existing and in good standing under the laws of the state in which it is organized and has the requisite power to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.

(b) Power and Authority. Each of the Company Parties has all requisite power and authority to execute and deliver this Agreement and, subject to obtaining the Required Approvals and the Nasdaq Listing, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly and validly authorized and approved. The execution, delivery and, subject to obtaining the Required Approvals, the performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Parties, and no other proceeding on the part of the Company Parties is necessary to authorize this Agreement or the Company Parties’ performance hereunder. This Agreement has been duly and validly executed and delivered by the Company Parties and, assuming due authorization and execution by BHI, this Agreement constitutes a legal, valid and binding obligation of each of the Company Parties, enforceable against each of the Company Parties in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (ii) as to enforceability, to general principles of equity.

(c) No Conflicts. Subject to obtaining the Required Approvals and the Nasdaq Listing, the execution, delivery and performance of this Agreement by each of the Company Parties and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of, or result in any breach of the organizational documents of such Company Party, (ii) conflict with or result in any violation of any provision of any law of any governmental authority applicable to any of the Company Parties, or any of their respective subsidiaries, or any of their respective properties or assets, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), or time of payment payable pursuant to, any of the terms, conditions or provisions of any contract, agreement, or instrument of any of the Company Parties, or any of their respective subsidiaries or (iv) result in the creation of any lien, charge, encumbrance or security interest upon any of the properties, equity interests or assets of any of the Company Parties, or any of their respective subsidiaries, except (in the case of clauses (ii), (iii), or (iv) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate have a material adverse effect on the Company Parties and their respective subsidiaries as a whole or on the performance of this Agreement.

(d) No Consents. Subject to obtaining the Required Approvals, the Nasdaq Listing and the filing of the A&R Articles of Incorporation, no consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or notice, approval, consent waiver or authorization from any third party is required on the part of any Company Party with respect to their respective execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, authorization, designation, declaration, waiver or filing, the absence of which would not have a material adverse effect on the Company Parties and their respective subsidiaries as a whole or on the performance of this Agreement.

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BHI acknowledges and agrees that, expect for the representations and warranties expressly set forth in Section 4 of this Agreement, none of the Company Parties or any other person makes, and no such person has made, any representation or warranty whatsoever, express or implied, whether written or oral, at law or in equity. BHI specifically disclaims that it is relying upon or has relied upon any representations or warranties or other statements or information, including as to the accuracy or completeness thereof, that may have been made or provided by any person or otherwise occurred.

5. Representations and Warranties of BHI. BHI hereby represents and warrants to each of the Company Parties that:

(a) Organization and Good Standing. BHI has been duly organized and is validly existing and in good standing under the laws of State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.

(b) Power and Authority. BHI has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by BHI, and no other proceeding on the part of BHI is necessary to authorize this Agreement or BHI’s performance hereunder. This Agreement has been duly and validly executed and delivered by BHI; and, assuming due authorization and execution by the Company Parties, this Agreement constitutes a legal, valid and binding obligation of BHI, enforceable against BHI in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally, and (ii) as to enforceability, to general principles of equity.

(c) No Conflicts. The execution, delivery and performance of this Agreement by BHI and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of, or result in any breach of the organizational documents of BHI, (ii) conflict with or result in any violation of any provision of any law applicable to BHI, or any of its properties or assets, (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), or time of payment payable pursuant to, any of the terms, conditions or provisions of any contract, agreement, or instrument of BHI or (iv) result in the creation of any lien, charge, encumbrance or security interest upon any of the properties, equity interests or assets of BHI, except (in the case of clauses (ii), (iii), or (iv) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate have a material adverse effect on BHI as a whole or on the performance of this Agreement.

(d) No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or notice, approval, consent waiver or authorization from any third party is required on the part of BHI with respect to BHI’s execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for any consent, approval, authorization, designation, declaration, waiver or filing, the absence of which would not have a material adverse effect on BHI as a whole or on the performance of this Agreement.

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6. Miscellaneous.

(a) Amendment. No amendment or modification of any of the terms or conditions of this Agreement shall be effective unless signed by each of the Parties hereto.

(b) Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 6(b)):

If to a Company Party:

Beneficient.

325 N. Saint Paul Street, Suite 4850

Dallas TX 75201

Attention: David Rost, General Counsel

Electronic Mail: David.rost@beneficient.com

If to BHI:

Beneficient Holdings, Inc.

C/O Baker Botts, LLP

2001 Ross Avenue, Suite 900

Dallas, Texas 75287

Attention: Steve Marcus

Electronic Mail: steve.marcus@bakerbotts.com

(c) Further Action. The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the Parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

(e) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(f) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition. No waiver shall be effective unless signed by the Party against which such waiver is sought to be enforced.

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(g) Governing Law; Consent to Jurisdiction. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada, without regard to its rules of conflict of laws that would dictate otherwise. In the event of any legal action to enforce or interpret this Agreement, the sole and exclusive venue shall be in a court of competent jurisdiction in Dallas County, Texas.

(h) WAIVER OF RIGHT TO JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 6(h) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6(h) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

(i) Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6(i).

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

COMPANY

Beneficient

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	General Counsel

BCH GP

Beneficient Company Group, L.L.C.

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	Authorized Signatory

BCH

Beneficient Company Holdings, L.P.

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	Authorized Signatory

BHI

Beneficient Holdings, Inc.

By:	/s/ Bradley K. Heppner
Name:	Bradley K. Heppner
Title:	Authorized Signatory

Signature Page to Master Agreement

EXHIBIT A

BCH LPA

TENTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BENEFICIENT COMPANY HOLDINGS, L.P.

Effective as of [                  ], 2025

THE PARTNERSHIP UNITS OF BENEFICIENT COMPANY HOLDINGS, L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS TENTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS; THIS LIMITED PARTNERSHIP AGREEMENT; AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE GENERAL PARTNER AND THE APPLICABLE LIMITED PARTNER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

ANNEXES:

Annex A	Form of Joinder Agreement

EXHIBITS:

Exhibit A	Exchange Fund Portfolio Interests

Exhibit B	ExchangeTrust Transactions

Exhibit C	FLP 4 Percentage Interests

TENTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
BENEFICIENT COMPANY HOLDINGS, L.P.

This TENTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Beneficient Company Holdings, L.P. (the “Partnership”) is made effective as of the [___] day of [_______], 2025 (the “Effective Date”), by and among Beneficient Company Group, L.L.C., a limited liability company formed under the laws of the State of Delaware, as general partner, and the Limited Partners of the Partnership. Capitalized terms used and not otherwise defined have the meanings set forth in Section 1.01.

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act, by the filing of a Certificate of Limited Partnership (the “Certificate”) with the Office of the Secretary of State of the State of Delaware and the execution of the Limited Partnership Agreement of the Partnership dated as of May 14, 2010, which Limited Partnership Agreement was (i) initially amended and restated pursuant to that certain Amended and Restated Limited Partnership Agreement of the Partnership dated as of September 1, 2017, (ii) subsequently amended and restated pursuant to that certain Second Amended and Restated Limited Partnership Agreement of the Partnership dated as of December 27, 2018, (iii) further amended and restated pursuant to that certain Third Amended and Restated Limited Partnership Agreement of the Partnership dated as of February 1, 2019; (iv) further amended and restated pursuant to that certain Fourth Amended and Restated Limited Partnership Agreement of the Partnership dated as of April 26, 2019, as amended by that First Amendment effective as of April 26, 2019; (v) further amended and restated pursuant to that certain Fifth Amended and Restated Limited Partnership Agreement of the Partnership dated as of July 15, 2020, (vi) further amended and restated pursuant to that certain Sixth Amended and Restated Limited Partnership Agreement of the Partnership dated as of March 31, 2021, (vii) further amended and restated pursuant to that certain Seventh Amended and Restated Limited Partnership Agreement of the Partnership dated as of November 12, 2021, (viii) further amended and restated pursuant to that certain Eighth Amended and Restated Limited Partnership Agreement of the Partnership dated as of June 7, 2023, (ix) further amended and restated pursuant to that certain Ninth Amended and Restated Limited Partnership Agreement of the Partnership dated as of April 18, 2024, and further amended pursuant to that certain First Amendment to the Ninth Amended and Restated Partnership Agreement of the Partnership dated as of September 30, 2024 (the “Existing Agreement”); and

WHEREAS, the parties hereto desire to enter into this Tenth Amended and Restated Limited Partnership Agreement of the Partnership to amend the Existing Agreement to, among other things, (i) provide for a new series of Units and (ii) amend certain other provisions as currently set forth in the Existing Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Existing Agreement in its entirety to read as follows:

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Article I.

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time.

“Additional Credit Amount” has the meaning set forth in Section 4.03(c).

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted: (a) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (b) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternative Asset Financing Portfolio” means the portfolio of illiquid financial and alternative assets, including investments in private equity funds, mezzanine funds, venture capital funds, private real estate, gated hedge funds, life settlements and other similar financial and alternative assets, to be loaned against or acquired by the Partnership or its Subsidiaries in the ordinary course of the Partnership’s trust products and services business.

“Amended Tax Amount” has the meaning set forth in Section 4.03(c).

“Annual Conversion Amount” means, with respect to any holder, an amount, determined as of such measurement period, equal to (a) the Sub-Capital Account attributable to the Preferred Series A Unit Accounts held by such holder as of January 1, 2025, multiplied by (b) the Annual Factor, minus (c) the aggregate amount of such holder’s Sub-Capital Account attributable to any Preferred Series A Unit Accounts previously converted pursuant to Section 7.08. The Annual Conversion Amount shall not be applicable to, nor include the amount of, any Exempted Conversion.

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“Annual Factor” means (a) 20%, if the Annual Conversion Amount is being calculated for calendar year 2025; (b) 40%, if the Annual Conversion Amount is being calculated for calendar year 2026; (c) 60%, if the Annual Conversion Amount is being calculated for calendar year 2027; (d) 80%, if the Annual Conversion Amount is being calculated for calendar year 2028; or (e) 100%, if the Annual Conversion Amount is being calculated for calendar year 2029 or thereafter; provided, that if the Preferred Series A Subclass 1 Unit Conversion Price is equal to or greater than $1,440.00 on December 31 of any such calendar year, then the Annual Factor for the Preferred Series A Subclass 1 Unit Account shall be 100% on and following such date.

“Applicable Tangible Book Value Per Share” means an amount equal to (a) two (2) multiplied by the (b) the quotient determined by dividing (i) the total value of the tangible assets of the Partnership and its consolidated Subsidiaries, net of any liabilities, by (ii) the total number of the Class A Units outstanding, with the foregoing calculation to be determined as of the most recently completed Fiscal Quarter and provided by the Issuer to the holders of Subclass 4 FLP Accounts.

“Assignee” has the meaning set forth in Section 8.05.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including the rate of taxes under Section 1411 of the Code) for a Fiscal Year prescribed for an individual resident in New York, New York (taking into account (a) the non-deductibility of expenses subject to the limitations described in Sections 67 and 68 of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its reasonable discretion, deems reasonably necessary or advisable to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations and for anticipated debts, liabilities and obligations of the Partnership, in each case, which shall be consistent with the previously approved annual budget of the Partnership, if any.

“Available Redeeming Cash” for purposes of Section 7.09, shall be an amount equal to no less than 50% of the Partnership’s distributable cash flow, calculated quarterly, derived from cash flows from operations, plus cash inflows from financings less Tax Distributions required to be made pursuant to Section 4.03.

“Base Rate” means the SOFR Rate plus 0.5% (2.00% per annum).

“BCG” means The Beneficient Company Group, L.P., a Delaware limited partnership.

“Ben LLC” means Beneficient Company Group, L.L.C., a Delaware limited liability company.

“Ben LLC Class A Unit” means the Class A Units of Ben LLC.

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“BEN UBTI Blockers” means Ben Markets Corporate Holdings, L.L.C.; Beneficient Capital Holdings, L.L.C.; Beneficient Corporate Holdings, L.L.C.; and any future direct or indirect Subsidiary of the Partnership established as a corporation for U.S. federal income tax purposes to result in no incurrence of UBTI at the Partnership or the Issuer, as applicable, as reasonably determined by the General Partner.

“BMP Participants” means each employee of the Issuer and/or its Subsidiaries that holds an interest in Beneficient Management Partners, L.P.

“Book Difference Allocation Amount” means, at any time, a dollar amount equal to the product of (1) the difference between (a) the quotient of a fraction, the numerator of which is (i) the product of (A) the difference between (I) the amount of the aggregate number of all outstanding Class A Units and Class S Units (assuming all Class S Preferred Units have converted to Class S Ordinary Units) immediately after any transaction giving rise to an upward adjustment to Carrying Value and immediately before an issuance under Section 7.04(a); less (II) the aggregate number of Class S Units previously issued under Section 7.04(a); multiplied by (B) 15%; and the denominator of which is (ii) 85%; less (b) the aggregate number of Class S Units previously issued under Section 7.04(a); multiplied by (2) the price of Class A Common Stock at the time of the transaction giving rise to the upward Carrying Value Adjustment.

“Business Combination Agreement” means that certain Business Combination Agreement dated as of September 21, 2022, by and among Beneficient Merger Sub I, Inc., Beneficient Merger Sub II, Inc., The Beneficient Company Group, L.P., and Avalon Acquisition, Inc., as amended from time to time.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.02(a).

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject to or was contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f) (including the issuance of a Noncompensatory Option), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Partnership interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Partnership interest is relinquished to the Partnership; (d) the date of any adjustment to carrying value under the agreement of limited partnership of the General Partner; or (e) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b) (c), (d) and (e) above shall not be made if the General Partner, in its reasonable discretion, decides such changes are not necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. For the avoidance of doubt, adjustments to the Carrying Value, as defined here, of any assets held directly or indirectly by the Partnership (including interests in, or assets held through, Subsidiaries treated as corporations for U.S. federal income tax purposes) shall be made in a manner reasonably determined by the General Partner in its reasonable discretion to reflect the overall allocations among the Partnership and its Subsidiaries. In the event of the issuance of Units pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Unit differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Unit shall be adjusted upward or downward to reflect any unrealized gain or unrealized loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Units for a de minimis amount of cash or contributed property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership interest, or in the event of an issuance of a de minimis amount of Partnership interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a revaluation event described in this definition of Carrying Value, a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such unrealized gain or unrealized loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership interests (or, in the case of a revaluation event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Units acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such reasonable method of valuation as it may adopt. Notwithstanding anything herein to the contrary, no adjustments to Carrying Value shall be made as a result of any of the transactions described in the Master Agreement or as a result of the amendments made to this Agreement in connection with such transactions.

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“Catch-Up Account” means a Sub-Capital Account of the holders of Class A Units and the holders of Designated Class S Ordinary Units, starting with a beginning balance of $0 and adjusted as provided in this Agreement.

“Certificate” has the meaning set forth in the recitals of this Agreement.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time by the General Partner in its reasonable discretion pursuant to the provisions of this Agreement. As of the date of this Agreement, the only Classes are the Class A Units, the Class S Units, the FLP Unit Accounts and the Preferred Series Unit Accounts. Subclasses within a Class shall not be separate Classes for purposes of this Agreement or the Act.

For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the General Partner in accordance with this Agreement, shall be deemed to be a class of limited partner interests in the Partnership. For the avoidance of doubt, to the extent that the General Partner holds limited partner interests of any Class, the General Partner shall not be deemed to hold a separate Class of such interests from any other Limited Partner because it is the General Partner.

“Class A Common Stock” means the Class A common stock, par value $0.001, of the Issuer.

“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class B Common Stock” means the Class B common stock, par value $0.001, of the Issuer.

“Class S Issuance Date” means, with respect to Class S Units issuable pursuant to Section 7.04(a), the 10th business day of the month following the Measurement Date and, with respect to Class S Units issuable pursuant to Section 7.04(b), (c) or (d), the date the Issuer files its quarterly or annual report with the Securities and Exchange Commission (“SEC”), as applicable, with respect to the period ended on such Measurement Date, but in no event more than 105 days following such Measurement Date.

“Class S Ordinary Units” means Units of partnership interest in the Partnership designated as the “Class S Ordinary Units” herein and having the rights pertaining thereto as are set forth in this Agreement and convertible into Class A Common Stock in accordance with an applicable Exchange Agreement and Section 7.06.

“Class S Preferred Units” means Units of partnership interest in the Partnership designated as the “Class S Preferred Units” herein and having the rights pertaining thereto as are set forth in this Agreement and convertible into Class S Ordinary Units in accordance with Section 7.05.

“Class S Units” means the Class S Ordinary Units and the Class S Preferred Units.

“Closing NAV” means the aggregate net asset value of the alternative assets acquired by the Customer ExAlt Trusts in connection with closing ExchangeTrust Transactions as determined with respect to each alternative asset at the time of closing the associated ExchangeTrust Transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the Class A Common Stock and the Class B Common Stock of the Issuer.

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“Compensation Policy” means that certain compensation policy adopted by the Issuer on June 7, 2023, as amended and restated on [_______ __, 2025] and from time to time thereafter.

“Conditional Payment” has the meaning set forth in Section 7.08(d).

“Consenting Party” has the meaning set forth in Section 11.10(a).

“Contingencies” has the meaning set forth in Section 9.03(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conversion Amount” has the meaning set forth in Section 7.08(b).

“CPI-U” means the seasonally adjusted Consumer Price Index for All Urban Consumers published by the U.S. Bureau of Labor Statistics.

“Credit Amount” has the meaning set forth in Section 4.03(c).

“Creditable Non-U.S. Tax” means a non-U.S. tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A non-U.S. tax is a Creditable Non-U.S. Tax for these purposes without regard to whether a Partner receiving an allocation of such non-U.S. tax elects to claim a credit for such amount. This definition is intended to be consistent with the term “creditable foreign tax” in Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.

“Customer ExAlt Trusts” means the trusts established in connection with ExchangeTrust Transactions that directly or indirectly hold the alternative assets acquired in such transactions.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal of such former General Partner pursuant to Section 8.06.

“Designated Amount” shall mean the amount designated as such on Exhibit C attached hereto.

“Designated Class S Ordinary Units” shall be those certain Class S Ordinary Units issued and outstanding as of any applicable date, excluding those Class S Ordinary Units issued in connection with any allocations to (a) holders of Subclass 1 FLP Unit Account and Subclass 2 FLP Unit Account, and (b) holders of Subclass 4 FLP Unit Account, other than the Issuer. 66,151 Designated Class S Ordinary Units are issued and outstanding as of the Effective Date.

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“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Dispute” has the meaning set forth in Section 11.10(a).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Securities” means (a) Units or other equity interests in the Partnership (including Class A Units, Class S Units, Preferred Series Unit Accounts and FLP Unit Accounts or other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership), (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“ExAlt Plan” means the proprietary finance and trust structure pursuant to which the Partnership and its Subsidiaries provide liquidity products to their customers in the ordinary course of the Partnership’s trust products and services business.

“Excess” has the meaning set forth in Section 7.04(b)(iv).

“Excess EBITDA Margin” means the lesser of (i) 50% of the total GAAP revenue of the Partnership or a Subsidiary of the Partnership (without duplication), excluding Net Financing Revenue and any income allocation associated with a Subsidiary that is (A) taxable as a corporation for U.S. federal income tax purposes, or (B) a trust that is a consolidated subsidiary for financial reporting purposes including, without limitation, a “custody trust,” “collective trust,” “liquid trust” and “funding trust,” and (ii) an amount of total GAAP revenue that will cause the Profit Margin to equal 20%, treating amounts included as Excess EBITDA Margin as an expense in calculating such Profit Margin.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means one or more exchange agreements providing for the exchange of the Partnership’s partnership units or other securities issued by partners, members or other equity holders, as applicable, of the General Partner, the Partnership and any of their Subsidiaries for Class A Common Stock (in lieu of common units following the statutory conversion of BCG into the Issuer), or the distribution of cash in lieu of Class A Common Stock.

“Exchange Transaction” means an exchange of Units or other securities for Class A Common Stock (in lieu of common units following the statutory conversion of BCG into the Issuer) or cash pursuant to, and in accordance with, an applicable Exchange Agreement or, if the Issuer and the exchanging Limited Partner shall mutually agree, a Transfer of Units to the Issuer, the Partnership or any of their Subsidiaries for other consideration.

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“ExchangeTrust Transactions” means one or more ExAlt Plan liquidity and primary capital transactions with an aggregate Closing NAV up to $5 billion, including those transactions set forth on Exhibit B attached hereto and such transactions that are entered into on or after the Effective Date and set forth on Exhibit B as updated by the General Partner at least each Fiscal Quarter and immediately prior to any distribution pursuant to Section 4.07.

“Excluded Amounts” means amounts allocated pursuant to Section 5.04(c).

“Executive Committee” means the Executive Committee of the Board of Directors of the Issuer constituted in accordance with the governing documents of Issuer or, in the event there is no such Executive Committee, a committee composed of those members (or the duly appointed successors of those members) who served on the Executive Committee immediately before the Executive Committee ceased to exist.

“Exempted Conversion” has the meaning set forth in Section 7.08(d).

“Existing Agreement” has the meaning set forth in the recitals of this Agreement.

“Final Tax Amount” has the meaning set forth in Section 4.03(c).

“Fiscal Quarter” means, as applicable, a three-month period commencing on January 1, April 1, July 1 or October 1.

“Fiscal Year” means, unless otherwise determined by the General Partner in its reasonable discretion in accordance with Section 11.12, the twelve-month period commencing on April 1 and ending on March 31.

“5-Day VWAP” means, as of any date, the average closing price of a share of Class A Common Stock as reported on the exchange on which the Class A Common Stock is traded for the five (5) day period ended immediately prior to such date, or if the Class A Common Stock is not listed on a national securities exchange, then the average closing price of a share of Common Stock as quoted on the automated quotation system on which the Class A Common Stock is quoted (including applicable tiers of the over-the-counter market maintained by the OTC Market Group, Inc.) for the five (5) day period ended immediately prior to such date.

“FLP 1 Account Letter Agreement” means that certain letter agreement by and between Beneficient Holdings, Inc., the Issuer, and the Partnership entered into [_____ __, 2025].

“FLP 2 Accrued S Units” has the meaning set forth in Section 7.04.

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“FLP 4 Accrued S Units” has the meaning set forth in Section 7.04(a).

“FLP 4 Issuance Limitations” has the meaning set forth in Section 7.04(a).

“FLP 4 Percentage Interest” means, with respect to each holder of the Subclass 4 FLP Unit Accounts, the percentage set forth opposite such holder’s name on Exhibit C.

“FLP Unit Account” means an account having the rights and obligations specified in this Agreement and convertible into Class S Units in accordance with Section 7.04. References to “FLP Unit Accounts” include Subclass 1, Subclass 2, Subclass 3 and Subclass 4 FLP Unit Accounts. For the avoidance of doubt, FLP Unit Accounts are not Class A Units, Class S Units or Preferred Series Unit Accounts.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means Beneficient Company Group, L.L.C., a limited liability company formed under the laws of the State of Delaware, or any additional and/or successor general partner admitted to the Partnership in accordance with the terms of this Agreement, acting in its capacity as a general partner of the Partnership.

“GP LLC Agreement” means the Limited Liability Agreement of the General Partner, as such agreement may be amended, supplemented or restated from time to time.

“GP Triggering Event” has the meaning set forth in Section 9.02.

“Guaranteed Series A-0 Payment” has the meaning set forth in Section 4.08.

“Hypothetical Class S Preferred Opening Capital Account Balance” means the Hypothetical Class S Preferred Opening Capital Account Balance as determined in accordance with the Partnership’s previous partnership agreements, as amended and restated, associated with a holder’s Class S Preferred Units as of June 7, 2023 increased (a) for the period from and after June 7, 2023 through December 31, 2024, the balance of the Sub-Capital Account associated with a holder’s Class S Preferred Units as of the first day of a particular Fiscal Quarter, calculated on a compounded basis as if such Class S Preferred Units had been increased by any amounts actually allocated pursuant Section 5.04(a)(vi), in each case, after making appropriate adjustments for any redemptions, conversions and distributions and excluding any allocations of Loss; and, (b) for the period from and after January 1, 2025, the balance of the Sub-Capital Account associated with a holder’s Class S Preferred Units as of the first day of a particular Fiscal Quarter, calculated on a compounded basis as if such Class S Preferred Units had been increased by an amount equal to the Quarterly Class S Preferred Return for all previous Fiscal Quarters from and after January 1, 2025, after making appropriate adjustments for any redemptions, conversions and distributions and excluding any allocations of Profit or Loss; provided, however, that, in each case, in the event that any Class S Preferred Unit is to be converted or redeemed on a date that is not the first day of a Fiscal Quarter, then such applicable Hypothetical Class S Preferred Opening Capital Account Balance shall be determined as of such date, taking into account the proportionate Quarterly Class S Preferred Return for such period.

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“Hypothetical Preferred Opening Capital Account Balance” means the Hypothetical Preferred Opening Capital Account Balance as determined in accordance with the Partnership’s previous partnership agreements, as amended and restated, associated with a holder’s Preferred Series Unit Account as of June 7, 2023 increased by in the case of each of the Preferred Series A Subclass 1 Unit Accounts (i) for the period from and after June 7, 2023 through December 31, 2024, the balance of the Sub-Capital Account associated with a holder’s Preferred Series A Subclass 1 Unit Account as of the first day of a particular Fiscal Year or Fiscal Quarter, as applicable, calculated on a compounded basis as if such Preferred Series A Subclass 1 Unit Account had been increased by amounts actually allocated pursuant to Section 5.04(a)(iv), in each case, after making appropriate adjustments for any redemptions, conversions and distributions (including, for clarity, any distribution pursuant to Section 4.01) and excluding any allocations of Loss, and (ii) for the period from and after January 1, 2025, the balance of the Sub-Capital Account associated with a holder’s Preferred Series A Subclass 1 Unit Account as of the first day of a particular Fiscal Year or Fiscal Quarter, as applicable, calculated on a compounded basis as if such Preferred Series A Subclass 1 Unit Account has been increased by the applicable Quarterly Preferred Series A Return for all previous Fiscal Quarters from and after January 1, 2025, in each case after making appropriate adjustments for any redemptions, conversions and distributions (including, for clarity, any distribution pursuant to Section 4.01) and excluding any allocations of Profit or Loss; provided, that, in each case, in the event that any Preferred Series A Subclass 1 Unit Account is to be converted or redeemed on a date that is not the first day of a Fiscal Year or Fiscal Quarter, as applicable, then the Hypothetical Preferred Opening Capital Account Balance shall be determined as of such date, taking into account the proportionate amounts allocated pursuant to Section 5.04(a)(iv) or Quarterly Preferred Series A Return, as applicable, for such period, in each case after making appropriate adjustments for any redemptions, conversions and distributions (including, for clarity, any distribution pursuant to Section 4.01) and excluding, as applicable pursuant to clauses (a) and (b) above, any allocations of Profit or Loss. In the event of any Transfer of part or all of a Preferred Series A Subclass 1 Unit Account, (1) the transferee shall succeed to only that portion of the Hypothetical Preferred Opening Capital Account Balance equal to the amount of the Capital Account transferred by the transferor (as specified in the agreement implementing the Transfer between the transferor and transferee) and (2) the transferee shall only be entitled to adjustments specified in clauses (i) and (ii) above arising after the date of the Transfer.  For the avoidance of doubt, the transferor shall retain all adjustments specified in clauses (i) and (ii) above (and similar adjustments under the Partnership’s previous partnership agreements) that arose prior to the date of the Transfer.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Indebtedness” means the long-term indebtedness of the Partnership and its Subsidiaries, on a consolidated basis, as set forth on the most recent quarterly or annual financial statements of the Partnership.

“Indemnitee” means (a) the General Partner (other than a Non-Issuer Substitute GP), (b) any current or former managing member of the General Partner, (c) any Departing General Partner and any current or former general partner or member of any Departing General Partner, (d) any additional or substitute General Partner, (e) any Person who is or was a tax matters partner (or partnership representative or designated individual), officer or director of the Partnership, the General Partner, any Departing General Partner or any additional or substitute General Partner or of the general partner of the General Partner or any Departing General Partner, (f) any Limited Partner, (g) any officer or director of the General Partner, any Departing General Partner or any additional or substitute General Partner who is or was serving at the request of the General Partner or any additional or substitute General Partner as an officer, director, employee, member, partner, tax matters partner (or partnership representative or designated individual), agent, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (h) any Person the General Partner in its reasonable discretion designates as an “Indemnitee” for purposes of this Agreement (which such designation may be made at any time, including after any liability arises) and (i) any heir, executor or administrator with respect to Persons named in clauses (a) through (h).

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“Inflation Adjustment Amount” means for a given holder of Units, as of any determination date, the percentage change, if positive, to the CPI-U from (a) the date of the last allocation of Profits to such holder to (b) such determination date.

“Initial Exempted Conversion Date” means the sixtieth (60th) day following the Effective Date.

“Issuer” means Beneficient, a corporation formed under the laws of the State of Nevada (or any successor thereto), as successor by way of statutory conversion of BCG.

“Issuable S Units” means the number of Class S Units that, without taking into consideration any limit under the Compensation Policy, would be issuable with respect to each Measurement Date under Section 7.04 to the holder of Subclass 2 FLP Unit Account for the benefit of BMP Participants in connection with each allocation to the Subclass 2 FLP Unit Account under Section 5.04(c) and Section 5.04(d)(ii) as of the Measurement Date.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership, and, for purposes of Section 8.01, Section 8.02, and Section 8.03, acting in their capacity as a limited partner of the Partnership.

“Liquidating Proceeds” has the meaning set forth in Section 9.03(b).

“Liquidation Agent” has the meaning set forth in Section 9.03.

“Master Agreement” means that certain Master Agreement made as of December 22, 2024 by and among the Issuer, the Partnership,the General Partner, Beneficient Management Partners, L.P. and Beneficient Holdings, Inc.

“Measurement Date” means the last day of each Fiscal Quarter.

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“Minimum Retained Earnings” means, at any time of measurement, an amount equal to (a) the sum of the Hypothetical Preferred Opening Capital Account Balances for all applicable Preferred Series Unit Accounts, plus (b) the sum of the Hypothetical Class S Preferred Opening Capital Account Balances for all then issued and outstanding Class S Preferred Units, plus (c) the sum of all capital contributions made by Class A Units, and plus (d) the aggregate amount of any Carrying Value adjustments related to such Classes of Units pursuant to Section 5.04(d) and Section 5.04(e).

“NAV” means the net asset value (calculated by the Partnership in accordance with its customary procedures) of the Partnership’s Alternative Asset Financing Portfolio, plus, without duplication, all cash held or controlled by the Partnership or its Affiliates (as of the date of determination).

“Net Financing Revenue” means the net Profits or Losses from any activities of the Partnership earned directly, or indirectly, as a result of any financing activities of the Partnership or its Subsidiaries (without duplication), and excluding, for the avoidance of doubt, any net Profits or Losses deriving from any other activities of the Partnership or its Subsidiaries, including, but not limited to, any fees or reimbursement of expenses in connection with trustee or custodial services or functions, or insurance or insurance-related operations (regardless of eliminations due to consolidation) and the net financing revenues attributable to the fund interests set out on Exhibit A attached hereto.

“Net Taxable Income” has the meaning set forth in Section 4.03(a).

“90-Day Average SOFR” means the most recent 90-Day Average Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the publication date most recently prior to each Fiscal Quarter.

“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Non-Issuer Substitute GP” means any Substitute GP that is not subject to control by the Board of Directors of the Issuer at a time when the majority of members thereof are appointed by the holders of the Class B Common Stock of the Issuer.

“Non-Issuer Substitute GP Duties” means the maximum fiduciary duties owed by a director of a Delaware corporation as recognized under Delaware law as of the Effective Date, including but not limited to the duties of loyalty, care, good faith, fair dealing, candor, and full disclosure, which duties shall not be limited or restricted in any manner by this Agreement or otherwise.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a Fiscal Year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that Fiscal Year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

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“Officer” means each Person designated in writing as an officer of the Partnership by the General Partner pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the General Partner appointing such Person as an officer of the Partnership or relating to such appointment.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partners” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Register” has the meaning set forth in Section 2.08.

“Partnership Sale” means, unless otherwise determined by the General Partner in its reasonable discretion, the sale, exchange, or other disposition, or sale of control, in one or more related transactions (transactions occurring within any 36-month period shall be deemed to be related unless determined otherwise by the General Partner in its reasonable discretion), of or over, (a) the Partnership, (b) 40% or more of the Partnership’s total assets (by value), or (c) assets of any direct or indirect Subsidiary of the Partnership; provided that such sale(s), exchange(s), or other disposition(s) represents more than 40% of the Partnership’s total assets (by value).

“Partnership Tax Audit Rules” means the provisions of Subchapter C of Chapter 63 of the Code, currently Code Section 6221 through 6241 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof).

“Payment Right” has the meaning set forth in Section 7.08(d).

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Preemptive Holder” has the meaning set forth in Section 7.10(a).

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“Preemptive Investor Portion” means, with respect to any Preemptive Holder, that proportion that the Class S Ordinary Units then held by such Preemptive Holder (including all Class S Ordinary Units then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of any other Equity Securities then held by such Preemptive Holder) bears to the total Class S Ordinary Units of the Partnership then outstanding (assuming full conversion and/or exercise, as applicable, of all other Equity Securities then outstanding).

“Preemptive Rights Notice” has the meaning set forth in Section 7.10(b).

“Preferred Series A Subclass 0 Non-Redeemable Unit Accounts” has the meaning set forth in Section 7.01(a).

“Preferred Series A Subclass 0 Redeemable Unit Accounts” has the meaning set forth in Section 7.01(a).

“Preferred Series A Subclass 0 Redeemable Unit Initial Amount” means, for each holder of Preferred Series A Subclass 0 Redeemable Unit Accounts, such holders’ initial opening Preferred Series A Subclass 0 Unit Account balance associated with such holder’s Preferred Series A Subclass 0 Redeemable Unit Accounts as specified in the Partnership’s records as of September 30, 2024.

“Preferred Series A Subclass 0 Unit Accounts” has the meaning set forth in Section 7.01(a).

“Preferred Series A Subclass 0 Unit Conversion Amount” has the meaning set forth in Section 7.08(a).

“Preferred Series A Subclass 0 Unit Conversion Price” means the average of (i) $840.00, as such amount may be adjusted pursuant to Section 7.01(c), and (ii) (x) if the Class A Common Stock is listed on a national securities exchange. the volume-weighted average closing price of a share of Class A Common Stock as reported on the exchange on which the Class A Common Stock is traded for the twenty (20) days immediately prior to the applicable Quarterly Exchange Date, or (y) if the Class A Common Stock is not listed on a national securities exchange, then the volume-weighted average closing price of a share of Class A Common Stock as quoted on the automated quotation system on which the Class A Common Stock is quoted (including applicable tiers of the over-the-counter market maintained by the OTC Market Group, Inc.) for the twenty (20) days immediately prior to the applicable Quarterly Exchange Date ; provided that, for the period from June 7, 2023 through December 31, 2027, the Preferred Series A Subclass 0 Unit Conversion Price as of any Quarterly Exchange Date shall not be less than $840.00, as such amount may be adjusted pursuant to Section 7.01(c).

“Preferred Series A Subclass 0 Unit Initial Amount” means, for each holder of Preferred Series A Subclass 0 Unit Accounts, such holders’ initial opening Preferred Series A Subclass 0 Unit Account balance as specified in the Partnership’s records as of June 8, 2023, for such holder (after giving effect to any conversions in connection with the consummation of the transactions contemplated by the Business Combination Agreement).

“Preferred Series A Subclass 0 Unit Quarterly Cap Amount” means, for each holder of Preferred Series A Subclass 0 Unit Accounts, twelve and one half percent (12.5%) of the Capital Account balance of such holders’ Preferred Series A Subclass 0 Initial Amount for any rolling twelve (12) month period.

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“Preferred Series A Subclass 1 Unit Accounts” has the meaning set forth in Section 7.01(a).

“Preferred Series A Subclass 1 Unit Conversion Amount” has the meaning set forth in Section 7.08(b).

“Preferred Series A Subclass 1 Unit Conversion Price” means the average closing price of a share of Class A Common Stock as reported on the exchange on which the Class A Common Stock is traded for the thirty (30) day period ended immediately prior to the applicable Quarterly Exchange Date, or if the Class A Common Stock is not listed on a national securities exchange, then the average closing price of a share of Common Stock as quoted on the automated quotation system on which the Class A Common Stock is quoted (including applicable tiers of the over-the-counter market maintained by the OTC Market Group, Inc.) for the thirty (30) day period ended immediately prior to the applicable Quarterly Exchange Date; provided that, other than with respect to any Exempted Conversion, for the period from June 7, 2023 through December 31, 2027, the Preferred Series A Subclass 1 Unit Conversion Price shall not be less than $840.00, as such amount may be adjusted pursuant to Section 7.01(c).

“Preferred Series A Unit Accounts” means the (a) Preferred Series A Subclass 0 Unit Accounts and (b) Preferred Series A Subclass 1 Unit Accounts.

“Preferred Series Unit Account” means an account representing an interest in the Partnership designated as a “Preferred Series Unit Account” herein and having the rights pertaining thereto as are set forth in this Agreement. For the avoidance of doubt, Preferred Series Unit Accounts are not Class A Units, Class S Units, or FLP Unit Accounts. Preferred Series Unit Accounts shall include Preferred Series A Subclass 0 Unit Accounts and Preferred Series A Subclass 1 Unit Accounts.

“Primary Indemnification” has the meaning set forth in Section 10.02(a).

“Pro Rata” means, unless otherwise provided in this Agreement, (a) when used with respect to each category of Units, or any class, accounts or series thereof, apportioned equally among all designated Units (or categories, classes or series thereof) or in accordance with Sub-Capital Account balances with respect to the Preferred Series Unit Accounts and FLP Unit Accounts, and, to the extent applicable, the General Partner interest, in accordance with their relative Total Percentage Interests and (b) when used with respect to Partners, apportioned among all Partners in accordance with their relative Total Percentage Interests. For the avoidance of doubt, Pro Rata apportionments under this Agreement are made without conversion of any outstanding Class S Preferred Units into Class S Ordinary Units.

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“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof (including, for the avoidance of doubt, with respect to the sale or other disposition of any Subsidiary of the Partnership or of assets used in the operation of the Partnership), determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (e) except for the items in clause (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Profit Margin” means the quotient of (i) the GAAP earnings before income, taxes, interest, depreciation and amortization (“EBITDA”) of the Partnership, including any direct or indirect Subsidiary (without duplication), divided by (ii) the total GAAP revenue of the Partnership, including any direct or indirect Subsidiary (without duplication), excluding any amount considered Net Financing Revenue related in calculating both clauses (i) and (ii) above.

“Quarterly Class S Preferred Rate” means the Base Rate; provided that the Quarterly Class S Preferred Rate shall be waived and shall not accrue during the period from June 7, 2023 until December 31, 2024, except to the extent any allocation of income is permitted under Section 5.04(a)(vi).

“Quarterly Class S Preferred Return” means for any given Fiscal Quarter (or portion thereof, for which a pro-rated Quarterly Class S Preferred Return shall apply), the amount equal to a Class S Preferred Unit holder’s Hypothetical Class S Preferred Opening Capital Account Balance, multiplied by the Quarterly Class S Preferred Rate.

“Quarterly Exchange Date” means, for each Fiscal Quarter following June 7, 2023, the date that is the later to occur of either: (i) the third business day after the date of an earnings release for the prior Fiscal Quarter; or (ii) the first day following the earnings release for the prior Fiscal Quarter that directors and executive officers of the Issuer are permitted to trade under the applicable policies of the Issuer relating to trading by directors and executive officers.

“Quarterly Preferred Series A Rate” means the Base Rate; provided, that the Quarterly Preferred Series A Rate shall be waived and shall not accrue during the period from June 7, 2023 until December 31, 2024, except to the extent of any allocation of income permitted under Section 5.04(a)(iv) in which event the holders of the Preferred Series A Subclass 1 Unit Accounts may request a distribution pursuant to Section 4.01 and, if such distribution is not requested, such amount shall be accrued for purposes of determining the Total Preferred Series A Return.

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“Quarterly Preferred Series A Return” means, with respect to Preferred Series A Subclass 1 Unit Accounts, for any given Fiscal Quarter (or portion thereof, for which a pro-rated Quarterly Preferred Series A Return shall apply), the product of (i) the amount equal to such Preferred Series A Subclass 1 Unit Account holder’s Hypothetical Preferred Opening Capital Account Balance, multiplied by (ii) the Quarterly Preferred Series A Rate.

“Sales Proceeds” has the meaning set forth in Section 4.07.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of a Limited Partner by virtue of its limited partner interest in the Partnership and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“SOFR Rate” means the 90-day Average SOFR divided by four.

“Sub-Capital Account” means a separate sub-account maintained with respect to a Partner’s Capital Account in accordance with Section 5.02.

“Subclass 1 FLP Unit Accounts” has the meaning set forth in Section 7.01(a).

“Subclass 2 FLP Unit Accounts” has the meaning set forth in Section 7.01(a).

“Subclass 3 FLP Unit Accounts” has the meaning set forth in Section 7.01(a).

“Subclass 4 FLP Unit Accounts” has the meaning set forth in Section 7.01(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person, at the date of determination, (i) is a general partner of such partnership, (ii) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (iii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (iii) otherwise controls such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under GAAP.

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“Substitute GP” has the meaning set forth in Section 9.02.

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.03(a).

“Tax Distributions” has the meaning set forth in Section 4.03(a).

“Tax Matters Partner” has the meaning set forth in Section 5.08(a).

“Total Class S Preferred Return” means the amount calculated by summing a Class S Preferred Unit holder’s Quarterly Class S Preferred Returns for each Fiscal Quarter.

“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units, or any class thereof, then owned by such Partner by the number of Units, or any class thereof, then owned by all Partners. For the avoidance of doubt, Total Percentage Interest is computed (i) with respect to any Preferred Series Unit Account, on an as converted basis, and (ii) without conversion of any outstanding Class S Preferred Units into Class S Ordinary Units.

“Total Preferred Series A Return” means the amount calculated by summing a Preferred Series A Unit Account holder’s Quarterly Preferred Series A Returns for each Fiscal Quarter; provided, that any Quarterly Preferred Series A Return that is not allocated pursuant to Section 5.04(a)(iv) during the period from June 7, 2023 through December 31, 2024 will not be included in the Total Preferred Series A Return.

“Trading Price” means, as of any date, (i) if the Class A Common Stock is listed on a national securities exchange, the closing price on such date of one share of Class A Common Stock, as reported on the primary exchange on which the shares of Class A Common Stock are traded, or (ii) if the Class A Common Stock is not listed on a national securities exchange, the closing price on such date as quoted on the automated quotation system on which the Class A Common Stock is quoted (including applicable tiers of the over-the-counter market maintained by OTC Market Group, Inc.).

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a permitted transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UBTI” means unrelated business taxable income or unrelated business debt financed income as defined in Sections 512 and 514 of the Code.

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“Unit Price” means, at all times after June 7, 2023, the Trading Price.

“Units” means the Class A Units, the Class S Units, the FLP Unit Accounts, the Preferred Series Unit Accounts and any other Class of Units or Unit Accounts that is established in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement, including, solely where applicable, the General Partner interest.

Article II.

FORMATION, TERM, PURPOSE AND POWERS

Section 2.01. Formation. The Partnership was formed as a limited partnership under the provisions of the Act by the filing on May 14, 2010 of the Certificate. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Partners.

Section 2.02. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Beneficient Company Holdings, L.P.,” and all Partnership business shall be conducted in that name or in such other names that comply with applicable Law as the General Partner in its reasonable discretion may select from time to time. Subject to the Act, the General Partner may change the name of the Partnership (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Partners.

Section 2.03. Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Partnership in accordance with Article IX. The existence of the Partnership shall continue until cancellation of the Certificate in the manner required by the Act.

Section 2.04. Offices. The Partnership may have offices at such places either within or outside the State of Delaware as the General Partner from time to time may select. As of the date hereof, the principal place of business and office of the Partnership is located at 325 N. St. Paul Street, Suite 4850, Dallas, Texas 75201.

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Section 2.05. Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a) The Partnership’s registered agent and registered office for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.

(b) The General Partner may take all action which may be necessary or appropriate (i) for the continuation of the Partnership’s valid existence as a limited partnership under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Partnership to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Partnership in accordance with the provisions of this Agreement and applicable Laws and regulations. The General Partner may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including certificates of limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners. The General Partner may cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Partnership to do business in any jurisdiction other than the State of Delaware.

Section 2.06. Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.

Section 2.07. Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, including, without limitation, the ownership and operation of the assets and other property contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

Section 2.08. Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership as a partner of the Partnership on the date hereof, by virtue of the execution of this Agreement, is admitted as a partner (general or limited, as applicable and noted in the books and records) of the Partnership. A list of the Partners of the Partnership reflecting their respective Capital Account balances (including Hypothetical Preferred Opening Capital Account Balances) as determined in accordance with this Agreement as of the date hereof is set forth in the books and records of the Partnership (the “Partnership Register”). The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.07 with respect to substitute Limited Partners, a Person may be admitted from time to time as a new Limited Partner upon the issuance of Units in accordance with this Agreement. Each new Limited Partner shall execute and deliver to the General Partner an appropriate supplement, substantially in the form attached hereto as Annex A, to this Agreement pursuant to which the new Limited Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time. A new General Partner or substitute General Partner may be admitted to the Partnership solely in accordance with Section 8.06 or Section 9.02(e). The General Partner shall amend the books and records of the Partnership, including the Partnership Register of the Partnership, to reflect any changes to the current Partners or Transfers made subsequent to this Agreement, in each case in accordance with this Agreement.

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Section 2.09. Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII or conversion of all their Units pursuant to an Exchange Transaction in accordance with this Agreement.

Section 2.10. Investment Representations of Partners. Each Partner hereby represents, warrants and acknowledges to the Partnership that: (a) such Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Partner.

Article III.

MANAGEMENT

Section 3.01. General Partner.

(a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to Officers or to others to act on behalf of the Partnership.

(b) Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to Officers of the Partnership), including, without limitation, the following powers:

(i) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(ii) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, Indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(iii) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

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(iv) to engage attorneys, consultants and accountants for the Partnership;

(v) to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(vi) to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

Section 3.02. Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

Section 3.03. Expenses. The Partnership shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Partnership. The Partnership shall also, in the reasonable discretion of the General Partner, bear and/or reimburse the General Partner for (a) any costs, fees or expenses incurred by the General Partner in connection with serving as the General Partner, (b) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates) and (c) all costs, fees or expenses owed directly or indirectly by the Partnership or the General Partner to the Issuer pursuant to their reimbursement obligations under, or which are otherwise allocated to the General Partner pursuant to, the GP LLC Agreement. To the extent that the General Partner determines in its reasonable discretion that such expenses are related to the business and affairs of the General Partner that are conducted through the Partnership and/or its Subsidiaries (including expenses that relate to the business and affairs of the Partnership and/or its Subsidiaries and that also relate to other activities of the General Partner), the General Partner may cause the Partnership to pay or bear all expenses of the General Partner, including, without limitation, compensation and meeting costs of any board of directors or similar body of the General Partner, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes, provided that the Partnership shall not pay or bear any income tax obligations of the General Partner. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 10.02.

Section 3.04. Officers. Subject to the direction and oversight of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by persons who may be designated in writing as Officers by the General Partner, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “chief risk officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman” or “vice president,” and as and to the extent authorized by the General Partner. The Officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its reasonable discretion, the General Partner may choose not to fill any office for any period as it may deem advisable. All Officers and other persons providing services to or for the benefit of the Partnership shall be subject to the supervision and direction of the General Partner and may be removed, with or without cause, from such office by the General Partner and the authority, duties or responsibilities of any employee, agent or officer of the Partnership may be suspended by the General Partner from time to time, in each case in the reasonable discretion of the General Partner. The General Partner shall not cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder. No Officer of the Partnership, in its capacity as such, shall be considered a general partner of the Partnership by agreement, as a result of the performance of its duties hereunder or otherwise. Notwithstanding anything set forth herein or in any previous delegation to an Officer of the Partnership, all powers granted to the Board of Directors of the Issuer pursuant to the GP LLC Agreement relating to the Partnership or specifically granted to the General Partner under this Agreement are hereby specifically delegated to and retained by the General Partner in its reasonable discretion and shall not be, and are not, delegated to any Officer. Notwithstanding anything set forth herein or in any previous delegation to an Officer of the Partnership, no Officer may make any decisions for, or bind the Partnership unless such Officer has been specifically delegated such authority in writing by the General Partner.

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Section 3.05. Additional Subsidiaries; Charities.

(a) Whenever the Partnership makes any determination relating to the formation, creation or other acquisition of (or permitting the formation, creation or acquisition of) any new or additional direct or indirect Subsidiary, such determination on behalf of the Partnership shall be made by the General Partner in its reasonable discretion and shall not be, and is not, delegated to any Officer. Without limitation of the foregoing, the Partnership shall establish and structure each new or additional direct or indirect Subsidiary in a manner that maintains the allocation of Excluded Amounts as contemplated in Section 5.04(c), and the Partnership shall cause the governing documents of such Subsidiary (including the allocation of proceeds from the sale, exchange or disposition of such Subsidiary) to maintain the allocation of Excluded Amounts as contemplated in Section 5.04(c), such determinations on behalf of the Partnership shall be made by the General Partner in its reasonable discretion and shall not be, and is not, delegated to any Officer.

(b) Whenever the Partnership makes any determination relating to the Partnership, the Issuer or any Affiliate or Subsidiary thereof regarding any charitable contributions or any other use or involvement of a charity in the business of the Partnership, the Issuer or any Affiliate or Subsidiary thereof, such determination on behalf of the Partnership shall be made by the General Partner in its reasonable discretion and shall not be, and is not, delegated to any Officer.

Section 3.06. Authority of Partners.

(a) No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, no Limited Partner shall have any right to vote on any matter involving the Partnership or any other matter that a limited partner might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Notwithstanding the foregoing, Limited Partners, voting as a single class, shall have the right to vote on any merger, consolidation, combination or conversion of the Partnership. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.06(a) or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may from time to time appoint one or more Partners as officers or employ one or more Partners as employees, and such Partners, in their capacity as officers or employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

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(b) Without the written consent of the Limited Partners holding a majority of (i) the Subclass 1 FLP Unit Accounts and Subclass 2 FLP Unit Accounts voting as a single class, and (ii) to the extent effecting the Subclass 3 FLP Unit Accounts, the Subclass 3 FLP Unit Accounts, the Partnership and its Subsidiaries may not directly or indirectly sell, modify any economic rights of, dispose of, transfer, or otherwise hypothecate any Subsidiary interests in a manner that adversely affects the allocation of Excluded Amounts as contemplated in Section 5.04(c).

Section 3.07. Action by Written Consent or Ratification. Any action or ratification of any action required to be taken by the Partners, or any action which may be taken at any meeting of such Partners, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the Partners having not less than the minimum number of votes that would be necessary to authorize or take such action, or ratify such action, at a meeting at which all Partners entitled to vote thereon were present and voted.

Article IV.

DISTRIBUTIONS

Section 4.01. Preferred Series A Subclass 1 Unit Accounts Distributions. From and after April 1, 2023, with respect to any applicable Fiscal Quarter where there was a positive income allocation of Quarterly Preferred Series A Return pursuant to Section 5.04(a)(iv), if Beneficient Holdings, Inc. makes a written request for distribution from the Partnership for distribution upon a business day at least 30 days of the date such notice is received by the Partnership, the Partnership shall, subject to Available Cash and making all required payments subject to Section 4.08, on such specified payment date in such notice, make a distribution Pro Rata to the holders of the Preferred Series A Subclass 1 Unit Accounts out of Available Cash up to the amount of such applicable Fiscal Quarter’s income allocation pursuant to Section 5.04(a)(iv), with a corresponding reduction to the Capital Account balance of each such Preferred Series A Subclass 1 Unit Account for amounts so distributed.

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Section 4.02. Discretionary Distributions. The General Partner, in its reasonable discretion, may authorize distributions by the Partnership as follows; provided, that, with respect to any Fiscal Quarter, no distributions may be made under this Section 4.02 until all distributions due under Section 4.01 with respect to such Fiscal Quarter have been made and any required Guaranteed Series A-0 Payment in respect of such Fiscal Quarter pursuant to Section 4.08 has been paid:

(a) first, Pro Rata to the holders of Preferred Series A Subclass 1 Unit Accounts, up to the sum of the unpaid Total Preferred Series A Return applicable to such Preferred Series A Subclass 1 Unit Accounts (taking in to account, without duplication, any amounts paid under Section 4.01) until the cumulative amount of distributions under this Section 4.02(a) and Tax Distributions under Section 4.03 to the holders of Preferred Series A Subclass 1 Unit Accounts are equal to the unpaid Total Preferred Series A Return applicable to such Preferred Series A Subclass 1 Unit Accounts (taking into account, without duplication, any amounts paid under Section 4.01);

(b) second, Pro Rata to the holders of Class S Preferred Units, up to the sum of the unpaid Total Class S Preferred Return applicable to such Class S Preferred Units, until the cumulative amount of distributions under this Section 4.02(b) and Tax Distributions under Section 4.03 made to the holders of Class S Preferred Units are equal to the unpaid Total Class S Preferred Return; and

(c) thereafter, to all holders of Units, pro rata in accordance with their respective positive Capital Account balances in respect of such Units; provided, however, that without the prior written consent of a majority of the Executive Committee, the General Partner shall not authorize distributions pursuant to this Section 4.02(c) to the extent such distributions would result in the amount of liquid assets of the Partnership being less than the Minimum Retained Earnings.

Section 4.03. Tax and Other Distributions and Redemptions.

(a) If taxable income (including any income allocable under Section 704(c) of the Code) of the Partnership for a Fiscal Year will give rise to taxable income for Partners, including income derived as a result of allocations previously made to a Partner under Section 5.04(d) and, to the extent related to contributions made on or prior to June 30, 2018, including income resulting from a reduction in a Partner’s share of liabilities under Section 752 of the Code or other constructive but not actual distribution to a Partner in excess of that Partner’s basis in its Partnership interest (“Net Taxable Income”), the General Partner (i) will cause the Partnership to distribute to holders of FLP Unit Accounts (other than the holders of the Subclass 3 FLP Unit Account and the Subclass 4 FLP Unit Accounts), Class S Units and Preferred Series Unit Accounts, and (ii) with the prior written consent of a majority of the Executive Committee, may cause the Partnership to distribute to holders of Class A Units, cash (the “Tax Distributions”) with respect to each such Unit, Preferred Series Unit Account or FLP Unit Account, as applicable, in an amount equal to the excess of the Tax Amount with respect to such Unit (or FLP Unit Account or Preferred Series Unit Account) over the amount of other distributions previously made with respect to such Unit or FLP Unit Account or Preferred Series Unit Account, as applicable, by the Partnership during such Fiscal Year; provided that, the General Partner may in its reasonable discretion (but subject to the prior written consent of the applicable Unit or Preferred Series Unit Account or FLP Unit Account holder) redeem an amount of Class A Units or Class S Units of any such holder for cash representing up to that holder’s Net Taxable Income on the holder’s Class A Units or Class S Units, as appropriate, as such holder’s Tax Distribution (any such redemption to occur after all adjustments required under Section 5.04 and Section 7.04 have been made). Any Units redeemed pursuant to the previous sentence shall be valued based on Unit Price as of the date of redemption. A redemption under this Section 4.03(a) shall not be considered a non-pro rata distribution to which Section 4.05 applies. The Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the highest allocable Net Taxable Income to the Unit in the hands of the applicable Partner in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit under Section 734(b) or 743(b) of the Code will be ignored. If as of the end of any Fiscal Year (with the day before an event giving rise to Sales Proceeds being treated as the last day of the then-current Fiscal Year) the Capital Account balance in respect of any Subclass 3 FLP Unit Accounts is positive, the General Partner will cause the Partnership to distribute to holders of Subclass 3 FLP Unit Accounts cash in the amount of such Capital Account balance in respect of such applicable Subclass 3 FLP Unit Accounts, and such Capital Account balance shall be reduce to zero upon such distribution. Notwithstanding anything to the contrary in this Agreement, in the event that the Partnership or any taxing authority determines that any amount accrued but not paid to a Partner constitutes a “guaranteed payment” (within the meaning of Section 707(c) of the Code), the Partner shall be entitled to receive Tax Distributions under this Section 4.03(a) calculated using ordinary income tax rates rather than the Assumed Tax Rate which Tax Distribution shall be treated as an advance against the accrued but unpaid amount.

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(b) To the extent related to contributions made on or prior to June 30, 2018, and without duplication of any distribution to be made to a Partner under Section 4.03(a) in respect of a reduction in a share of liabilities, to the extent that a Partner directly, indirectly or as part of an overall plan transfers outstanding indebtedness of the Partnership to the Partnership, such Partner shall be entitled to a distribution equal to the excess of (i) the product of a fraction, the numerator of which is one and the denominator of which is one minus the Assumed Tax Rate, and the amount of such indebtedness over (ii) the amount of such indebtedness.

(c) Tax Distributions with respect to any Unit shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner: (i) for the first quarterly period, 25% of the Tax Amount with respect to such Unit; (ii) for the second quarterly period, 50% of the Tax Amount with respect to such Unit, less the prior Tax Distributions with respect to such Unit for the Fiscal Year; (iii) for the third quarterly period, 75% of the Tax Amount with respect to such Unit, less the prior Tax Distributions with respect to such Unit for the Fiscal Year; and (iv) for the fourth quarterly period, 100% of the Tax Amount with respect to such Unit, less the prior Tax Distributions with respect to such Unit for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount with respect to each Unit for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a cash Tax Distribution with respect to each Unit to the extent that the Amended Tax Amount with respect to such Unit so calculated (less other distributions made with respect to such Unit during such Fiscal Year) exceeds the cumulative Tax Distributions previously made by the Partnership with respect to such Unit in respect of such Fiscal Year. If the Amended Tax Amount with respect to such Unit is less than the cumulative Tax Distributions previously made with respect to such Unit by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions with respect to such Unit made for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount with respect to each Unit of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a cash Tax Distribution with respect to each Unit to the extent that the Final Tax Amount with respect to such Unit so calculated exceeds the Amended Tax Amount with respect to such Unit. If the Final Tax Amount with respect to any Unit is less than the Amended Tax Amount with respect to such Unit in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions with respect to such Unit made for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.03(c) for purposes of the computations herein.

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Section 4.04. Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.03.

Section 4.05. Disproportionate Distributions. If there is a non-liquidating distribution that is not Pro Rata among Class A Units, Class S Ordinary Units and Class S Preferred Units (on an as-converted basis), then the number of outstanding Units will be increased or decreased, as appropriate, to reflect such disproportionate distribution as determined by the General Partner in its reasonable discretion. Neither a distribution pursuant to Section 4.02 nor a redemption pursuant to Section 4.03(a) shall be considered a non-Pro Rata distribution to which this Section 4.05 applies.

Section 4.06. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate the Act or other applicable Law.

Section 4.07. Distribution of Sales Proceeds. Any distribution of net consideration received from a Partnership Sale (the “Sales Proceeds”) shall be made, in each case only following and being reduced for the full payment of any required Guaranteed Series A-0 Payment in respect of such Fiscal Quarter pursuant to Section 4.08 (with the day before an event giving rise to Sales Proceeds being treated as the last day of the then-current Fiscal Quarter), in the following order after application of Section 5.04 through Section 5.07 (applied (x) after increasing each Partner’s Capital Account and Sub-Capital Account by the amount of such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, and (y) taking into account any Profit and Loss of the Partnership through the date of the distribution (including any gains or losses from the event giving rise to the Sales Proceeds)) and Section 7.04:

(a) first, the first $100 million shall be distributed (i) 90% to the holders of the Preferred Series A Unit Accounts as follows (A) first, Pro Rata to the holders of Preferred Series A Subclass 0 Unit Accounts until the positive Sub-Capital Account balances attributable to such Preferred Series A Subclass 0 Unit Accounts equals $0 and (B) thereafter, Pro Rata to the holders of Preferred Series A Subclass 1 Unit Accounts until the positive Sub-Capital Account balances attributable to such Preferred Series A Subclass 1 Unit Accounts equals $0 and (ii) 10% Pro Rata to the holders of the Class A Units and Designated Class S Ordinary Units; provided that distributions to any holder of Class A Units or Designated Class S Ordinary Units pursuant to this paragraph shall not exceed such holder’s Catch-Up Account balance attributable to such Class A Units or Designated Class S Ordinary Units;

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(b) second, if and to the extent one or more ExchangeTrust Transactions have been consummated, then, until an aggregate amount equal to the Closing NAV or, if less, the positive Sub-Capital Account balances attributable to the Preferred Series A Unit Accounts have been reduced to $0 as a result of the distributions pursuant to this Section 4.07(b), (i) 33.3333% Pro Rata to the holders of the Class A Units and Designated Class S Ordinary Units and (ii) 66.6667% to the holders of the Preferred Series A Unit Accounts as follows: (A) first, Pro Rata to the holders of Preferred Series A Subclass 0 Unit Accounts until the positive Sub-Capital Account balances attributable to such Preferred Series A Subclass 0 Unit Accounts equals $0 and (B) thereafter, Pro Rata to the holders of Preferred Series A Subclass 1 Unit Accounts until the positive Sub-Capital Account balances attributable to such Preferred Series A Subclass 1 Unit Accounts equals $0; provided that distributions to any holder of Class A Units or Designated Class S Ordinary Units pursuant to this paragraph shall not exceed such holder’s Catch-Up Account balance attributable to such Class A Units or Designated Class S Ordinary Units;

(c) third, if and to the extent the positive Sub-Capital Account balances attributable to the Preferred Series A Unit Accounts have been reduced to zero as a result of distributions pursuant to Sections 4.07(a) and (b), 100% Pro Rata to the holders of the Class A Units and Designated Class S Ordinary Units until an aggregate amount equal to the Closing NAV minus amounts distributed pursuant to Section 4.07(b) has been distributed pursuant to this Section 4.07(c); provided that distributions to any holder of Class A Units or Designated Class S Ordinary Units pursuant to this paragraph shall not exceed such holder’s Catch-Up Account balance attributable to such Class A Units or Designated Class S Ordinary Units;

(d) fourth, if and to the extent the positive Sub-Capital Account balances attributable to the Preferred Series A Unit Accounts have not been reduced to zero as a result of distributions pursuant to Section 4.07(a) and (b), Pro Rata to the holders of Preferred Series A Subclass 0 Unit Accounts until the positive Sub-Capital Account balances attributable to such Preferred Series A Subclass 0 Unit Accounts equals $0 and thereafter Pro Rata to the holders of Preferred Series A Subclass 1 Unit Accounts until the positive Sub-Capital Account balances attributable to such Preferred Series A Subclass 1 Unit Accounts equals $0;

(e) fifth, Pro Rata to the holders of Class S Preferred Units in an amount equal to the positive Capital Account balances attributable to such Class S Preferred Units; and

(f) sixth, Pro Rata to the holders of the Class A Units and Class S Ordinary Units.

Section 4.08. Preferred Series A Subclass 0 Guaranteed Payment. Promptly at the end of each Fiscal Quarter (with the day before an event giving rise to Sales Proceeds being treated as the last day of the then-current Fiscal Quarter), unless waived by a majority in interest of the Preferred Series A Subclass 0 Unit Accounts, the Partnership will make a “guaranteed payment” (within the meaning of Section 707(c) of the Code) (the “Guaranteed Series A-0 Payment”) to each Preferred Series A Subclass 0 Unit Account holder equal to the product of (a) the then-current Capital Account balance of such Preferred Series A Subclass 0 Unit Accounts, multiplied by (b) 1.5%, plus any previously due but unpaid Guaranteed Series A-0 Payment pursuant to this Section 4.08. Concurrently with each Exempted Conversion, the amount of any accrued but unpaid Guaranteed Series A-0 Payment then owing to the majority holder of the Preferred Series A Subclass 0 Unit Accounts as of the Effective Date shall be reduced by an amount equal to 25% of the amount of the Sub-Capital Account of the Preferred Series A Subclass 1 Unit Accounts being converted in such Exempted Conversion.

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Article V.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS

Section 5.01. Capital Contributions. The Partnership has issued to the Partners who have made, on or prior to the date hereof, Capital Contributions, in exchange therefor, the number and type of Class A Units, Class S Units, Preferred Series Unit Accounts, Subclass 1 FLP Unit Accounts and Subclass 3 FLP Unit Accounts as specified in the books and records of the Partnership.

Section 5.02. Capital Accounts.

(a) Notwithstanding anything herein to the contrary, a separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). Sub-Capital Accounts shall be established for each holder of Units to separately track and reflect the portion of such holder’s Capital Account, and the adjustments thereto for distributions and allocations, which are attributable to the FLP Unit Accounts, the Class A Units, the Class S Ordinary Units, the Class S Preferred Units, the Preferred Series A Subclass 0 Redeemable Unit Accounts, the Preferred Series A Subclass 0 Unit Accounts (excluding the Preferred Series A Subclass 0 Redeemable Unit Accounts), and the Preferred Series A Subclass 1 Unit Accounts, as appropriate. Additionally, a separate Catch-Up Account and Sub-Capital Account shall be established for the Class A Units, and a separate Catch-Up Account and Sub-Capital Account shall be established for the Designated Class S Ordinary Units, to (1) in the case of the Catch-Up Account, separately track and reflect the distributions and allocations set forth in Sections 4.07(a), 4.07(b), 4.07(c), 5.04(a)(ii), 5.04(a)(iii), 5.04(a)(iv), 5.04(b)(iii), 5.04(b)(iv), 5.04(f)(ii), 5.04(f)(iii), 5.04(f)(iv), 5.04(g)(iii) and 5.04(g)(iv) and (2) in the case of the separate Sub-Capital Account, to separately track and reflect all other distributions and allocations to the Class A Units and the Class S Ordinary Units. The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04, any items of income or gain which are specially allocated pursuant to Section 5.05, and any amount as indicated in Section 7.04; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner, and by any amount as indicated in Section 7.04. Similarly, the Catch-Up Account and any other Sub-Capital Account of each Partner shall be credited or debited for the items specified in the preceding sentence to the extent so specified in Article IV and this Article V. Any references in any section of this Agreement to the Capital Account (or Catch-Up Account or Sub-Capital Accounts) of a Partner shall be deemed to refer to such Capital Account (or Catch-Up Account or Sub-Capital Accounts) as the same may be credited or debited from time to time as set forth above. In the event of any Transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account (and Catch-Up Account and Sub-Capital Accounts) of the transferor to the extent it relates to the transferred interest.

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(b) The General Partner shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with the terms of this Agreement. Interest shall not be payable on Capital Account balances. The Capital Accounts shall be maintained in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent not inconsistent with such regulations, the provisions of this Agreement.

Section 5.03. Additional Capital Contributions. Except as otherwise provided in this Agreement, no Partner shall be required to make additional Capital Contributions to the Partnership without the written consent of such Partner or permitted to make additional Capital Contributions to the Partnership without the written consent of the General Partner. The Partnership may admit additional Partners from time to time as provided in Section 7.01(d) or otherwise.

Section 5.04. Allocations of Profits and Losses.

(a) Profit of the Partnership Excluding Excluded Amounts. Notwithstanding any other provision herein, the General Partner may make any adjustments to the allocations in this Section 5.04 so as to cause the allocations to comply with Treasury Regulations Section 1.704-2 or to correct any errors, ambiguities, inconsistencies or omissions. All Profit of the Partnership (excluding Excluded Amounts) shall be allocated as follows, in each case, pro rata in accordance with the number of the applicable Class of Units held, or the applicable Sub-Capital Account balance in the case of Preferred Series Unit Accounts, unless otherwise specified in this Section 5.04(a), on the last day of each Fiscal Quarter, and the day before an event giving rise to Sales Proceeds will be treated as the last day of a Fiscal Quarter:

(i) first, to the holders of the Class A Units, Class S Ordinary Units and Class S Preferred Units in an amount equal to the Losses allocated pursuant to Section 5.04(b)(v), pro rata among them based on the amount of such Losses;

(ii) second, to the holders of the Preferred Series A Subclass 0 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the cumulative amount of Profits allocated pursuant to this Section 5.04(a)(ii) equals the cumulative amount of Losses allocated pursuant to Section 5.04(b)(iv);

(iii) third, to the holders of the Preferred Series A Subclass 1 Unit Accounts the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the cumulative amount of Profits allocated pursuant to this Section 5.04(a)(iii) equals the cumulative amount of Losses allocated pursuant to Section 5.04(b)(iii);

(iv) fourth, to the holders of the Preferred Series A Subclass 1 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the total amount allocated pursuant to this clause for the current and all prior periods equals the Quarterly Preferred Series A Return accrued with respect to the Preferred Series A Subclass 1 Unit Accounts for the current and all prior periods (with any such allocations made first to those Preferred Series A Subclass 1 Units Accounts that have the oldest accrued Quarterly Preferred Series A Returns which have not previously been matched with Profit allocations pursuant to this paragraph on a first in-first out basis);

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(v) fifth, to the holders of the Class S Preferred Units in an amount equal to the Losses allocated pursuant to Section 5.04(b)(ii);

(vi) sixth, to the holders of the Class S Preferred Units until the total amount allocated pursuant to this clause equals the Quarterly Class S Preferred Return; and

(vii) seventh, to the holders of Class A Units, Class S Ordinary Units and Class S Preferred Units, pro rata among them based on the number of Units of such Classes held by each of them.

(b) Loss of the Partnership Excluding Excluded Amounts. Unless otherwise specified in this Section 5.04(b), all Losses of the Partnership (excluding Excluded Amounts) shall be allocated as follows, in each case, pro rata in accordance with the number of the applicable Class of Units held, or Sub-Capital Account balance in the case of Preferred Series Unit Accounts, on the last day of each Fiscal Quarter, and the day before an event giving rise to Sales Proceeds will be treated as the last day of a Fiscal Quarter:

(i) first, to the holders of Class A Units and Class S Ordinary Units in an amount equal to the Capital Account balances associated with such Units (excluding, for this purpose, any Catch-Up Accounts of such holders), pro rata among them based on such Capital Account balances;

(ii) second, to the holders of Class S Preferred Units in an amount equal to the Capital Accounts associated with such Units;

(iii) third, to the holders of Preferred Series A Subclass 1 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the Capital Accounts associated with the Preferred Series A Subclass 1 Unit Accounts and Catch-Up Accounts are each reduced to $0;

(iv) fourth, to the holders of Preferred Series A Subclass 0 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the Capital Accounts associated with the Preferred Series A Subclass 0 Unit Accounts and Catch-Up Accounts are each reduced to $0; and

(v) fifth, to the holders of Class A Units, Class S Ordinary Units and Class S Preferred Units, pro rata among them based on the number of Units of such Classes held by each of them.

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(c) Allocation of Excluded Amounts. All Excluded Amounts of the Partnership shall be allocated (i) for U.S. federal income tax purposes effective as of the date other partnership items for the Partnership’s taxable year are allocated, and (ii) for purposes of reporting such amounts with respect to each Fiscal Quarter, on the Class S Issuance Date, and the day before an event giving rise to Sales Proceeds will be treated as a Class S Issuance Date, in accordance with the following:

(i) The Profit earned from (A) 15% of the Net Financing Revenue and (B) the Excess EBITDA Margin shall be allocated to the holders of FLP Unit Accounts (other than the holders of the Subclass 3 FLP Unit Accounts and Subclass 4 FLP Unit Accounts) (1) 50.5% to the holder of the Subclass 1 FLP Unit Accounts and (2) 49.5% to the holder of the Subclass 2 FLP Unit Accounts, in each case on a pro rata basis based on existing Capital Account balances of such Subclass 1 FLP Unit Accounts or Subclass 2 FLP Unit Accounts, as applicable. For the avoidance of doubt, (i) where there is sufficient applicable taxable income, an allocation of Profits of Net Financing Revenue will be of the same underlying character as such taxable income, and (ii) otherwise, such allocation of Profits of Net Financing Revenue shall constitute a taxable capital shift.

(ii) The Profit earned from 5% of the Net Financing Revenue shall be allocated to the holders of the Subclass 3 FLP Unit Accounts on a pro rata basis based on existing Capital Account balances of such Subclass 3 FLP Unit Accounts; provided, however, that the amount allocated under this clause (ii) in respect of any Fiscal Quarter shall be limited to 10% of the average annualized stated interest (to the extent constituting Net Financing Revenue) of the quarterly average of new loans issued by any Subsidiaries of the Partnership during the previous twelve Fiscal Quarters. For the avoidance of doubt, (i) where there is sufficient applicable taxable income, an allocation of Profits of Net Financing Revenue will be of the same underlying character as such taxable income, and (ii) otherwise, such allocation of Profits of Net Financing Revenue shall constitute a taxable capital shift.

(iii) 100% of the amounts distributed from any BEN UBTI Blocker to the Partnership shall be allocated to the holders of Class A Units (in proportion to the number of Class A Units held by each of them) after taking into account any amounts allocated under Section 5.04(a) in respect of such Fiscal Quarter in determining if the applicable amount required to be allocated has been already satisfied in whole or in part and disregarding any such portion of Section 5.04(a) in respect of any other class of Units.

(d) Upward adjustment to Carrying Value. Except as provided herein, in the event of an upward adjustment to the Carrying Value of any asset pursuant to the definition of Carrying Value, such adjustment (which, for the avoidance of doubt, shall not include (A) the value of property or cash contributed to the Partnership in connection with the event giving rise to the adjustment to Carrying Value; or (B) any property or cash contributed to the Partnership prior to June 1, 2018) shall be allocated effective as of the date of the event giving rise to the adjustment to Carrying Value; provided, however, that such adjustment will not result in the issuance of Class S Units under Section 7.04 until the Class S Issuance Date with respect to the Fiscal Quarter in which such adjustment occurred, as follows:

(i) first, 100% to the holders of Subclass 4 FLP Unit Accounts, on a pro rata basis based on the FLP 4 Percentage Interests of such holders of Subclass 4 FLP Unit Accounts in an amount equal to the Book Difference Allocation Amount until the occurrence of the earliest of (1) the Designated Amount has been allocated pursuant to this Section 5.04(d)(i), and (2) the date that is four (4) years following the Effective Date; provided however, that an adjustment to Carrying Value allocated to any holder of Subclass 4 FLP Unit Account under this Section 5.04(d)(i) shall include only the portion of such adjustment attributable to the period after the date that the applicable Subclass 4 FLP Unit Account was issued;

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(ii) second, (1) 50.5% to the holder of the Subclass 1 FLP Unit Accounts and (2) 49.5% to the holder of the Subclass 2 FLP Unit Accounts, in each case on a pro rata basis based on existing Capital Account balances of such Subclass 1 FLP Unit Accounts and Subclass 2 FLP Unit Accounts, as applicable, in an amount equal to the Book Difference Allocation Amount less the amount allocated pursuant to clause Section 5.04(d)(i) with respect to such upward adjustment;

(iii) third, based on a methodology reasonably determined by the General Partner, among the Class A Units and Class S Units (on an as-converted basis) in the amount necessary to cause the Capital Account balances of each series of Class A Units to be equal and to cause the Capital Account balances of each series of Class S Units (on an as-converted basis) to be equal; and

(iv) fourth, as to all upward adjustments not allocated pursuant to Sections Section 5.04(d)(i), (ii) and (iii) of this Section 5.04(d), Pro Rata among all Units, except the Preferred Series Unit Accounts and FLP Unit Accounts, issued and outstanding immediately prior to the adjustment to Carrying Value.

Following the earlier of (1) aggregate allocations to the holders of Subclass 4 FLP Unit Accounts pursuant to Section 5.04(d)(i) in an amount equal to the Designated Amount, and (2) the date that is four (4) years following the Effective Date, no further allocations of an upward adjustment to the Carrying Value of any asset shall be made to the holders of the Subclass 4 FLP Unit Accounts. Upon the exchange of any Subclass 4 FLP Unit Account for a Class S Ordinary Unit pursuant to Section 7.04(a), such Subclass 4 FLP Unit Account shall be cancelled.

(e) Losses attributable to a downward adjustment to the Carrying Value of any asset shall be allocated Pro Rata among all holders of Units (except the Preferred Series Unit Accounts and the FLP Unit Accounts).

(f) Notwithstanding any other provision herein except for Section 5.04(h), Profits generated in connection with Sales Proceeds shall be allocated as follows:

(i) first, Pro Rata among the FLP Unit Accounts up to, in the aggregate, a proportion of the Sales Proceeds equal to the proportion that aggregate allocations under Section 5.04(c) were made to FLP Unit Accounts, compared to aggregate allocations to all Class A Units and Class S Units under Section 5.04(a) and Section 5.04(c), in each case during the four Fiscal Quarters (not including the deemed Fiscal Quarter end pursuant to Section 5.04(a) through Section 5.04(c)) preceding the sale, exchange or disposition giving rise to such Sales Proceeds, provided, that (A) the FLP Unit Accounts shall not be allocated Profits and Losses generated in connection with Sales Proceeds in an amount greater than an amount equal to 50% of such Sales Proceeds, (B) notwithstanding this Section 5.04(f)(i), the FLP Unit Accounts shall be allocated an amount equal to no less than 15% of the Profits generated in connection with the Sales Proceeds and (C) any amounts allocable to the FLP Unit Accounts pursuant to this Section 5.04(f)(i) shall be allocable solely to the Subclass 1 FLP Unit Accounts;

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(ii) second, among the holders of the Preferred Series A Subclass 0 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the cumulative amount of Profits allocated to such Preferred Series A Subclass 0 Unit Accounts, Class A Units and Designated Class S Ordinary Units pursuant to this paragraph is equal to the excess of (1) the aggregate amount of Loss previously allocated to the Preferred Series A Subclass 0 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units pursuant to Section 5.04(b)(iv) over (2) the aggregate amount of Profit previously allocated to the Preferred Series A Subclass 0 Unit Accounts), the Class A Units and the Designated Class S Ordinary Units pursuant to Section 5.04(a)(ii);

(iii) third, among the Preferred Series A Subclass 1 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the cumulative amount of Profits allocated to such Preferred Series A Subclass 1 Unit Accounts, Class A Units and Designated Class S Ordinary Units pursuant to this paragraph is equal to the excess of (1) the aggregate amount of Loss previously allocated to the Preferred Series A Subclass 1 Unit Accounts, the Class A Units and Designated Class S Ordinary Units pursuant to Section 5.04(b)(iii) over (2) the aggregate amount of Profit previously allocated to the Preferred Series A Subclass 1 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units pursuant to Section 5.04(a)(iii) and Section 5.04(a)(iv);

(iv) fourth, among the Preferred Series A Subclass 1 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the total amount of Profits allocated under this Section 5.04(f) equals the amount that would be necessary to make the applicable Sub-Capital Account balance attributable to each Preferred Series A Subclass 1 Unit Account equal the Hypothetical Preferred Opening Capital Account Balance of such Preferred Series A Subclass 1 Unit Account. The amount allocable to the Preferred Series A Subclass 1 Unit Accounts under this Section 5.04(f)(iv) shall be allocated among the holders of the Preferred Series A Subclass 1 Unit Accounts so as to cause the applicable Sub-Capital Account balance attributable to each Preferred Series A Subclass 1 Unit Account to be, as closely as possible, proportionate to the Hypothetical Preferred Opening Capital Account Balance of each such Preferred Series A Subclass 1 Unit Account;

(v) fifth, pro rata among the Class S Preferred Units up to and in proportion to the greater of (A) the amounts necessary to cause the applicable holder’s Sub-Capital Account balance attributable to such Class S Preferred Units to equal the Hypothetical Class S Preferred Opening Capital Account Balance related to such Class S Preferred Units and (B) an amount equal to the sum of (1) the applicable holder’s Hypothetical Class S Preferred Opening Capital Account Balance, minus such holder’s Capital Contribution, minus any amounts previously allocated to such holders pursuant to Sections 5.04(a)(v) and 5.04(a)(vi), and (2) any amounts previously allocated pursuant to Section 5.04(b)(ii); and

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(vi) sixth, pro rata between the Class A Units and Class S Ordinary Units in proportion to the aggregate allocations that were made to the Class A Units and Class S Ordinary Units under Section 5.04(a)(vii) and Section 5.04(c), in each case, during the four Fiscal Quarters (not including the deemed Fiscal Quarter end pursuant to Section 5.04(a) and Section 5.04(c)) preceding the sale, exchange or disposition giving rise to such Sales Proceeds.

(g) Notwithstanding any other provision herein, Losses generated in connection with Sales Proceeds shall be allocated as follows:

(i) first, among the Class A Units and Class S Ordinary Units in proportion to, and in an amount equal to, their remaining positive Capital Account balances (excluding, for this purpose, any Catch-Up Accounts of such holders);

(ii) second, among the Class S Preferred Units in an amount equal to their remaining positive Capital Account balances;

(iii) third, among the Preferred Series A Subclass 1 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the Capital Accounts associated with the Preferred Series A Subclass 0 Unit Accounts and the Catch-Up Accounts associated with the Class A Units and the Designated Class S Ordinary Units are each reduced to $0;

(iv) fourth, among the Preferred Series A Subclass 0 Unit Accounts, the Class A Units and the Designated Class S Ordinary Units, in the proportions set forth in Section 5.04(i), until the Capital Accounts associated with the Preferred Series A Subclass 0 Unit Accounts and the Catch-Up Accounts associated with the Class A Units and the Designated Class S Ordinary Units `are each reduced to $0; and

(v) fifth, Pro Rata among the Class A Units and Class S Ordinary Units, Pro Rata among them based on the number of Units held by each of them.

(h) Cancellation of Indebtedness Income. The General Partner shall first allocate items of cancellation of indebtedness income (within the meaning of Section 61(a)(12) of the Code) to the Class A Units and to the extent that any such allocation is restricted by the principles set forth in Internal Revenue Service Revenue Ruling 92-97, 1992-2 C.B. 124, the remainder shall be allocated among the Classes of Units in such manner as the General Partner deems appropriate and in accordance with the Partners’ interest in the Partnership.

(i) Allocations of Profit or Loss shall be made under Section 5.04(a)(ii), (iii) and (iv), Section 5.04(b)(iii) and (iv), Section 5.04(f)(ii), (iii), and (iv), and Section 5.04(g)(iii) and (iv) in a manner that, after such allocations have been made, the respective balances of the Preferred Series A Subclass 0 Unit Accounts, Preferred Series A Subclass 1 Unit Accounts, and the Catch-Up Accounts are, as closely as possible, proportionate to the distributions that would be made to the holders of such accounts under Section 4.07(a), (b), (c) and (d) if the Partnership dissolved and liquidated in accordance with Section 9.03 immediately following the allocation, less such holder’s share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain. If necessary to achieve the result specified in the preceding sentence, allocations of gross items comprising such Profit or Loss shall be made under Section 5.04(f)(ii), (iii), and (iv) and Section 5.04(g)(iii) and (iv). Allocations of Profit or Loss (and gross items comprising such Profit or Loss) under Sections 5.04(e)-(g) to any particular Class or Subclass of Units or Unit Accounts shall, except as otherwise specified in those Sections, be made among the holders of (x) Class A Units, Class S Ordinary Units or Class S Preferred Units in proportion to the number of Class A Units, Class S Ordinary Units or Class S Preferred Units, as the case may be, held by each such holder and (y) the Preferred Series A Subclass 0 Unit Accounts or the Preferred Series A Subclass 1 Unit Accounts in proportion to the applicable Sub-Capital Account balance attributable to each such Preferred Series A Subclass 0 Unit Account or the Preferred Series A Subclass 1 Unit Account, as the case may be, of each such holder.

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Section 5.05. Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

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(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f) Creditable Non-U.S. Taxes. Creditable Non-U.S. Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the Partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Non-U.S. Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.05(f) are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(4)(viii), and shall be interpreted consistently therewith.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Section 5.05(b) or Section 5.05(c) shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Section 5.05(b) or Section 5.05(c) had not occurred.

Section 5.06. Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between the Carrying Value and adjusted basis of such asset; provided, further, that the Partnership shall use the traditional method with curative allocations (as provided in Treasury Regulations Section 1.704-3(c)) for all Section 704(c) allocations, limited to allocations of income or gain from the disposition of Partnership property where allocations of depreciation deductions have been limited by the ceiling rule throughout the term of the Partnership). If, as a result of an exercise of a Noncompensatory Option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

Section 5.07. Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Unless otherwise agreed in writing by the General Partner, each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner, which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.02) with respect to income attributable to or distributions or other payments to such Partner.

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Section 5.08. Tax Matters.

(a) The General Partner shall be the initial “tax matters partner” within the meaning of Section 6231(a)(7) of the Code, and the General Partner, or its designee, shall be the “partnership representative” within the meaning of Section 6223 of the Code for tax years commencing after December 31, 2017 (each of the “tax matters partner” and the “partnership representative”, the “Tax Matters Partner”). The Tax Matters Partner shall appoint an individual as a designated individual to the extent required under the Partnership Tax Audit Rules. The Tax Matters Partner (and designated individual, as applicable) may resign at such time permitted under the Partnership Tax Audit Rules. In the event of the resignation of the Tax Matters Partner, the General Partner shall appoint a new Tax Matters Partner, and in the event of the resignation of the designated individual, the Tax Matters Partner shall appoint a new designated individual. The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the Tax Matters Partner, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner. The Tax Matters Partner shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns.

(b) In respect of tax years commencing after December 31, 2017, the Partners acknowledge and agree that it is the intention of the Partners to minimize any obligations of the Partnership to pay taxes and interest in connection with any audit of the Partnership, including, by means of any available elections under Section 6226 of the Code and/or the Partners filing amended returns under Section 6225(c)(2) of the Code, in each case as amended by the Partnership Tax Audit Rules. The Partners agree to cooperate in good faith, including without limitation by timely providing information reasonably requested by the Tax Matters Partner and making elections and filing amended returns reasonably requested by the Tax Matters Partner, and the Tax Matters Partner shall make such elections as it determines in its discretion, to give effect to the preceding sentence. The Partnership shall make any payments it may be required to make under the Partnership Tax Audit Rules and, in the Tax Matters Partner’s reasonable discretion, allocate any such payment among the current or former Partners of the Partnership for the “reviewed year” to which the payment relates in a manner that reflects the current or former Partners’ respective interests in the Partnership for such “reviewed year” and any other factors taken into account in determining the amount of the payment (with the intent of apportioning the payment in the same manner as if the Partnership had made the election under Section 6226 of the Code and the payment had been assessed directly against such Partner).

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Section 5.09. Other Allocation Provisions. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and produce Capital Accounts that equal each Partner’s entitlement to liquidating distributions, and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 11.12 or otherwise in accordance with this Agreement, Section 5.03, Section 5.04 and Section 5.05 may also, so long as any such amendment does not materially change the relative economic interests of the Partners, be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations or any applicable Law.

Section 5.10. Subclass 2 FLP Unit Accounts and Subclass 4 FLP Unit Accounts. Subclass 2 FLP Unit Accounts and Subclass 4 FLP Unit Accounts are intended to qualify as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43. None of the Partners being issued Subclass 2 FLP Unit Accounts or Subclass 4 FLP Unit Accounts shall make Capital Contributions in connection with the acquisition of such Subclass 2 FLP Unit Accounts or Subclass 4 FLP Unit Accounts and the Partnership shall treat such Partners as holding “profits interests” for all purposes of this Agreement with respect to such Subclass 2 FLP Unit Accounts and Subclass 4 FLP Unit Accounts. In the event that the Internal Revenue Service issues any additional guidance concerning the taxation of the Subclass 2 FLP Unit Accounts and Subclass 4 FLP Unit Accounts that are intended to qualify as “profits interests” after the execution of this Agreement, the General Partner shall take any action required by such guidance, including the filing of tax elections thereunder and the adoption of additional provisions to this Agreement that are binding on the Partnership and the Partners under Delaware Law, to achieve the same tax treatment for such Subclass 2 FLP Unit Accounts and Subclass 4 FLP Unit Accounts as is applicable on the date of execution of this Agreement.

Article VI.

BOOKS AND RECORDS; REPORTS

Section 6.01. Books and Records.

(a) At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.

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(b) Except as limited by Section 6.01(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) a copy of the Certificate and this Agreement and all amendments thereto and hereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto and hereto have been executed; and

(ii) promptly after their becoming available, copies of the Partnership’s federal income tax returns for the three most recent years.

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its reasonable discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by Law or by agreement with any third party to keep confidential. In addition, notwithstanding any provision in this Agreement to the contrary, no Limited Partner shall have any right to, and the General Partner may in its reasonable discretion keep confidential, all books and records and any other information of the Partnership or its Affiliates or their equity owners that was generated prior to September 1, 2017 or that otherwise relates to facts, circumstances, events, actions or communications occurring prior to September 1, 2017.

Article VII.

PARTNERSHIP UNITS

Section 7.01. Units.

(a) Classes. Interests in the Partnership shall be represented by Units. The Units initially are comprised of five Classes hereby designated as “Class A Units”, “Class S Ordinary Units”, “Class S Preferred Units”, “FLP Unit Accounts” and “Preferred Series Unit Accounts” and the FLP Unit Accounts are further subdivided into subclass 1 (“Subclass 1 FLP Unit Accounts”), with such rights as expressly set forth herein and which shall initially represent 50.5% of the FLP Unit Accounts (excluding the Subclass 3 FLP Unit Accounts), with the balance, initially representing 49.5% of the FLP Unit Accounts (excluding the Subclass 3 FLP Unit Accounts), being deemed subclass 2 (“Subclass 2 FLP Unit Accounts”), and the remainder being deemed subclass 3 (“Subclass 3 FLP Unit Accounts”). The Preferred Series Unit Accounts are further subdivided into (i) Series A subclass 0 (“Preferred Series A Subclass 0 Unit Accounts”) and the Preferred Series A Subclass 0 Unit Accounts are further subdivided into subclass 0 redeemable (“Preferred Series A Subclass 0 Redeemable Unit Accounts”) and subclass 0 non-redeemable (“Preferred Series A Subclass 0 Non-Redeemable Unit Accounts”) and (ii) Series A subclass 1 (“Preferred Series A Subclass 1 Unit Accounts”), in each case, with such rights as expressly set forth herein.

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(b) In connection with each issuance of a Class of Units, the General Partner, at its discretion, may issue a new series of such Class. The General Partner in its reasonable discretion may establish and issue, from time to time in accordance with such procedures as the General Partner shall determine from time to time, additional Units, in one or more Classes or series of Units, or other Partnership securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes and series of Units or other Partnership securities), as shall be determined by the General Partner without the approval of any Partner or any other Person who may acquire an interest in any of the Units, including (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Partnership distributions; (iii) the rights of such Units upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Total Percentage Interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Partnership in respect thereof, the General Partner being expressly authorized, in its reasonable discretion, to cause the Partnership to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units.

(c) Notwithstanding anything else in this Agreement to the contrary, the Partnership shall issue a Class A Unit for each Ben LLC Class A Unit outstanding, and each such Class A Unit shall track, on a one-to-one basis, the corresponding Ben LLC Class A Unit. Without limitation of the foregoing, the Partnership (i) shall cause the redemption or cancellation, as appropriate, of Class A Units to reflect the redemption or cancellation of any Ben LLC Class A Unit (with appropriate adjustments, if necessary, made pursuant to Section 4.05), and (ii) shall not permit any Class A Unit to be redeemed or cancelled unless and until corresponding Ben LLC Class A Units are first redeemed or cancelled. The Partnership shall not in any manner effect a subdivision (by any unit split, dividend, recapitalization or otherwise) of the outstanding Class A Units (and such other Units as the General Partner may determine to be appropriate) unless accompanied by a substantially identical subdivision or combination, as applicable, of the outstanding Ben LLC Class A Units and outstanding shares of Class A Common Stock (and Class B Common Stock, as applicable) of the Issuer, with corresponding changes made with respect to any other exchangeable or convertible securities. If Ben LLC at any time (i) subdivides (by any unit split, dividend, recapitalization or otherwise) the outstanding Ben LLC Class A Units into a greater number of Ben LLC Class A Units, the Partnership shall cause the issuance of additional Class A Units (and such other Units as the General Partner may determine to be appropriate) to reflect the increase in the number of the Ben LLC Class A Units outstanding (with appropriate adjustments, if necessary, made pursuant to Section 7.12(a)), and (ii) combines (by combination, reverse split or otherwise) the outstanding Ben LLC Class A Units into a smaller number of Ben LLC Class A Units, the Partnership shall cause a reduction in the number of Class A Units outstanding (and such other Units as the General Partner may determine to be appropriate) to reflect the decrease in the number of the Ben LLC Class A Units outstanding (with appropriate adjustments, if necessary, made pursuant to Section 7.12(a)).

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(d) The General Partner in its reasonable discretion, without the approval of any Partner or any other Person, is authorized (i) to issue Units or other Partnership securities of any newly established Class or any existing Class to Partners or other Persons who may acquire an interest in the Partnership and admit such Persons as limited partners of the Partnership and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units or other Partnership securities of such Class, and the admission of any Person as a Partner which has received Units or other Partnership securities.

(e) Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units, Class S Units, FLP Unit Accounts, Preferred Series Unit Accounts and Units of any other Class, subclass or series that may be established in accordance with this Agreement. All Units of a particular Class or subclass shall have identical rights in all respects as all other Units of such Class or subclass, except in each case as otherwise specified in this Agreement.

Section 7.02. Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

Section 7.03. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

Section 7.04. Issuance of Additional Class S Units. The Compensation Policy limits the number of Class S Units that may be issued to the holder of Subclass 2 FLP Unit Account under Sections 7.04(a) and (b). During the period the Compensation Policy is in effect, to the extent all of the Issuable S Units with respect to a Fiscal Quarter are not issued under this Section 7.04 on the corresponding Class S Issuance Date because of the limitations under the Compensation Policy, the number of such unissued Class S Units (the “FLP 2 Accrued S Units”) shall be accrued and their issuance deferred until a succeeding Class S Issuance Date upon which the issuance thereof is permitted under the Compensation Policy. Upon expiration of the Compensation Policy, any FLP 2 Accrued S Units will be issuable upon the next Class S Issuance Date.

(a) The Sub-Capital Account balance associated with the Subclass 1 FLP Unit Account, Subclass 2 FLP Unit Account and the Subclass 4 FLP Unit Account, as applicable, of each holder thereof shall be reduced by the amount allocated under Section 5.04(d)(i) and/or Section 5.04(d)(ii), (1) for U.S. federal income tax purposes, immediately after an allocation pursuant to Section 5.04(d)(i) and/or Section 5.04(d)(ii) and prior to an allocation pursuant to Section 5.04(d)(iii) and Section 5.04(d)(iv), and (2) for purposes of reporting such amounts with respect to each Fiscal Quarter, on the Measurement Date of such Fiscal Quarter, and in exchange therefor, on the applicable Class S Issuance Date or immediately preceding a distribution of Sales Proceeds under Section 4.07 or any distribution under Section 4.02:

(i) such holder shall be issued the number of Class S Ordinary Units (including, if applicable, fractional Units) equal to the amount of such reduction (or, with respect to Subclass 2 FLP Unit Account, such other amount (including any prior reduction amount attributable to the FLP 2 Accrued S Units then being issued as provided for under the Compensation Policy) divided by the Unit Price on the applicable Measurement Date; and

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(ii) the Sub-Capital Account of such newly issued Class S Ordinary Units shall be credited with an amount equal to the amount by which such holder’s Sub-Capital Account associated with its Subclass 1 FLP Unit Account, Subclass 2 FLP Unit Account, or Subclass 4 FLP Unit Account, as applicable, was reduced as described in clause (a)(or, with respect to Subclass 2 FLP Unit Account, such other amount (including any prior reduction amount attributable to the FLP 2 Accrued S Units than being issued) as provided for under the Compensation Policy).

The number of Class S Ordinary Units otherwise issuable with respect to the Subclass 4 FLP Unit Accounts pursuant to this Section 7.04(a) with respect to any Fiscal Quarter shall be capped (the “FLP 4 Issuance Limitations”) as follows. To the extent that on any Class S Issuance Date on which Class S Ordinary Units would be issuable to the holders of Subclass 4 FLP Unit Accounts, (A) the 5-Day VWAP of the Class A Common Stock does not exceed the greater of (1) $2.00 and (2) the Applicable Tangible Book Value Per Share, then no Class S Ordinary Units shall then be issuable to the holders of the Subclass 4 FLP Unit Accounts; and (B) the issuance of the Class S Ordinary Units otherwise issuable to the holders of the Subclass 4 FLP Unit Accounts would cause the Applicable Tangible Book Value Per Share to drop below $2.00, then only that number of Class S Ordinary Units may be issued on that Class S Issuance Date such that following the issuance the Applicable Tangible Book Value Per Share would not be less than $2.00; provided that in no event shall the number of Class S Ordinary Units issued to the holders of the Subclass 4 FLP Unit Accounts on any Class S Issuance Date exceed ten percent (10%) of the aggregate number of Class S Units otherwise issuable (including FLP 4 Accrued S Units) to the holders of the Subclass 4 FLP Unit Accounts. Any Class S Ordinary Units not issued to the holders of the Subclass 4 FLP Unit Accounts with respect to any Fiscal Quarter because of the FLP 4 Issuance Limitations shall be accrued (“FLP 4 Accrued S Units”) and issued on the next Class S Issuance Date(s) that such accrued Class S Ordinary Units could be issued in accordance with the FLP 4 Issuance Limitations.

(b) On a quarterly basis, after the application of Section 7.04(a), or immediately preceding a distribution of Sales Proceeds under Section 4.07 or any distribution under Section 4.02, and after any allocations under Section 5.04(a), Section 5.04(c) and Section 5.04(f) have been made, if the Sub-Capital Account balance associated with the FLP Unit Account (other than the Subclass 3 FLP Unit Accounts and Subclass 4 FLP Unit Accounts) of each holder thereof is positive, such Sub-Capital Account shall be reduced to zero, and in exchange therefor, on the applicable Class S Issuance Date:

(i) such holder of an FLP Unit Account (other than the Subclass 3 FLP Unit Accounts and Subclass 4 FLP Unit Accounts) shall be issued an equal number of Class S Ordinary Units and Class S Preferred Units (including, if applicable, fractional Units) necessary to provide such holder with an additional number of Class S Ordinary Units and Class S Preferred Units that, in the aggregate, equal (A) the balance of the holder’s Sub-Capital Account associated with its FLP Unit Account divided by (B) the Unit Price on the applicable Measurement Date;

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(ii) the Sub-Capital Accounts of such newly issued Class S Ordinary Units and Class S Preferred Units shall each be credited with an amount equal to one-half the amount by which such holder’s Sub-Capital Account associated with its FLP Unit Account was reduced as described in this Section 7.04(b);

(iii) notwithstanding anything to the contrary elsewhere in this Agreement, the Class S Units issued pursuant to this Section 7.04(b) may not be disposed of by any holder thereof before July 1 of the year following the year in which such Class S Units are issued;

(iv) if the total Profit allocated during the four Fiscal Quarters of a Fiscal Year under Section 5.04(c) exceeds the cumulative Profit for such Fiscal Year that would have been allocated under Section 5.04(c) had Profit been allocated on an annual, rather than quarterly, basis (such excess, the “Excess”), then Class S Ordinary Units and Class S Preferred Units (an equal number of each) with an aggregate Unit Price (as of the date such Units were issued under this Section 7.04(b)) equal to the Excess shall be cancelled no later than June 30 of the year following such Fiscal Year; and

(v) any Tax Distributions made under Section 4.03 that are attributable to the excess described in Section 7.04(b)(iv) shall be considered to create negative Sub-Capital Account balances associated with the FLP Unit Accounts and such balances shall first be offset by future allocations of Profit prior to conversion of the FLP Unit Accounts into Class S Ordinary Units and Class S Preferred Units.

(c) Immediately after an allocation of income, from revenue streams not associated with Net Financing Revenue, pursuant to Section 5.04(a)(vii), the Sub-Capital Account balances associated with the Class S Units of each holder thereof shall be reduced by the amount so allocated, and in exchange therefor on the applicable Class S Issuance Date:

(i) such holder shall be issued an equal number of Class S Ordinary Units and Class S Preferred Units (including, if applicable, fractional Units) necessary to provide such holder with an additional number of Class S Ordinary Units and Class S Preferred Units that, in the aggregate, equal (A) the amount of such reduction divided by (B) the Unit Price on the applicable Measurement Date; and

(ii) the Sub-Capital Accounts of such newly issued Class S Ordinary Units and Class S Preferred Units shall each be credited with an amount equal to one half of the amount by which such holder’s Sub-Capital Accounts associated with its Class S Units were reduced as described in this Section 7.04(c).

(d) Issuance of Additional Class S Preferred Units. On a quarterly basis, the Sub-Capital Account balance associated with the Class S Preferred Units of each holder thereof shall be reduced by the amount of Profit (if any) allocated to such holder pursuant to Section 5.04(a)(v) and (vi) for that quarter, and in exchange therefor on the applicable Class S Issuance Date such holder shall be issued the number of Class S Preferred Units (including, if applicable, fractional Units) equal to (i) the amount of such reduction divided by (ii) the Unit Price on the applicable Measurement Date.

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Section 7.05. Conversion of Class S Preferred Units. Class S Preferred Units may be converted into Class S Ordinary Units (including, if applicable, fractional Units) on a quarterly basis upon the election of a holder of Class S Preferred Units by written notice to the Partnership. Upon such an election, such holder shall receive 1.0 Class S Ordinary Unit for every 1.2 Class S Preferred Units converted. In connection with such conversion, each converted Class S Preferred Unit shall be cancelled and its Capital Account reduced to zero, and the Capital Account of such newly issued Class S Ordinary Unit shall be credited with an amount equal to the amount by which the Capital Accounts of the applicable Class S Preferred Units were reduced. For the avoidance of doubt, Class S Ordinary Units issued pursuant to this Section 7.05 may be contemporaneously converted into Class A Common Stock in accordance with Section 7.06.

Section 7.06. Exchange of Class S Ordinary Units. Whole Class S Ordinary Units may be exchanged for Class A Common Stock or, upon the consent of the majority of the holders of the Preferred Series Unit Accounts voting together as a single class, for Class B Common Stock, in each case on a quarterly basis upon the election of a holder of Class S Ordinary Units by written notice to the Partnership and the Issuer. Within five (5) business days after the receipt of such Class B Common Stock in connection with an exchange under this Section 7.06, the recipient shall surrender to the Issuer a number of shares of Class B Common Stock held by the recipient (which need not be the same shares as those received in the exchange) equal to the number shares received in the Exempted Conversion and shall be issued (1) share of Class A Common Stock for each share of Class B Common Stock so surrendered; provided, however, if such recipient fails to so surrender shares of Class B Common Stock within five (5) business days of receipt, then each share of Class B Common Stock received in connection with an exchange under this Section 7.06 shall automatically be immediately converted into Class A Common Stock. Upon such an election, each Class S Ordinary Unit shall be exchanged for one share of Class A Common Stock or Class B Common Stock, as applicable. In connection with such exchange, each exchanged Class S Ordinary Unit shall be cancelled and its Capital Account reduced to zero, and the Partnership shall issue a number of Class A Units to Ben LLC, in its capacity as a Limited Partner (or other party as determined by the General Partner as appropriate) equal to the number of exchanged Class S Ordinary Units and the Capital Account of such newly issued Class A Units shall be credited with an amount equal to the amount by which the Capital Accounts of the exchanged Class S Ordinary Units were reduced. Any exchange of Class S Ordinary Units into Class A Common Stock or Class B Common Stock, as applicable, shall also be subject to the applicable Exchange Agreement and, with respect to Class S Ordinary Units subject to the FLP 1 Account Letter Agreement, the FLP 1 Account Letter Agreement. Fractional Class S Ordinary Units may be surrendered to the Partnership in exchange for cash in an amount equal to the Unit Price upon the election of a direct or indirect holder of Class S Ordinary Units that holds no whole Class S Ordinary Units, subject to the approval of the Issuer. The Issuer and the Partnership shall take such actions as are reasonably necessary to effect such exchange at such time.

Section 7.07. Combinations of Fractional Class S Units. At any time that the outstanding fractional Class S Preferred Units or Class S Ordinary Units, calculated separately, associated with a holder of such Class S Units equal, in the aggregate, greater than a whole Class S Unit, then the Partnership shall combine such Class S Units to give the holder whole Class S Units and a fractional Class S Unit representing the remainder of the combined Class S Units. After any such combination, each Partner shall have the same Total Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units shall not be adjusted.

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Section 7.08. Conversion of Preferred Series Unit Accounts.

(a) Preferred Series A Subclass 0 Unit Accounts.

(i) At any time on or after January 1, 2023, with respect to any Preferred Series A Subclass 0 Unit Accounts, the holder of such Preferred Series A Subclass 0 Unit Account may convert an amount of the Sub-Capital Account associated with such Preferred Series A Subclass 0 Unit Account, in whole or in part (a “Preferred Series A Subclass 0 Unit Conversion Amount”), into Class S Ordinary Units (including, if applicable, fractional Units) on the next Quarterly Exchange Date upon the holder’s written notice to the Partnership 60 days prior to the applicable Quarterly Exchange Date; provided that, 60 days’ prior notice is not required for conversion into Class S Ordinary Units and the contemporaneous exchange with Class A Common Stock in accordance with Section 7.08(c) on the first Quarterly Exchange Date that such Preferred Series A Subclass 0 Unit Account is eligible to be converted.

(ii) At any time on or after January 1, 2023, in each Fiscal Quarter, a holder of Preferred Series A Subclass 0 Unit Accounts may elect to convert an amount of Preferred Series A Subclass 1 Unit Accounts with a Sub-Capital Account equal to an amount up to the applicable Preferred Series A Subclass 0 Unit Quarterly Cap Amount into Preferred Series A Subclass 0 Unit Accounts with Capital Account balance equal to the Sub-Capital Account balance so converted; provided that, in no event shall such holder convert an amount of their Preferred Series A Subclass 1 Unit Accounts, on an aggregate basis, in excess of fifty percent (50%) of such holder’s Preferred Series A Subclass 0 Unit Initial Amount.

(b) Preferred Series A Subclass 1 Unit Accounts. Other than with respect to an Exempted Conversion pursuant to Section 7.08(d), at any time on or after January 1, 2025, a holder of Preferred Series A Subclass 1 Unit Accounts may, in any calendar year, elect to convert an amount of Preferred Series A Subclass 1 Unit Accounts with a Sub-Capital Account equal to such holder’s Annual Conversion Amount (the amount of any Preferred Series A Unit Accounts so converted, the “Preferred Series A Subclass 1 Unit Conversion Amount” and collectively with a Preferred Series A Subclass 0 Unit Conversion Amount, a “Conversion Amount”), into Class S Ordinary Units (including, if applicable, fractional Units), on the next Quarterly Exchange Date upon the holder’s written notice to the Partnership 60 days prior to the applicable Quarterly Exchange Date; provided that, 60 days’ prior notice is not required for conversion into Class S Ordinary Units and the contemporaneous exchange with Class A Common Stock or Class B Common Stock in accordance with Section 7.08(c) on the first Quarterly Exchange Date that such Preferred Series A Subclass 1 Unit Accounts is eligible to be converted.

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(c) Applicable Conversion Terms. Other than with respect to an Exempted Conversion pursuant to Section 7.08(d), upon a conversion of a Preferred Series Unit Account into Class S Ordinary Units pursuant to Section 7.08(a) or Section 7.08(b), as applicable, the holder of such Preferred Series Unit Account shall be issued Class S Ordinary Units in an amount equal to (i) the Conversion Amount divided by (ii) either (A) in the case of the Preferred Series A Subclass 0 Unit Account, the Preferred Series A Subclass 0 Unit Conversion Price and (B) in the case of the Preferred Series A Subclass 1 Unit Account, the Preferred Series A Subclass 1 Unit Conversion Price. In connection with the conversion, each of the Sub-Capital Account balance and the Hypothetical Preferred Opening Capital Account Balance associated with such Preferred Series Unit Accounts shall be reduced by the Conversion Amount and the newly issued Class S Ordinary Units shall be credited with the Conversion Amount pro rata in accordance with such newly issued Class S Ordinary Units. For the avoidance of doubt, Class S Ordinary Units issued pursuant to this Section 7.08 may be contemporaneously exchanged into Class A Common Stock in accordance with Section 7.06.

(d) Exempted Conversion.

(i) In addition to any conversion rights pursuant to Section 7.08(b), the majority holder of the Preferred Series A Subclass 1 Unit Accounts as of the Effective Date shall have the right until December 31, 2027 to convert an amount of Preferred Series A Subclass 1 Unit Accounts directly into shares of Class B Common Stock as follows (each, an “Exempted Conversion”): (A) commencing on the Initial Exempted Conversion Date, such holder may elect to convert a portion of its Sub-Capital Account associated with such holders’ Preferred Series A Subclass 1 Unit Account in an amount up to $10,000,000 minus the amount of the Conditional Payment, if any; and (B) subject to the Payment Right, after such time as the Closing NAV of the ExchangeTrust Transactions exceeds $100,000,000, such holder may convert, on each Measurement Date, a portion of its Sub-Capital Account associated with such holder’s Preferred Series A Subclass 1 Unit Account in an amount up to the lesser of (1) two percent (2%) of the aggregate Closing NAV of the ExchangeTrust Transactions for the four (4) quarters immediately preceding the applicable conversion date, and (2) the amount that would not exceed the then-applicable volume limitation under Rule 144 promulgated under the Securities Act applicable to such holder with respect to the Common Stock on the date of such conversion. Upon an Exempted Conversion, such holder shall be issued that number of shares of Class B Common Stock equal to (A) the portion of such holder’s Sub-Capital Account associated with the Preferred Series A Subclass 1 Unit Account subject to such Exempted Conversion divided by (B) the Preferred Series A Subclass 1 Unit Conversion Price, provided that the minimum Preferred Series A Subclass 1 Unit Conversion Price shall not be applicable to any Exempted Conversion. Within five (5) business days after the receipt of Class B Common Stock in connection with an Exempted Conversion, the recipient shall surrender to the Issuer a number of shares of Class B Common Stock held by the recipient (which need not be the same shares as those received in the Exempted Conversion) equal to the number shares received in the Exempted Conversion and shall be issued (1) share of Class A Common Stock for each share of Class B Common Stock so surrendered; provided, however, if such recipient fails to so surrender shares of Class B Common Stock within five (5) business days of the Exempted Conversion, then each share of Class B Common Stock received in the Exempted Conversion shall be automatically converted into one (1) share of Class A Common Stock. In connection with each Exempted Conversion, each of the Sub-Capital Account balance and the Hypothetical Preferred Opening Capital Account Balance associated with the Preferred Series A Subclass 1 Unit Accounts subject to such Exempted Conversion shall be reduced by an amount equal to the portion of the Sub-Capital Account converted.

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(ii) If on the Initial Exempted Conversion Date the Audit Committee of the Issuer determines that such payment would not be materially adverse to the assessment of the Issuer’s ability to continue as a going concern for financial reporting purposes, the Partnership shall make a cash payment of $5,000,000 (the “Conditional Payment”) to the majority holder of the Preferred Series A Subclass 1 Unit Accounts on amounts contractually or otherwise owed as of the Effective Date to such majority holder or its Affiliates.

(iii) With respect to any Exempted Conversion as provided in clause (B) of the first sentence of Section 7.08(d)(i), the Partnership will have the right to pay to the majority holder of the Preferred Series A Subclass 1 Unit Accounts as of the Effective Date an amount of cash equal to the Sub-Capital Account of the Preferred Series A Subclass 1 Unit Accounts to be converted in the proposed Exempted Conversion (the “Payment Right”). The Partnership will notify such holder of the Partnership’s election to exercise such Payment Right within five business (5) days following the date the Partnership receives written notice of any such proposed Exempted Conversion, and the Partnership shall make such payment no later than thirty (30) days following the date the Partnership receives such written notice. Concurrently with each payment made pursuant to the Payment Right, the then outstanding amount of any obligations, as selected by the Partnership, that the Partnership or any of its Affiliates contractually or otherwise owe the majority holder of the Preferred Series A Subclass 1 Unit Accounts as of the Effective Date shall be reduced on a dollar-for-dollar basis.

Section 7.09. Redemption of Preferred Series A Subclass 0 Redeemable Unit Accounts. At any time on or after January 1, 2023, in each Fiscal Quarter, a holder of Preferred Series A Subclass 0 Redeemable Unit Accounts may elect to redeem an amount of Preferred Series A Subclass 0 Redeemable Unit Accounts with a Sub-Capital Account equal to an amount up to the applicable Preferred Series A Subclass 0 Unit Quarterly Cap Amount; provided that, in no event shall such holder redeem more than one hundred percent (100%) of the Capital Account balance of such holder’s Preferred Series A Subclass 0 Redeemable Unit Initial Amount. Promptly following a redemption notice from a holder of Preferred Series A Subclass 0 Redeemable Unit Accounts, the Partnership shall mandatorily redeem the applicable amount of Preferred Series A Subclass 0 Redeemable Unit Accounts. In exchange for the redemption of the Preferred Series A Subclass 0 Redeemable Unit Accounts, the Partnership shall distribute Available Redeeming Cash Pro Rata to the holders of the Preferred Series A Subclass 0 Redeemable Unit Accounts then being redeemed until such time as the Sub-Capital Accounts associated with Preferred Series A Subclass 0 Redeemable Unit Accounts have been reduced by the requested amount. In the event that Available Redeeming Cash is insufficient to redeem all applicable Preferred Series A Subclass 0 Redeemable Unit Accounts that are to be redeemed for cash, the Partnership shall, on a quarterly basis, redeem additional Preferred Series A Subclass 0 Redeemable Unit Accounts until all such Preferred Series A Subclass 0 Redeemable Unit Accounts have been redeemed.

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Section 7.10. Preemptive Rights.

(a) Except for the issuance or sale of Equity Securities (i) either directly or indirectly (including through Beneficient Management Partners, L.P.) to officers, employees, directors or consultants of the Partnership or its Subsidiaries pursuant to an incentive equity plan, agreement or arrangement previously approved by BCG, as general partner of the Partnership, or by Affiliates of BCG, and as in effect as of June 7, 2023, (ii) to officers, employees, directors or consultants of the Issuer, General Partner, the Partnership or their respective Subsidiaries pursuant to an incentive equity plan, agreement or arrangement approved by the General Partner and, if necessary, the Board of Directors of the Issuer, or a committee thereof, (iii) in connection with the conversion or exchange of any of the Partnership’s outstanding Equity Securities into another class of Equity Securities on terms made available to all holders of the same class of such outstanding Equity Securities, (iv) in connection with an acquisition of another company, business or assets (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) by the Partnership or any of its Subsidiaries, (v) upon the exercise or conversion or exchange of any Equity Securities, options, warrants, rights or securities outstanding on June 7, 2023 or issued after June 7, 2023 in compliance with the provisions of this Section 7.10, (vi) in connection with obligations of the Partnership to any exchange trust or any other product of the Partnership that requires the issuance of any Equity Securities, (vii) issued as a general partner interest to an additional General Partner or substitute General Partner, or (viii) on or prior to June 7, 2023 and, if the Partnership authorizes the issuance or sale of any Equity Securities of the Partnership (other than as a dividend on outstanding Equity Securities of the Partnership), the Partnership shall offer to sell to each holder of a Preferred Series A Unit Account (each, a “Preemptive Holder”) a portion of such Equity Securities equal to the Preemptive Investor Portion. Each such Preemptive Holder shall be entitled to purchase such Equity Securities at the same price and on the same terms as such Equity Securities are to be offered to the prospective purchaser. The purchase price for all Equity Securities offered to each such Preemptive Holder shall be payable in cash by wire transfer of immediately available funds.

(b) In connection with the issuance or sale of any Equity Securities to which the preemptive rights described in this Section 7.10 apply, the Partnership will deliver to each Preemptive Holder, as soon as reasonably practicable under the circumstances giving rise to the preemptive rights described in this Section 7.10, a written notice (the “Preemptive Rights Notice”) describing (i) the Equity Securities being offered, (ii) the purchase price and the payment terms of the Equity Securities being offered (including the date the Partnership is requesting delivery of funds with respect thereto), and (iii) such holder’s percentage allotment.

(c) In order to exercise its preemptive rights under this Section 7.10, each Preemptive Holder must deliver a written notice to the Partnership describing its election hereunder (which election may be with respect to all or any portion of the Equity Securities it has a right to purchase hereunder) no later than twenty (20) days after receipt of the Preemptive Rights Notice.

(d) Notwithstanding anything to the contrary set forth herein, in lieu of offering to any Preemptive Holder any Equity Securities to which the preemptive rights described in this Section 7.10 apply at the time such Equity Securities are offered, the Partnership may comply with the provisions of this Section 7.10 by making an offer to sell to each such Preemptive Holder the number of such Equity Securities that such holder would be entitled to purchase under Section 7.10(a) promptly after a sale is effected. In such event, for all purposes of this Section 7.10, the number of such Equity Securities that each such Preemptive Holder shall be entitled to purchase under Section 7.10(a) shall be determined taking into consideration the actual number of Equity Securities sold so as to achieve the same economic effect as if such offer would have been made prior to such sale.

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(e) The rights under this Section 7.10 will terminate upon the date that there are no Preferred Series A Subclass 1 Unit Accounts outstanding.

Section 7.11. Additional Issuances and Indebtedness. Without the prior written consent of holders of a majority of then outstanding Preferred Series A Unit Accounts:

(a) none of the Partnership nor any of its Subsidiaries shall (i) issue any Equity Securities or (ii) incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that, in any such case, is senior in any respect to, or (except to the extent permitted pursuant to Section 7.11(b)) pari passu with, any right of distribution, redemption, repayment, repurchase or other payment relating to the Preferred Series A Unit Accounts; and

(b) prior to the conversion of all of the Preferred Series A Unit Accounts, the Partnership shall not directly or indirectly incur any additional long-term indebtedness, unless, (i) after giving effect to the incurrence thereof on a pro forma basis, the sum of all Indebtedness and such long-term indebtedness would not exceed 55% of the Partnership’s NAV plus cash on hand at the Issuer, the Partnership and its subsidiaries, and (ii) at the time of incurrence, the aggregate balance of the Partnership’s (including controlled Subsidiaries) Indebtedness plus such additional long-term indebtedness does not exceed 40% of the sum of the net asset value of the collateral underlying the loan portfolio of the Partnership and its Subsidiaries plus cash on hand at the Issuer, Partnership and its Subsidiaries.

Section 7.12. Adjustments to Conversion Price; Elective Conversion Upon Partnership Sale or Dissolution.

(a) If the Partnership at any time subdivides (by any stock split, dividend, recapitalization or otherwise) one or more classes of its respective outstanding Units into a greater number of Units, the applicable conversion price in effect immediately prior to such subdivision will be proportionately reduced. If the Partnership at any time combines (by combination, reverse stock split or otherwise) one or more classes of its respective outstanding Units into a smaller number of Units, the applicable conversion price in effect immediately prior to such combination will be proportionately increased.

(b) Subject to the terms of this Section 7.12(b), Class S Preferred Units may be converted into Class S Ordinary Units immediately prior to consummation of a Partnership Sale or an event giving rise to Liquidating Proceeds. The General Partner or Liquidation Agent, as the case may be, shall use commercially reasonable efforts to provide each holder of Class S Preferred Units with at least ten days’ notice of a Partnership Sale or an event giving rise to Liquidating Proceeds, which notice shall include a summary of the material terms of such Partnership Sale or event to allow such holder to make a decision regarding whether to elect to convert its, his or her Class S Preferred Units. Holders of Class S Preferred Units may irrevocably elect to convert all (but not less than all) of their respective Class S Preferred Units into Class S Ordinary Units (including, if applicable, fractional Units) pursuant to Section 7.05 by delivering a written notice to the General Partner or Liquidation Agent, as the case may be, within five days of delivery of the notice referenced in the immediately preceding sentence.

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Section 7.13. Redemption Limitation. Without the prior written consent of holders of a majority of then outstanding Preferred Series A Unit Accounts, and except as otherwise provided herein, the Partnership shall not redeem any other class or series of equity securities, whether pursuant to optional or mandatory redemption rights or otherwise, unless and until the holders of Preferred Series A Unit Accounts have been paid or redeemed in full an amount equal to the Hypothetical Preferred Opening Capital Account Balances associated with such Preferred Series A Unit Accounts. Notwithstanding the foregoing, this Section 7.13 shall not prevent the Partnership from redeeming (a) Units in connection with obligations of the Partnership to any exchange trust, (b) Class S Units, so long as the consideration used to redeem such Class S Units is a publicly traded security of an Affiliate or (c) redemptions pursuant to and in accordance with Section 4.03 and Section 4.05 and any conversion, exchange or redemption of any Units in which the redeemed party retains the same economic interest (other than any tax-related differences) in the Partnership or the Issuer, as the case may be, and in which the holders of Preferred Series A Unit Accounts retain priority in redemption and distributions (in each case to the maximum extent contemplated by this Agreement) over any such new economic interest.

Article VIII.

TRANSFER RESTRICTIONS

Section 8.01. Limited Partner Transfers. Each Limited Partner may Transfer Units in Exchange Transactions pursuant to, and in accordance with, the Exchange Agreement (provided that such Exchange Transactions shall be effected in compliance with policies that the General Partner may adopt or promulgate from time to time (including policies requiring the use of designated administrators or brokers)). Each holder of a Preferred Series Unit Account may further Transfer all or any portion of its Preferred Series Unit Account to an estate-planning vehicle or other Person without the consent of the General Partner.

Section 8.02. Mandatory Exchanges. The General Partner may not cause to be Transferred in an Exchange Transaction any Limited Partner Units without the written consent of the holder of such Units.

Section 8.03. Encumbrances. No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s reasonable discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void. Notwithstanding any other provision of this Agreement to the contrary and in furtherance of the foregoing, no holder of a Class A Unit may encumber or Transfer, in whole or in part, such Class A Unit to the extent such Encumbrance or Transfer would cause such Class A Unit to cease to track to a corresponding Ben LLC Class A Unit.

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Section 8.04. Further Restrictions.

(a) Notwithstanding any contrary provision in this Agreement, the General Partner may impose such forfeiture provisions, Transfer restrictions or other similar provisions with respect to any Units that are outstanding as of the date of this Agreement or are created thereafter, with the written consent of the holder of such Units or pursuant to an amendment to this Agreement adopted in accordance with Section 11.12. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the General Partner in its reasonable discretion with respect to all or a portion of the Units owned by any one or more Limited Partners at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii) such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s reasonable discretion; or

(v) the General Partner shall determine in its reasonable discretion that such Transfer would pose a material risk that the Partnership would be a “publicly traded partnership” as defined in Section 7704 of the Code.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the General Partner shall determine that interests in the Partnership do not meet the requirements of Treasury Regulations Section 1.7704-1(h), the General Partner may impose such restrictions on the Transfer of Units or other interests in the Partnership as the General Partner may determine in its reasonable discretion to be necessary or advisable so that the Partnership is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

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(c) Any Transfer in violation of this Article VIII shall, to the fullest extent permitted by law, be deemed null and void ab initio and of no effect.

Section 8.05. Rights of Assignees. Subject to Section 8.04(b), the Transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner that transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.07.

Section 8.06. Admissions, Withdrawals and Removals.

(a) No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent of (i) each incumbent General Partner, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent General Partner, in each case in the reasonable discretion of each incumbent General Partner and (ii) the holders of at least 51% of the Capital Account balances of each of the Class A Units, Class S Units and Preferred Series A Unit Accounts, voting separately on a Class by Class basis. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless (i) another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn) and (ii) the holders of at least 51% of the Capital Account balances of each of the Class A Units, Class S Units and Preferred Series A Unit Accounts have consented, on a Class by Class basis, to such transfer or withdrawal.

(b) No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.08. Any additional General Partner or substitute General Partner admitted as a general partner of the Partnership pursuant to this Section 8.06 is hereby authorized to, and shall, continue the Partnership without dissolution.

(c) Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

Section 8.07. Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s reasonable discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its reasonable discretion);

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(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

Section 8.08. Withdrawal and Removal of Limited Partners. Subject to Section 8.05, if a Limited Partner ceases to hold any Units, then such Limited Partner shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner (hereunder or under applicable Law), and shall be deemed to have withdrawn from the Partnership.

Section 8.09. Indirect Transfer to an Equity Holder. For the avoidance of doubt, subject to Section 8.04(b), in order to effectuate a Transfer of Units by a Limited Partner to an equity holder of such Limited Partner, a Limited Partner may Transfer Units to a Subsidiary of such Limited Partner and transfer its ownership in such Subsidiary to the Limited Partner’s equity holder. Notwithstanding Section 8.07(a), Section 8.07(b) and Section 8.07(c), but subject to Section 8.07(d), upon the Transfer of the Units by a Limited Partner to a Subsidiary thereof, such Subsidiary shall be automatically admitted as a Limited Partner upon its execution of a counterpart signature page to this Agreement.

Article IX.

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.01. No Dissolution. Except as required by the Act, the Partnership shall not be dissolved solely by reason of the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this Article IX, and the Partners, to the fullest extent permitted by law, hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 9.02. Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Partnership in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

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(c) the written consent of all Partners;

(d) at any time there are no limited partners, unless the Partnership is continued in accordance with the Act;

(e) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(e) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within 120 days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Units then outstanding agree in writing to so continue the business of the Partnership; or

(f) the determination of the General Partner in its reasonable discretion.

Notwithstanding any other provision of this Agreement (including Section 8.06 hereof) or the Act, upon the Incapacity or removal of the General Partner, the occurrence of a Disabling Event with respect to the General Partner, or upon the occurrence of any other event that causes the General Partner to withdraw as, or cease to be, the general partner of the Partnership (each, a “GP Triggering Event”), Issuer (or in the event that the Board of Directors of the Issuer determines that Issuer should not serve in such capacity, a nominee selected by the Board of Directors of the Issuer (other than the Issuer)) shall, without any action of any other Person, be automatically admitted as a general partner of the Partnership (a “Substitute GP”) upon the execution by such Substitute GP of a counterpart signature page to this Agreement. Such Substitute GP shall be deemed admitted to the Partnership as a general partner of the Partnership effective immediately prior to the occurrence of such GP Triggering Event. The Substitute GP, solely in its capacity as General Partner, shall have no interest in the profits, losses and capital of the Partnership and will have no right to receive any distributions of Partnership assets, and to the extent the Substitute GP is a Non-Issuer Substitute GP, the Substitute GP shall owe the Non-Issuer Substitute GP Duties. Upon admission of a Substitute GP in accordance with the foregoing, such Substitute GP is hereby authorized to, and elects to, carry on the business of the Partnership in accordance with the terms of this Agreement and the Act, and the Partnership shall continue without dissolution.

Section 9.03. Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The Sub-Capital Account balances of the FLP Unit Accounts (other than the Subclass 3 FLP Unit Accounts) shall automatically be converted into Class S Units according to Section 7.04; provided that the FLP 4 Issuance Limitations shall not be applicable and all FLP 4 Accrued S Units shall be converted into Class A Units. Then, the proceeds of any liquidation shall be applied and distributed in the following order:

(a) first, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

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(b) second, the remaining proceeds, if any (the “Liquidating Proceeds”), shall be distributed pursuant to Section 4.07 (substituting “Liquidating Proceeds” for “Sales Proceeds”).

Section 9.04. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

Section 9.05. Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

Section 9.06. Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.

Section 9.07. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, this Section 9.07 and the provisions of Section 10.01, Section 10.02, Section 11.09 and Section 11.10 shall survive the termination of the Partnership.

Article X.

LIABILITY AND INDEMNIFICATION

Section 10.01. Liability of Partners.

(a) No Limited Partner and no Affiliate, manager, member, employee or agent of a Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership, except to the extent required by the Act.

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(b) Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner (other than a Non-Issuer Substitute GP), or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties or standards expressly set forth herein are approved by the Partnership, each of the Partners and each other Person bound by this Agreement. Whenever in this Agreement or any other agreement contemplated hereby one or more Indemnitees or other Persons are permitted to or required to make a decision (i) in their “discretion” or (ii) pursuant to any provision not subject to an express standard of “good faith” (regardless of whether there is a reference to “discretion” or any other standard), then the Indemnitee(s) or such other Person(s), as applicable, in making such decision, shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Partnership, the Partners, or any other Person (including any creditor of the Partnership), and shall not be subject to any other or different standards imposed by this Agreement or otherwise existing at law, in equity or otherwise. Notwithstanding the immediately preceding sentence, if a decision or action under this Agreement is to be made or taken by one or more Indemnitees or other Persons in “good faith”, the Indemnitee(s) or such other Person(s) shall act in “good faith” and shall not be subject to any other or different standard under this Agreement or otherwise existing at law, in equity or otherwise and any decision or action made or taken or omitted to be made or taken in good faith shall not be a breach of this Agreement or any other agreement contemplated hereby or otherwise applicable provision of law or in equity. For all purposes of this Agreement and notwithstanding any applicable provision of law or in equity, a determination or other action or failure to act by one or more Indemnitees or other Persons conclusively will be deemed to be made, taken or omitted to be made or taken in “good faith” unless the Indemnitee(s) or such other Person(s), as applicable, subjectively believed such determination, action or failure to act was adverse to the interests of the Partnership. The belief of a majority of the Board of Directors of Issuer or committee thereof shall be deemed to be the belief of the Board of Directors of Issuer or such committee. In any proceeding brought by the Partnership, any Limited Partner or any other Person who is bound by this Agreement challenging an action, determination or failure to act, notwithstanding any provision of law or equity to the contrary, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act did not satisfy the applicable standard of conduct pursuant to this Agreement. To the fullest extent permitted by law, any action or determination taken or made by one or more Indemnitees or other Persons which is not in breach of this Agreement shall be deemed taken or determined in compliance with this Agreement, the Act and any other applicable fiduciary requirements.

(c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner, other than a Non-Issuer Substitute GP) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to another Partner or to another Person who is a party to or is otherwise bound by this Agreement, the Partners (including without limitation, the General Partner (other than a Non-Issuer Substitute GP) acting under this Agreement will not be liable to the Partnership, to any such other Partner or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement.

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(d) The General Partner and any other Indemnitees may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by such Person on behalf of the Partnership in accordance with the advice or opinion of such counsel, accountants or financial or other advisors shall be conclusively presumed, other than with respect to a Non-Issuer Substitute GP, to have been done or omitted in good faith in accordance with such advice or opinion so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 10.02. Indemnification.

(a) Indemnification. To the fullest extent permitted by law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Partnership to provide broader indemnification rights than such law permitted the Partnership to provide prior to such amendment), the Partnership shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, including appeals, by reason of his or her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 10.02, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitees’ conduct was unlawful; provided, further, that if any employee of the Partnership, the Issuer or any Affiliate brings any action, suit or proceedings against the Partnership, the General Partner or any Affiliate of the foregoing, such employee shall not be entitled to indemnification under this Section 10.02, unless the General Partner in its reasonable discretion consents thereto. The indemnification of an Indemnitee of the type identified in clause (d) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self-insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Partnership. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Partnership or any Indemnitee.

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(b) Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within 30 days after a written claim therefor by any Indemnitee has been received by the Partnership, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance.

(i) To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(ii) In the event of any payment by the Partnership under this Section 10.02, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Partnership, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Partnership to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Partnership shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(iii) The Partnership shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02 shall be made to the fullest extent permitted by law.

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(f) Notwithstanding anything to the contrary set forth in this Section 10.02, any indemnification or advancement obligation of the Partnership under this Agreement shall only be satisfied to the extent that the Partnership will remain solvent, as determined by the General Partner in its reasonable discretion, after payment of such obligations, and thereafter any such obligation shall terminate.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

Section 10.03. Exculpation.

Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable to the Partnership, the Partners or any other Persons who are bound by this Agreement, for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnitee, or for any breach of contract (including breach of this Agreement) or any breach of duties (including breach of fiduciary duties, if any) whether arising hereunder, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct.

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Article XI.

MISCELLANEOUS

Section 11.01. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and made (i) the date such notice, request, claim, demand or other communication is served by delivery in person upon the Person for whom it is intended, (ii) the date sent if delivered by electronic mail (provided, that for such electronic mail to be deemed to have been given on the date it is sent, a copy of such notice, request, claim, demand or other communication is also furnished on such date to a nationally recognized overnight courier for next business day delivery), (iii) three business days after mailing if sent by certified or registered mail, return receipt requested, or (iv) one business day after being furnished to a nationally recognized overnight courier for next business day delivery, in each case to the Person at the applicable address or electronic mail address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a)	If to the Partnership, to:

Beneficient Company Holdings, L.P.
c/o Beneficient Company Group, L.L.C.
325 N. St. Paul Street, Suite 4850
Dallas, Texas 75201
Attention: General Counsel
Electronic mail: legalnotices@beneficient.com

(b)	If to any Partner, to:

Beneficient Company Group, L.L.C.
325 N. St. Paul Street, Suite 4850
Dallas, Texas 75201
Attention: General Counsel
Electronic mail: legalnotices@beneficient.com

The Beneficient Company Group, L.P. shall use commercially reasonable efforts to forward any such communication to the applicable Partner’s address or electronic mail address as shown in the Partnership’s books and records.

(c)	If to the General Partner, to:
Beneficient Company Group, L.L.C.
325 N. St. Paul Street, Suite 4850
Dallas, Texas 75201
Attention: General Counsel
Electronic mail: legalnotices@beneficient.com

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Section 11.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

Section 11.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 11.05. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he or she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

Section 11.06. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

Section 11.07. Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

Section 11.08. Entire Agreement. This Agreement and the UPA, as referenced herein, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the principles of conflicts of law.

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Section 11.10. Dispute Resolution.

(a) The Partnership, and each Partner, each other Person who acquires a Unit or other interest in the Partnership and each other Person who is bound by this Agreement (collectively, the “Consenting Parties” and each a “Consenting Party”) (i) irrevocably agrees that, unless the General Partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement or any interest in the Partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of this Agreement, including without limitation the validity, scope or enforceability of this Section 11.10(a) or the arbitrability of any Dispute (as defined below), (B) the duties, obligations or liabilities of the Partnership to the Partners, or of the Partners to the Partnership, or among Partners, (C) the rights or powers of, or restrictions on, the Partnership, or any Partner, (D) any provision of the Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Act relating to the Partnership or by this Agreement or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be finally settled by arbitration conducted by three arbitrators (or, in the event the amount of quantified claims and/or estimated monetary value of other claims contained in the applicable request for arbitration is less than $3.0 million, by a sole arbitrator) in Wilmington, Delaware in accordance with the Rules of Arbitration of the International Chamber of Commerce (including the rules relating to costs and fees) existing on the date of this Agreement except to the extent those rules are inconsistent with the terms of this Section 11.10, and that such arbitration shall be the exclusive manner pursuant to which any Dispute shall be resolved; (ii) agrees that this Agreement involves commerce and is governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. and any applicable treaties governing the recognition and enforcement of international arbitration agreements and awards; (iii) agrees to take all steps necessary or advisable, including the execution of documents to be filed with the International Court of Arbitration or the International Centre for ADR in order to properly submit any Dispute for arbitration pursuant to this Section 11.10(a); (iv) irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the submission of any Dispute for arbitration pursuant to this Section 11.10(a) and any right to lay claim to jurisdiction in any venue; (v) agrees that (A) the arbitrator(s) shall be U.S. lawyers, U.S. law professors and/or retired U.S. judges and all arbitrators, including the president of the arbitral tribunal, may be U.S. nationals and (B) the arbitrator(s) shall conduct the proceedings in the English language; (vi) agrees that except as required by law (including any disclosure requirement to which the Partnership may be subject under any securities law, rule or regulation or applicable securities exchange rule or requirement) or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain; (vii) irrevocably agrees that, unless the General Partner and the relevant named party or parties shall otherwise mutually agree in writing, (A) the arbitrator(s) may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual claim, (B) SUCH CONSENTING PARTY MAY BRING CLAIMS ONLY IN ITS INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF, CLASS REPRESENTATIVE OR CLASS MEMBER, OR AS A PRIVATE ATTORNEY GENERAL, IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING, and (C) the arbitrator(s) may not consolidate more than one person’s claims, and shall not have authority otherwise to preside over any form of a representative or class or consolidated proceeding or entertain any claim on behalf of a person who is not a named party, nor shall any arbitrator have authority to make any award for the benefit of, or against, any person who is not a named party; and (viii) agrees that if a Dispute that would be arbitrable under this Agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its Affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its Affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke this arbitration agreement. Notwithstanding Section 11.01, each provision of this Section 11.10(a) shall be deemed material, and shall not be severable and this Section 11.10(a) shall be enforced only in its entirety. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

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(b) Notwithstanding the provisions of Section 11.10(a), any Consenting Party may bring an action or special proceeding for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this paragraph (b), each Consenting Party (i) irrevocably agrees that, unless the General Partner consents in writing to the selection of an alternative forum, any such action or special proceeding shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such action or special proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such action or special proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such action or special proceeding is brought in an inconvenient forum, or (C) the venue of such action or special proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such action or special proceeding; (v) consents to process being served in any such action or special proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; (vi) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) If the arbitrator(s) shall determine that any Dispute is not subject to arbitration, or the arbitrator(s) or any court or tribunal of competent jurisdiction shall refuse to enforce any provision of Section 11.10(a) or shall determine that any Dispute is not subject to arbitration as contemplated thereby, then, and only then, shall the alternative provisions of this Section 11.10(c) be applicable. Each Consenting Party, to the fullest extent permitted by law, (i) irrevocably agrees that unless the General Partner consents in writing to the selection of an alternative forum, any Dispute shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction over such Dispute; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. The parties acknowledge that the fora designated by this Section 11.10(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

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Section 11.11. Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

Section 11.12. Amendments and Waivers.

(a) Subject to this Section 11.12, this Agreement may be amended, supplemented, waived or modified by the General Partner in its reasonable discretion without the approval of any Limited Partner or other Person; provided that no amendment may materially and adversely affect the rights of a holder of Units, as such, other than on a pro rata basis with other holders of Units of the same Class without the prior written consent of such holder (or, if there is more than one such holder that is so affected, without the prior written consent of a majority in interest of such affected holders in accordance with their holdings of such Class of Units); provided, further, that no amendment may be made that would materially and adversely affect the rights of a particular Class without the prior written consent of a majority in interest of the holders of such Class; provided, further, that no amendment may be made that would materially and adversely affect the rights of the Subclass 3 FLP Unit Accounts without the prior written consent of a majority in interest by Capital Account balance of the holders of such Subclass 3 FLP Unit Accounts; provided, further, that no amendment may be made to Section 4.01 hereof without the prior written consent of Beneficient Holdings, Inc.; provided, further, however, that notwithstanding the foregoing, the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement or the Partnership Register and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class or series of equity interest in the Partnership pursuant to Section 7.01 (and subject to compliance with Section 7.10); (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement, including pursuant to Section 7.01; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership. For the avoidance of doubt, any amendment to Section 4.01, Section 4.02, the first sentence of Section 5.03, Section 5.04, Section 5.06, Section 7.02 (to the extent such amendment requires Units to be certificated), Section 7.08, Section 7.09, Section 7.10, Section 7.11, Section 7.12, Section 7.13, or, to the extent related to any of the foregoing, Section 1.01, in each case that in any way affects the rights of the holder(s) of any class of Preferred Series Unit Accounts shall be deemed to materially affect the rights of the holder(s) of such Class. Subject to any requirement herein to seek the consent of a particular Class, if consent from multiple holders is required to be obtained pursuant to this Section 11.12(a), then the consent of a majority in interest (calculated on an as converted basis, assuming all such holders had converted the Equity Securities held by them to Class A Units) of all such holders shall constitute the consent of all such holders. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Partners. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Partner or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner and the Limited Partners shall be deemed a party to and bound by such amendment.

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(b) Notwithstanding anything in this Agreement to the contrary, in addition to any required approval of any holder or Class pursuant to Section 11.12(a), any amendment, supplement, waiver or modification of the definitions of “Minimum Retained Earnings” or Section 4.01, shall require the approval of the Executive Committee.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

Section 11.13. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02); provided, however, that each employee, officer, director, agent or indemnitee of any Consenting Party or its Affiliates is an intended third party beneficiary of Section 11.10(a) and shall be entitled to enforce its rights thereunder.

Section 11.14. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

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Section 11.15. Power of Attorney. Each Limited Partner, by its execution hereof, hereby makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file: (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of the Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.03) and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership. It is expressly intended by each Limited Partner that the power of attorney granted by this Section 11.15 is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent death, disability or incapacity of such Limited Partner (or if such Limited Partner is a corporation, partnership, trust, association, limited liability company or other legal entity, by the dissolution or termination thereof).

Section 11.16. Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 11.12, the General Partner may, or may cause the Partnership to, without the approval of any Limited Partner or other Person, enter into separate subscription, letter or other agreements with individual Limited Partners with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Limited Partner(s) party thereto notwithstanding the provisions of this Agreement. The General Partner may from time to time execute and deliver to the Limited Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 11.17. Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

Section 11.18. Delivery by Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an email with scan attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of an email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the Effective Date.

GENERAL PARTNER:

BENEFICIENT COMPANY GROUP, L.L.C.

By:	Beneficient, its managing member

By:
Name:
Title:

Signature Page

10th A&R LPA of Beneficient Company Holdings, L.P.

A-68

BENEFICIENT HOLDINGS, INC., solely with respect to Section 4.01

By:
Name:	Brad K. Heppner
Title:	Authorized Signatory

Signature Page

10th A&R LPA of Beneficient Company Holdings, L.P.

A-69

Annex A

JOINDER AGREEMENT

Reference is made to the Tenth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “Partnership”), dated as of ____________, 2025 (as amended, the “Agreement”). All capitalized, but undefined terms used in this joinder agreement (this “Joinder Agreement”) shall have the meanings assigned to them in the Agreement.

By executing this Joinder Agreement, [Insert Name of New Limited Partner] (the “New Limited Partner”), hereby agrees that effective upon the execution of this Joinder Agreement by each of the parties hereto, it shall be bound by all of the terms and conditions of the Agreement and shall become a party to the Agreement.

Additionally, by executing this Joinder Agreement the undersigned New Limited Partner hereby represents and warrants that it has carefully reviewed and understands the Issuer’s most recently filed Annual Report on Form 10-K, including but not limited to, the “Executive Compensation” section and the “—Related Parties” footnote in the notes to the consolidated financial statements set forth therein, along with the exhibits and schedules attached thereto and each Quarterly Report on Form 10-Q along with the exhibits and schedules attached thereto and each Current Report on Form 8-K along with the exhibits and schedules attached thereto filed thereafter (the “Public Filings”). In conducting its independent review of the Public Filings, the New Limited Partner has been provided the opportunity to ask questions of, and receive answers from, the Issuer’s officers concerning the Public Filings and has obtained all additional information concerning the Public Filings and any other matters relating to the Partnership or the Issuer that it deems relevant to its determination to enter into this Agreement and the matters attendant thereto

The execution by the New Limited Partner of this Joinder Agreement shall constitute its execution of a counterpart signature page to the Agreement.

Upon the execution of this Joinder Agreement by each of the parties hereto, the New Limited Partner shall be admitted as a Limited Partner of the Partnership effective as of [Insert Date].

Annex A

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of ________________ ___, 202__.

[SIGNATURE BLOCK OF NEW LIMITED PARTNER]

Accepted and Agreed by:

GENERAL PARTNER:

BENEFICIENT COMPANY GROUP, L.L.C.

By: ________________________
Name: ______________________
Title: ______________________

Annex A

EXHIBIT A

Exchange Fund Portfolio Interests

[attached]

Annex A

EXHIBIT B

ExchangeTrust Transactions

ExchangeTrust Transactions

Closing Date	Alternative Asset	Closing NAV
$
$
$
$
$
$
$
$
$
$
$
$

Exhibit B

EXHIBIT C

FLP 4 Percentage Interests

FLP 4 Accounts Holders	Percentage Interests	Designated Amounts

Total		$400,000,000

Exhibit C

EXHIBIT B

Class B Holders Consent Agreement

BENEFICIENT

325 North St. Paul Street, Suite 4850

Dallas, TX 75201

Class B Holders	________, 2025

C/O Beneficient

325 North St Paul Street

Suite 4850

E-mail: Brad.Heppner@beneficient.com

Attn: Brad K. Heppner

Messrs. Heppner, Hicks, and Schnitzer:

The purpose of this consent agreement (this “Consent Agreement”) is to set forth the agreement by and among Beneficient (the “Company”), Beneficient Company Holdings, L.P. (“BCH”), Beneficient Company Group, L.L.C. (“BCH GP”), Beneficient Holdings, Inc. (“BHI”), Hicks Holdings Operating, LLC (“Hicks Operating”), and Bruce Schnitzer (Mr. Schnitzer, collectively with BHI and Hicks Operating, the “Class B Holders”) with respect to certain consents and other agreements related to the matters set forth herein.

1. Amended BCH LPA. BCH GP, as the sole general partner of BCH, and the Class B Holders, as the majority holders of the (i) Preferred Series A Subclass 1 Unit Accounts, (ii) Preferred Series A Subclass 0 Unit Accounts , (iii) Class S Preferred Units, and (iv) Class S Ordinary Units of BCH, pursuant to Section 11.12 of the Ninth Amended and Restated Limited Partnership Agreement of BCH, effective April 18, 2024 and amended September 30, 2024 (the “BCH LPA” and upon effectiveness of the amendments contemplated by this Consent Agreement, the “Amended BCH LPA”) hereby consent and agree to amend the BCH LPA in substantially the form attached as Exhibit A to that certain Master Agreement by and among the Company, the BCH GP, BHI, Hicks Operating, and Mr. Schnitzer entered into as of the date hereof (the “Master Agreement”). Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Amended BCH LPA.

2. Class B Common Stock Issuances. In exchange for entering into the Master Agreement and consenting to the Amended BCH LPA, and subject to the consummation of the Transactions as contemplated and defined in the Master Agreement (the “Closing”), the Company agrees, to the extent permitted by applicable law and contracts, to issue restricted shares of its Class B common stock (“Class B Common Stock”) to the Class B Holders in accordance with the terms set forth in this Paragraph 2.

(a) Initial Class B Shares. On the Closing Date, the Company shall issue restricted shares of Class B Common Stock pro rata to the Class B Holders in an amount such that, immediately following the issuance, the Class B Holders would collectively hold the Designated Percentage of the total combined voting power (on a fully diluted basis with respect to securities of the Company) (“Total Voting Power”) of the Class A common stock of Beneficient (“Class A Common Stock”) and Class B Common Stock (the “Initial Class B Shares”). The “Designated Percentage” shall be equal to 42.67%.

(b) Subsequent Class B Shares. Following the Closing and from time to time until the Closing NAV equals three billion ($3,000,000,000), in connection with the closing of each ExchangeTrust Transaction issuing votable securities (“Votable Securities”) of the Company (or securities convertible into votable securities of the Company (“Convertible Securities”)), the Company shall issue restricted shares of Class B Common Stock pro rata to the Class B Holders in an amount such that, immediately following the issuance, the Class B Holders would collectively hold the Designated Percentage of the Total Voting Power (“Subsequent Class B Shares”). The Subsequent Class B Shares shall be issued with respect to the issuance of Votable Securities, on the closing date of the applicable ExchangeTrust Transaction, and with respect to the issuance of Convertible Securities, on each date the Convertible Securities are converted into Votable Securities.

B-1

(c) Voting Rights. Notwithstanding any other provision herein, the Initial Class B Shares and Subsequent Class B Shares (collectively, the “Restricted B Shares”) shall, upon issuance, carry full voting rights pari passu with all other outstanding shares of Class B Common Stock.

(d) Mandatory Redemption. The Restricted B Shares shall be redeemed by the Company at $0.001 per share upon any liquidation of the Company, immediately prior to any transfer of beneficial ownership of such Restricted B Shares by the holder thereof (other than to permitted estate planning transferees who agree to the same restrictions), immediately prior to any conversion of the Restricted B Shares, immediately prior to the sale, merger, or other liquidity event involving the Company or substantially all of its business.

(e) Waiver of Economic Rights. Each Class B Holder irrevocably waives and disclaims any and all rights to receive dividends, distributions, or other economic benefits of any kind with respect to the Restricted B Shares, whether such dividends or distributions are paid in cash, property, or stock. This waiver shall continue in effect for so long as a Class B Holder or its permitted successor holds the shares. Each Class B Holder acknowledges and agrees that this waiver is being made voluntarily, without any consideration, and with full knowledge of its consequences.

This Letter Agreement contains the entire agreement of the parties and supersedes any and all prior written and/or oral agreements with regard to the matters set forth herein. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

[signature page follows]

B-2

If the foregoing accurately reflects our agreement, please sign one copy of this Letter Agreement and return it to the undersigned.

Very truly yours,

BENEFICIENT

By:
Name:
Title:	Authorized Signatory

BENEFICIENT COMPANY GROUP, L.L.C

By:
Name:
Title:	Authorized Signatory

ACCEPTED and AGREED
as of [_________], 2025:

BENEFICIENT HOLDINGS, INC.

By:
Name:	Brad K. Heppner
Title	Authorized Signatory

HICK HOLDING OPERATING, LLC

By:
Name:	Thomas O. Hicks
Title	Authorized Signatory

Bruce Schnitzer

EXHIBIT C

BMP Consent Agreement

BENEFICIENT

325 North St. Paul Street, Suite 4850

Dallas, TX 75201

Beneficient Management Group, L.L.C.	[____________], 2025

C/O Beneficient

325 North St Paul Street

Suite 4850

E-mail: Brad.Heppner@beneficient.com

Attn: Brad K. Heppner

Mr. Heppner:

The purpose of this consent agreement (this “Consent Agreement”) is to set forth the agreement by and among Beneficient (the “Company”), Beneficient Company Holdings, L.P. (“BCH”), Beneficient Company Group, L.L.C. (“BCH GP”), and Beneficient Management Group, L.L.C. (as general partner of Beneficient Management Partners, L.P., “BMP”, the “BMP GP”) with respect to certain consents and other agreements related to the matters set forth herein.

1. Amended BCH LPA. Each of BCH GP, as the sole general partner of BCH and the BMP GP, as the general partner of BMP, holder of Subclass 2 FLP Unit Accounts of BCH, pursuant to Section 11.12 of the Ninth Amended and Restated Limited Partnership Agreement of BCH, effective April 18, 2024 and amended September 30, 2024 (the “BCH LPA” and upon effectiveness of the amendments contemplated by this Consent Agreement, the “Amended BCH LPA”) hereby consent and agree to amend the BCH LPA in substantially the form attached as Exhibit A to that certain Master Agreement by and among the Company, the BCH GP, Beneficient Holdings, Inc., Hicks Holdings Operating, LLC, and Mr. Bruce Schnitzer entered into as of December 22, 2024 (the “Master Agreement”). Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Amended BCH LPA.

This Letter Agreement contains the entire agreement of the parties and supersedes any and all prior written and/or oral agreements with regard to the matters set forth herein. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

[signature page follows]

C-1

If the foregoing accurately reflects our agreement, please sign one copy of this Letter Agreement and return it to the undersigned.

Very truly yours,

BENEFICIENT

By:
Name:
Title:	Authorized Signatory

BENEFICIENT COMPANY GROUP, L.L.C

By:
Name:
Title:	Authorized Signatory

ACCEPTED and AGREED
as of [_________], 2025:

BENEFICIENT MANAGEMENT COMPANY, L.L.C.

By:
Name:	Brad K. Heppner
Title	Authorized Signatory

EXHIBIT D

Compensation Policy

BENEFICIENT

AMENDED AND RESTATED

COMPENSATION AND INCENTIVES POLICY

The Board of Directors (the “Board”) of Beneficient (the “Company”) previously approved and adopted a compensation policy (the “Initial Policy”) with respect to the employees of the Company and its Subsidiaries (as herein defined) (collectively referred to as the “Company Group”). The Initial Policy became effective as June 7, 2023, the date of the consummation of the transactions contemplated by that certain Business Combination Agreement dated September 21, 2022, by and among The Beneficient Company Group, L.P., Avalon Acquisition, Inc. and the other parties thereto. Pursuant to Section 5 of the Initial Policy, the Board has adopted this Beneficient Amended and Restated Compensation and Incentives Policy (the “Policy”) effective as of _______, 2025 (the “Effective Date”).

1. Purpose.

The purposes of this Policy are as follows: (i) promote the Company Group’s goals and work plan for the long-term benefit of the Company Group’s stakeholders; (ii) compensating and providing long-term incentives to Employees (as defined below); and (iii) establishing an acceptable limit on the overall annual compensation and other incentives payable to Employees while continuing to create incentives for Employees by compensating the Employees within the terms and provisions of this Policy.

2. Definitions. The following terms used in this Policy shall have the following meanings:

“Accrued Issuable S Units” means the aggregate number of Issuable S Units not yet issued.

“Base Salary” means an Employee’s annual base salary, annualized hourly wage rate, overtime, cash or equity-based commissions, and pay during vacations or other authorized leaves of absence paid by any member of the Company Group during a Fiscal Year, including amounts not currently includible in gross income by reason of the Employee’s election to defer such amounts under a cafeteria plan, flexible spending account, 401(k) plan or other deferred compensation plan of the Company or any other member of the Company Group, but excluding any Bonus, Equity-Based Award and Benefits.

“BCH” means Beneficient Company Holdings, L.P., or any successor thereto.

“BCH Equity Compensation” means, with respect to each Employee that holds an interest in Beneficient Management Partners, L.P. (“BMP”) (each such Employee, a “BMP Participant”), the value of any Class S Units of BCH issued to BMP for the benefit of any BMP Participant pursuant to Section 7.04 of the BCH LPA as a result of allocations to BMP pursuant to Section 5.04(c)(i) or Section 5.04(d)(ii) of the BCH LPA (excluding amounts, if any, that were subsequently clawed back and cancelled pursuant to Section 7.04(b)(iv) of the BCH LPA) for the applicable Fiscal Year.

“BCH LPA” means the Tenth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. dated as of ______, 2025.

“Benefits” means medical, dental, life and disability insurance benefits provided to an Employee, and to an Employee’s spouse and dependents, in which the Employee was entitled to participate, whether or not the Employee or the Employee’s spouse or dependents participated.

“Bonus” means any cash performance-based bonus, year-end cash bonus or other cash bonus paid by the Company or any other member of the Company Group to any Employee during a Fiscal Year, including amounts not currently includible in gross income by reason of the Employee’s election to defer such amounts under a cafeteria plan, flexible spending account, 401(k) plan or other deferred compensation plan of the Company or any other member of the Company Group.

“Budgeted Annual Compensation” means, for each Fiscal Year, the total Compensation that would be paid or granted by the Company Group to all individuals for service as an Employee with respect to any Fiscal Year in the absence of the Annual Compensation Cap established by this Policy.

“Class A Common Stock” means the Class A Common Stock, par value $0.001, of Beneficient.

“Class B Common Stock” means the Class B Common Stock, par value $0.001, of Beneficient.

“Class S Issuance Date” means, with respect to Class S Units of BCH issuable in connection with an allocation pursuant to Section 5.04(d) of the BCH LPA, the 10th business day of the month following the Measurement Date and, with respect to Class S Units of BCH issuable in connection with an allocation pursuant to Section 5.04(c) of the BCH LPA, the date the Company files its quarterly or annual report, as applicable, with the Securities and Exchange Commission with respect to the period ended on such Measurement Date, but in no event more than 105 days following the applicable Measurement Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Compensation” means with respect to each Employee for any Fiscal Year, the aggregate amount or value of the Base Salary, Bonus, Equity-Based Compensation and BCH Equity Compensation paid or granted to such Employee for such Fiscal Year.

“Compensation Committee” means the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time designate.

“Date of Grant” means the effective date on which an Equity-Based Award is made to an Employee as set forth in the applicable award agreement; provided, that to the extent the Date of Grant is determined, in accordance with GAAP, to be another date, the Date of Grant as determined in accordance with GAAP shall control.

“Employee” means a common law employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any other member of the Company Group; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under applicable law for the relevant period. For the avoidance of doubt, “Employee” shall not include (i) non-employee directors on the Board, and (ii) any consultants or independent contractors of the Company or any other member of the Company Group.

“Equity-Based Award” means any stock options, restricted stock or equity awards, stock or equity appreciation rights, restricted stock or equity units, dividend equivalent rights, or other forms of equity awards made by the Company or any other member of the Company Group to any Employee under any equity-based compensation plan during a Fiscal Year, but excluding any form of partnership interest or equity in BCH issued to any Employee, in the Employee’s capacity as a partner in BCH, pursuant to the terms of the BCH LPA.

D-2

“Equity-Based Compensation” means, with respect to each Fiscal Year for each outstanding Equity-Based Award held by an Employee, an amount equal to the Grant Date Fair Value of such Equity-Based Award multiplied by the percentage of such Equity-Based Award that vests during such Fiscal Year.

“Fiscal Year” means the fiscal year of the Company.

“FLP 1 Account Letter Agreement” means that certain letter agreement by and between the Company and Beneficient Holdings, Inc. entered into [_______ __, 2025].

“GAAP” means accounting principles generally accepted in the United States from time to time, applied on a basis substantially consistent with the audited financial statements of the Company.

“Grant Date Fair Value” means, such respect to an Equity-Based Award, the grant date fair value as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718”), or any successor thereto, as of such Equity-Based Award’s Date of Grant.

“Gross Revenues” means, with respect to any Fiscal Year, the gross revenues of the Company and its Subsidiaries (exclusive of any trust that is considered a Subsidiary solely because it is a consolidated subsidiary for financial reporting purposes) calculated on a consolidated basis for such Fiscal Year in accordance with GAAP.

“Issuable S Units” means the number of Class S Units of BCH that, without taking into consideration any limit under this Policy, would be issuable to BMP for the benefit of BMP Participants in connection with each allocation to the Subclass 2 FLP Unit Accounts (as defined in the BCH LPA) as of the last day of each fiscal quarter (each such date, a “Measurement Date”), which number shall be equal to the aggregate amount of such allocation during such quarterly period divided by the price per share of Class A Common Stock on the applicable Measurement Date.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Subsidiary” means, with respect to the Company, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by the Company, by one or more Subsidiaries of the Company or a combination thereof, (b) a partnership (whether general or limited) in which the Company or a Subsidiary of the Company, at the date of determination, (i) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (ii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which the Company, one or more Subsidiaries of the Company, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of the Company, or (iii) otherwise controls the Company or (d) any other Person the financial information of which is consolidated by the Company for financial reporting purposes under GAAP, exclusive of any trust that is a consolidated subsidiary for financial reporting purposes including, without limitation, a “custody trust,” “collective trust,” “liquid trust” and “funding trust.”

“S Units Cap” means, with respect to any date, the maximum number of Class S Units that may be issued before the aggregate value of such Class S Units (with each Class S Unit equal in value to the price per share of Class A Common Stock as of any date of determination of the S Units Cap)exceeds the difference between the Annual Compensation Cap (as defined below) and the aggregate value of all Paid Compensation (as defined below) plus the number of Class S Units released under the FLP 1 Account Letter Agreement with respect to the applicable Fiscal Year. The S Units Cap shall be initially determined no later than June 30 each year and shall be re-determined as of each Class S Issuance Date.

D-3

“Unpaid Compensation” means, for each Fiscal Year, the amount by which the Budgeted Annual Compensation exceeds the Annual Compensation Cap for such Fiscal Year.

3. Annual Compensation Limit.

(a) The aggregate value of all Compensation paid or granted, as applicable, by the Company and any other member of the Company Group to all individuals for service as an Employee with respect to any Fiscal Year of the Company (the aggregate amount of such Compensation that has been paid or granted as of any given date during such Fiscal Year, the “Paid Compensation”) during the term of this Policy will not, except as otherwise provided in this Section 3, exceed sixty percent (60%) of the Gross Revenue for the immediately preceding Fiscal Year (such limit, the “Annual Compensation Cap”); provided, that if the Gross Revenue for the initial six-month period of any Fiscal Year, on an annualized basis, would exceed the Gross Revenue for the immediately preceding Fiscal Year, the Annual Compensation Cap for such Fiscal Year shall be sixty percent (60%) of the annualized Gross Revenues for such Fiscal Year. Notwithstanding the foregoing, an amount equal to (i) the aggregate value of all Base Salaries, Bonuses and Benefits paid or provided, as applicable, by the Company Group to all individuals for service as an Employee during any Fiscal Year of the Company, and (ii) the Equity-Based Compensation attributable to any Fiscal Year for Equity-Based Awards granted in prior years (collectively, the “Permitted Annual Compensation”) may exceed the Annual Compensation Cap and may be paid by the Company Group. For the avoidance of doubt, the Annual Compensation Cap shall not be applicable to any payments or distributions payable, either directly or indirectly, to any Employee from any Person that is not a member of the Company Group, with such excluded Persons to include, without limitation, Bradley Capital Company, L.L.C. The Annual Compensation Cap shall be determined initially no later than June 30 and again on December 31.

(b) Following each Measurement Date but prior to the respective Class S Issuance Date, the Compensation Committee shall determine the number of Issuable S Units and Accrued Issuable S Units to issue to BMP for the benefit of BMP Participants on the applicable Class S Issuance Date with respect to that fiscal quarter (taking into account the number of Class S Units of BCH that would concurrently be released under the FLP 1 Account Letter Agreement) (the “BMP Issuance Amount”); provided that number may not exceed the S Units Cap.

(c) If the Budgeted Annual Compensation to be paid or granted by the Company Group to all individuals for service as an Employee with respect to any Fiscal Year during the term of this Policy exceeds the applicable Annual Compensation Cap, then the Unpaid Compensation shall be deferred and will not be payable for such Fiscal Year. The Compensation Committee (or any subcommittee thereof), and such officers of the Company to whom the Compensation Committee may delegate such authority with respect to Employees that are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall have the discretion to determine how any required reduction in the Budgeted Annual Compensation shall be effected among the Employees and the various forms of Compensation as necessary to comply with the applicable Annual Compensation Cap. Any Unpaid Compensation for any Fiscal Year may, at the discretion of the Compensation Committee, be carried forward and paid or granted, as applicable, in future Fiscal Years to the extent that the amount of such Unpaid Compensation plus the amount of the Compensation otherwise payable in such subsequent Fiscal Year does not exceed the Annual Compensation Cap for such subsequent Fiscal Year.

D-4

4. Term.

This Policy will have an initial term commencing on June 7, 2023 and continue through December 31, 2024 (the “Initial Term”). Upon the expiration of the Initial Term, this Policy shall automatically renew and extend for successive twelve (12) month periods (each a “Renewal Term”) unless the Board, in accordance with the provision of Section 5, determines not to renew the Initial Term or any Renewal Term.

5. Amendment and Waiver.

The (a) terms and provisions of this Policy may be amended (including, for the avoidance of doubt, any increase to the Annual Compensation Cap) and any provisions of this Policy may be waived, and (b) the Board may elect not to renew and extend the Initial Term or any Renewal Term, in each case, only with the approval of (i) a majority of the members of the Board, and (ii) for so long as the holders of the Class B Common Stock have the right, voting as a separate class, to elect a majority of the members of the Board, a majority of the members of the Board that are elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class; provided, that at such time as the holders of the Class B Common Stock no longer have the right, voting as a separate class, to elect members of the Board, then this Policy may be amended, and any provisions hereof waived, upon the approval of a majority of the members of the Board.

D-5

EXHIBIT E

FLP 1 Account Letter Agreement

BENEFICIENT

325 North St. Paul Street, Suite 4850

Dallas, TX 75201

Beneficient Holdings, Inc.	[DATE]

C/O Beneficient

325 North St Paul Street

Suite 4850

E-mail: Brad.Heppner@beneficient.com

Attn: Brad K. Heppner

Mr. Heppner:

Reference is made to that certain Ninth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (“BCH”) effective April 18, 2024 and amended on September 30, 2024 (the “9th A&R BCH LPA”). The purpose of this letter agreement (this “Letter Agreement”) is to set forth the agreement among Beneficient (the “Company”) and its consolidated subsidiaries, including BCH (collectively, the “Company Group”), and Beneficient Holdings, Inc. (“BHI”) with respect to certain rights and restrictions of BHI with respect to certain Class S Ordinary Units of BCH (the “Class S Ordinary Units”) and Class S Preferred Units of BCH (“Class S Preferred Units” and together with the Class S Ordinary Units, the “Class S Units”) and the proposed amendments to the 9th A&R BCH LPA. Accordingly, in consideration of the execution of this Letter Agreement by each of the parties hereto, and for other good and valuable consideration, each of the undersigned hereby agrees as follows, effective as of the date hereof (the “Effective Date”). All terms used but not defined herein have the meaning ascribed to each such term in the 9th A&R BCH LPA as amended by the Tenth Amended and Restated Limited Partnership Agreement of BCH (the “10th A&R BCH LPA”) to be adopted effective as of [________________, 2024] as herein contemplated.

WHEREAS, BHI owns 100% of the Subclass 1 FLP Unit Accounts (“FLP-1 Account”) and Beneficient Management Partners, L.P. (“BMP”) owns 100% of the Subclass 2 FLP Unit Accounts (“FLP-2 Account”);

WHEREAS, Section 5.01 of the 9th A&R BCH LPA provides that the FLP-1 Account is a capital interest and Section 5.10 of the 9th A&R BCH LPA provides that the FLP-2 Account is a profits interest for U.S. federal income tax purposes;

WHEREAS, Section 5.04(d)(i) of the 9th A&R BCH LPA provides that upon an upward adjustment to the Carrying Value of any asset of BCH pursuant to the definition of Carrying Value set forth in the 9th A&R BCH LPA (an “Adjustment”), such Adjustment shall be allocated first among the holders of the FLP Unit Accounts in accordance with the following (the “Percentage Split”): (i) 50.5% to the holder of the FLP 1 Account and (ii) 49.5% to the holder of the FLP 2 Account , in each case on a pro rata basis based on existing Capital Account balances of such FLP 1 Account and FLP 2 Account, as applicable, in an amount equal to the Book Difference Allocation Amount;

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WHEREAS, Section 5.04(c) of the 9th A&R BCH LPA provides that on the last day of each fiscal quarter, 15% of the Net Financing Revenue and the Excess EBITDA Margin shall be allocated to the holder of the FLP-1 Account and the holder of the FLP-2 Account in accordance with the Percentage Split (an “Excluded Amount Allocation”), in each case on a pro rata basis based on existing Capital Account balances of such FLP 1 Account and FLP 2 Account, as applicable;

WHEREAS, Section 7.04(a) of the 9th A&R BCH LPA provides that immediately after an allocation pursuant to Section 5.04(d)(i) of the 9th A&R BCH LPA, the Sub-Capital Account balance associated with the FLP-1 Account and the FLP-2 Account of each holder thereof shall be reduced by the amount so allocated, and in exchange therefor, such holder shall be issued the number of Class S Ordinary Units equal to the amount of such reduction divided by the Unit Price on the date of such exchange;

WHEREAS, Section 7.04(b) of the 9th A&R BCH LPA provides that immediately after an allocation pursuant to Section 5.04(c) of the 9th A&R BCH LPA, if the Sub-Capital Account balance associated with the FLP-1 Account and the FLP-2 Account of each holder thereof is positive, such Sub-Capital Account shall be reduced to zero, and in exchange therefor, such holder shall be issued an equal number of Class S Ordinary Units and Class S Preferred Units necessary to provide such holder with an additional number of Class S Ordinary Units and Class S Preferred Units that, in the aggregate, equals the balance of the holder’s Sub-Capital Account associated with its FLP Unit Account divided by the Unit Price on the date of such exchange;

WHEREAS, as a result of the consummation of the Company’s de-SPAC merger transaction on June 7, 2023 (the “Business Combination”) and certain other transactions subsequent thereto as set forth on Schedule A attached hereto (the “Other Adjustment Transactions”), an adjustment to the carrying value of BCH’s assets occurred, with the result that (i) BHI (as the holder of the FLP-1 Account) became entitled, subject to the Compensation Policy of the Company then in effect (as subsequently amended as of the date hereof, the “Policy”), to allocations of Adjustment pursuant to Section 5.04(d)(i) of the Eighth Amended and Restated Limited Partnership of BCH and 9th A&R BCH LPA, respectively (as applicable, the “BCH LPA”), in the amount of $178,995,070 (the “BHI Adjustment Allocation”) and to be issued (pursuant to Section 7.04(a) of the BCH LPA) 706,088 Class S Ordinary Units (as adjusted to reflect an 80 to 1 reverse stock split, the “BHI Units”) and (ii) BMP (as the holder of the FLP-2 Account) became entitled, subject to the Policy then in effect, to allocations of Adjustment pursuant to Section 5.04(d)(i) of the BCH LPA in the amount of $175,450,613 (the “BMP Adjustment Allocation”) and to be issued (pursuant to Section 7.04(a) of the BCH LPA) 692,106 Class S Ordinary Units to BMP (as adjusted to reflect an 80 to 1 reverse stock split, the “BMP Units”);

WHEREAS, Section 7.05 of the 9th A&R BCH LPA provides that Class S Preferred Units may be converted into Class S Ordinary Units on a quarterly basis upon election of the holder of Class S Preferred Units and Section 7.06 of the 9th A&R BCH LPA provides that Class S Ordinary Units may be exchanged with Class A Common Stock of the Company (the “Class A Common Stock”) on a quarterly basis upon the election of a holder of Class S Ordinary Units, in each case, subject to the procedures set forth in the BCH LPA and the Exchange Agreement (defined below);

WHEREAS, in order to comply with the Policy as then in effect, the BHI Units and the BMP Units were not issued prior to the date hereof and there have been no further transactions after the Business Transactions or Other Adjustment Transactions that resulted in Adjustments; and

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WHEREAS, the parties wish to enter into this Letter Agreement to address the BHI Adjustment Allocation and the BMP Adjustment Allocation and to clarify the rights and restrictions of BHI with respect to the BHI Units and certain additional Class S Units that would be issuable to BHI as a result of future Adjustments or Excluded Amounts Allocations (all such Class S Units “Additional BHI Class S Units”) pursuant to the 10th A&R BCH LPA.

1. BHI Adjustment Allocation; Issuance of BHI Units and BMP Units. BCH shall make the full amount of the BHI Adjustment Allocation to BHI and the full amount of the BMP Adjustment Allocation to BMP. On the Effective Date, BCH shall (i) issue the BHI Units to BHI and (ii) issue the BMP Units to BMP, and shall record such issuances in the books and records of BCH. BHI shall have all rights and powers of a Partner with respect to the BHI Units, subject to the limitations on exchange set forth in Section 3 of this Letter Agreement, for so long as such restrictions apply.

2. Additional BHI Class S Units. From and after the Effective Date and the adoption of the 10th A&R BCH LPA, upon the occurrence of any Adjustment or generation of Net Financing Revenue or Excess EBITDA Margin, allocations shall be made to BHI in accordance with Section 5.04(d)(ii) and Section 5.04(c)(i) of the 10th A&R BCH LPA, respectively. Additionally, on the Class S Issuance Date, Additional BHI Class S Units shall be issued by BCH to BHI in accordance with the terms and provisions of the 10th A&R BCH LPA. The “Class S Issuance Date” shall be, with respect to Class S Units of BCH issuable in connection with an allocation pursuant to Section 5.04(d) of the BCH LPA, the 10th business day of the month following the Measurement Date (as herein defined) and, with respect to Class S Units of BCH issuable in connection with an allocation pursuant to Section 5.04(c) of the BCH LPA, the date the Company files its quarterly or annual report, as applicable, with the Securities and Exchange Commission (“SEC”) with respect to the period ended on such Measurement Date, but in no event more than 105 days following the applicable Measurement Date. The “Measurement Date” shall be the last day of each fiscal quarter. If on the Class S Issuance Date, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that a number of Class S Ordinary Units or Class S Preferred Units otherwise issuable to BMP as holder of the FLP-2 Account in connection with such Adjustment or Excluded Amounts Allocation must be accrued and not issued in order to comply with the annual limits under the Policy and at such time Brad K. Heppner is serving as an employee of the Company, then the Committee shall simultaneously provide notice to BHI setting forth (i) the number of Class S Ordinary Units and Class S Preferred Units, as applicable, otherwise issuable to the FLP-2 Account that the Committee has determined to accrue and not issue (the “BMP Accrued S Units”) and the number of Class S Ordinary Units and Class S Preferred Units, as applicable, to be issued on the Class S Issuance Date (the “BMP Issued S Units”), (ii) reasonably detailed calculations and supporting documentation of the Committee’s determination of the BMP Accrued S Units and BMP Issued S Units, which shall in all instances be determined using the Unit Price in accordance with the provisions of the 10th A&R BCH LPA, (iii) the number of Class S Ordinary Units or Class S Preferred Units, as applicable, issued to BHI to be unrestricted, which shall be equal to 1.0202 multiplied by the BMP Issued S Units (“BHI Unrestricted S Units”) with the remainder of the Class S Ordinary Units or Class S Preferred Units, as applicable, issued to BHI to be restricted (the “BHI Restricted S Unit Count”), and (iv) reasonably detailed calculations and supporting documentation of the Committee’s determination of the same. Upon the Class S Issuance Date, the number of Class S Ordinary Units or Class S Preferred Units, as applicable, issued to BHI as a result of the Adjustment or Excluded Amounts Allocation equal to the BHI Restricted S Unit Count shall be subject to the limitations on exchange set forth in Section 3 of this Letter Agreement for so long as such restrictions apply (such Class S Units, together with the BHI Units, the “BHI Restricted S Units”).

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3. Limitation on Exchange. Subject to the Release Procedures set forth in Section 4 of this Letter Agreement, BHI hereby covenants and agrees that, without the prior written consent of the Committee and the Products and Related Party Transactions Committee, it shall exchange for shares of Class A Common Stock or Class B Common Stock only Class S Ordinary Units that are not BHI Restricted S Units.

4. Release Procedures. The occurrence of any one or more of the following events shall result in the applicable number of Class S Ordinary Units or Class S Preferred Units, as applicable, as described below, no longer constituting BHI Restricted S Units, and becoming BHI Unrestricted S Units automatically and without any further action by any member of the Company Group (each, a “Release”):

a.	On the date the Company files its annual report with the SEC with respect to any fiscal year during which the Annual Compensation Cap (as defined in the Policy) exceeds the Paid Compensation (as defined in the Policy) in such year (such excess, the “Available Revenue”) a number of BHI Restricted S Units, shall be Released equal to (i) the Available Revenue divided by (ii) the Unit Price (as defined in the 10th A&R BCH LPA) on the last day of such fiscal year.

b.	At any time the Products and Related Party Transaction Committee, or any other committee composed of solely independent directors to which such authority has been delegated in compliance with the Related Party Transaction Policy of the Company, makes a determination that BHI Restricted S Units shall be Released.

c.	At any time that Brad K. Heppner is no longer serving as an employee of the Company, all then outstanding BHI Restricted S Units shall be Released.

d.	Upon the expiration or termination of the Policy, all then outstanding BHI Restricted S Units shall be Released.

Upon Release, the BHI Restricted S Units so Released shall automatically and without any further action by any member of the Company Group thereafter no longer be subject to the limitations on exchange set forth in Section 3 of this Letter Agreement and, upon presentment thereof by BHI for exchange, shall be exchanged into Class A Common Stock or Class B Common Stock in accordance with the procedures set forth in the 10th A&R BCH LPA and the Exchange Agreement dated June 7, 2023 by and among the Company, Beneficient Company Group, L.L.C. and BCH (the “Exchange Agreement”).

5. Governing Law; Dispute Resolution. This Letter Agreement and the relationship of the parties with respect hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law. Any dispute, controversy or claim arising out of or relating to this Agreement shall be governed by the provisions of Section 11.10 of the 10th A&R BCH LPA.

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6. Term; Termination. This Letter Agreement will become a binding agreement among the undersigned as of the Effective Date. This Letter Agreement (and the agreements reflected herein) may be terminated by the mutual agreement of the Company, upon the recommendation of the Committee and the Products and Related Party Transactions Committee, and BHI. In addition, this Letter Agreement shall terminate immediately in the event of the termination or expiration of the Policy.

7. Counterparts. This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.

8. Integration. This Letter Agreement, together with the 10th A&R BCH LPA and the Policy, contain the entire agreement of the parties, and supersedes any and all prior written and/or oral agreements with regard to the matters set forth herein.

9. Amendments; Waivers. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

[signature page follows]

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If the foregoing accurately reflects our agreement, please sign one copy of this Letter Agreement and return it to the undersigned.

Very truly yours,

BENEFICIENT

By:
Name:
Title:

ACCEPTED and AGREED
as of December 22, 2024:

BENEFICIENT HOLDINGS, INC.

By:
Name:
Title

Signature Page

FLP 1 Account Letter Agreement

SCHEDULE A

Other Adjustment Transactions

DATE	Class S Ordinary Units[1]
June 2023	402,382
October 3,2023	159,464
April 9, 2024	72,345
June 21, 2024	107,958
September 11, 2024	102,235
October 8, 2024	15,961
October 14, 2024	32,327
November 18, 2024	505,522
Total:	1,398,194

1 Number of units adjusted to reflect 80 to 1 reverse stock split.

Schedule A

FLP 1 Account Side Letter

EXHIBIT F

Lead Customers Subscription Agreement

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is effective as of [____________], 2025 (the “Effective Date”) entered into by and among Beneficient Company Holdings, Inc., a Delaware limited partnership (the “Partnership”), Hatteras Master Fund, LP, a Delaware limited partnership (the “Master Fund”), Beneficient Company Group, L.L.C., a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”), Hatteras Evergreen Private Equity Fund, LLC, a Delaware limited liability company (“Evergreen”), Hatteras Global Private Equity Partners Institutional, LLC, a Delaware limited liability company (“GPEP Institutional”), Hatteras GPEP Fund, LP, a Delaware limited partnership (“GPEP”), Hatteras GPEP Fund II, LLC, a Delaware limited liability company (“GPEP II”) (each of Master Fund, Evergreen, GPEP Institutional, GPEP, and GPEP II, a “Participant”, with each Participant advised by Hatteras Funds, LP, a Delaware limited partnership d/b/a Hatteras Investment Partners, the (“Participant Advisor”) and collectively, “Hatteras”). Each of the parties hereto may be referred to as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms on Exhibit A attached hereto.

RECITALS

WHEREAS, the Partnership is governed by that certain Ninth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of April 18, 2024 and amended September 30, 2024 (the “Ninth A&R LPA”) and it is contemplated that the Partnership will adopt the Tenth Amended and Restated Limited Partnership Agreement (the “Tenth A&R LPA”) on or before the Closing (defined below) (the Ninth A&R LPA, as amended by the Tenth A&R LPA, as may be further amended from time to time, being referred to as the “Partnership LPA”); and

WHEREAS, in consideration for performing its respective obligations hereunder and providing services to be provided by the Participant to or for the benefit of the Partnership, the Partnership desires to issue the applicable Participant Percentage (defined below) of FLP 4 Accounts (defined below) to each of the Participants, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Issuance of FLP 4 Accounts; Rights, Privileges, Limitations, and Obligations.

(a) Issuance of FLP 4 Accounts. Subject to the terms and conditions of this Agreement and in consideration of each Participant performing its respective obligations hereunder and providing services to or for the benefit of the Partnership, the Partnership agrees to issue the applicable percentage interest (the “Participant Percentage”) of Subclass 4 FLP Unit Accounts of the Partnership to be established in the Tenth A&R LPA (“FLP 4 Accounts”) as set forth on Schedule A attached hereto to each Participant at the Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place on the date (the “Closing Date”) each closing condition set forth in Section 8 of this Agreement is satisfied or waived.

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(b) Rights, Privileges, Limitations, and Obligations. The rights, privileges, limitations and obligations related to the FLP 4 Accounts will be as set forth in the Partnership LPA, and the FLP 4 Accounts are subject in full to all terms and conditions set forth therein. In the event of any inconsistency, conflict, or ambiguity between this Agreement and the Partnership LPA, the Partnership LPA shall control. Upon Closing, each Participant shall be fully bound by, and subject to, all of the terms and conditions of the Partnership LPA as though an original party thereto and shall be deemed, and will be then admitted as a Limited Partner (as defined in the Partnership LPA) for all purposes thereof and entitled to all the rights incidental thereto as holder of FLP 4 Accounts. [Schedule I] of the Partnership LPA shall be deemed updated to reflect the issuance of the FLP 4 Accounts hereunder.

2. Capital Account. Participants shall make no contribution of capital to the Partnership in connection with the issuance of FLP 4 Accounts and, as a result, Participant’s Capital Account (as defined in the Partnership LPA) balance in the Partnership immediately after its receipt of the FLP 4 Accounts shall be equal to zero, unless the Participant was a Limited Partner in the Partnership prior to such issuance, in which case the Participant’s Capital Account balance shall not be increased as a result of its receipt of the FLP 4 Accounts.

3. Tax Matters.

(a) Profits Interest. The Partnership and Participants intend that (1) the FLP 4 Accounts be treated as “profits interests” within the meaning of the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto, including, without limitation, Internal Revenue Service Revenue Procedure 93-27, as clarified by Internal Revenue Service Revenue Procedure 2001-43, (2) the issuance of such interests not be a taxable event to the Partnership or Participants as provided in such Revenue Procedure, and (iii) the Partnership LPA and this Agreement be interpreted consistently with such intent.

(b) Tax Advisors. Each Participant and the Participant Advisor hereby acknowledges that neither the Partnership nor any Person acting on behalf of the Partnership has provided, and is not hereby providing, Participant with tax advice regarding the FLP 4 Accounts, the Partnership or the execution of this Agreement, and the Partnership has advised each Participant to consult Participant’s own tax advisor with respect to the tax consequences of each of the foregoing, including but not limited to any applicable elections, withholdings or other matters relating to (1) the receipt, forfeiture, ownership or transfer of the FLP 4 Accounts; (2) becoming and being a Limited Partner of the Partnership; and (3) executing this Agreement.

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4. Expense Support; Lock-up.

(a) Expense Support. Subject to the consummation of the Closing and the terms and conditions of this Agreement, on or after the last day of each calendar month for the twelve (12) months immediately following the Closing Date (such period, the “Expense Support Period”), each Participant shall have the right to deliver an itemized summary of Covered Expenses to the Partnership (each a “Covered Expenses Notice”) that have been accrued with respect to such month (or, for the initial and final months during the Expense Support Period, the number of days during such months following the Closing Date and prior to the expiration of the Expense Support Period, respectively) in good faith and not previously paid by or on behalf of such Participant as of such date (such amount, the “Covered Expense Amount”); provided that the aggregate Covered Expense Amount payable to all Participants for each full calendar month with respect to each Covered Expenses Notice shall, subject to the Covered Expense Cap, be at least $350,000, or the applicable portion thereof with respect to any partial calendar month (the “Minimum Expense Payment”). Within (15) fifteen business days of the receipt of a Covered Expenses Notice (each a “Covered Expense Due Date”) providing satisfactory evidence to the Partnership that the expenses set forth therein are Covered Expenses, the Partnership shall, subject to the Covered Expense Cap, deliver payment to the applicable Participant in an amount equal to the greater of such Participant’s Covered Expense Amount and such Participant’s Expense Percentage of the Minimum Expense Payment, in exchange for the Lock-up (defined below) by cash, check or wire of immediately available funds to an account designated by the Participant. Concurrently with the delivery of the Covered Expense Amount (or Minimum Expense Payment, if applicable), to the extent there are sufficient Class S Ordinary Units available, the Participant shall assign to the Partnership, and the Partnership shall acquire from the such Participant an amount of Class S Ordinary Units having a value equal to (40%) forty percent of such Participant’s Covered Expense Amount (or Minimum Expense Payment, if applicable) with each such Class S Ordinary Unit valued at a price per unit equal to the 5-day volume weighted average price per share of Common Stock of the Issuer as of the date immediately preceding any such assignment (the “Repurchase Amount”). For purposes of clarity, no additional consideration shall be payable by the Partnership for any such assigned Class S Ordinary Units. If the applicable Participant holds an insufficient number of Class S Ordinary Units to transfer Class S Ordinary Units having a value equal to the such Participant’s entire Repurchase Amount or the Partnership cannot accept such Class S Ordinary Units for any reason, then the Participant shall assign, and the Partnership shall acquire only those Class S Ordinary Units available (the difference between the number of Class S Ordinary Units necessary to satisfy the Repurchase Amount and the Class S Ordinary Units actually acquired because of such insufficiency, the “Class S Shortfall”); provided that the number of Class S Ordinary Units that would otherwise subsequently be issued to such Participant as holder of FLP 4 Accounts shall be reduced by the Class S Shortfall. In the event the Covered Expense Amount (or Minimum Expense Payment, if applicable) is not received by the applicable Participant on or before the Covered Expense Due Date, then all Restricted Shares (defined below) would be released from the Lock-up until the earlier of (x) the Partnership’s delivery of the Covered Expense Amount (or Minimum Expense Payment, if applicable) plus Covered Expense Interest to the applicable Participant and (y) Participant has sold Restricted Shares with net proceeds equal to the Covered Expense Amount (or Minimum Expense Payment, if applicable) plus Covered Expense Interest.

(b) Lock-up. During the Expense Support Period, each Participant agrees not to offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of Common Stock issued in exchange for Class S Ordinary Units issued to Participants with respect to the FLP 4 Accounts (“Restricted Shares”), or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economics associated with ownership of Restricted Shares. The foregoing restriction is expressly agreed to preclude the Participants from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to result in a sale or disposition of Participants’ Restricted Shares (the “Lock-up”). For purposes of clarity, the Lock-Up shall not apply to any Common Stock held by a Participant prior to the Effective Date or acquired by a Participant by other means than in exchange for Class S Ordinary Units.

(c) Additional Limitations. Without the Issuer’s prior written consent, each Participant agrees not to sell or otherwise transfer or dispose of any of any shares of Common Stock issued in exchange for Class S Ordinary Units issued to Participants with respect to the FLP 4 Accounts:

(i) at a price per share of less than $2.00; or

(ii) in an amount constituting more than ten percent (10%) of the of the trading volume of the Common Stock on the date of any such trade, as reported by the principal securities exchange or trading market on which the Common Stock is then listed or traded.

Notwithstanding the foregoing, for the avoidance of doubt, these restrictions shall not apply to the Partnership’s repurchase of Class S Ordinary Units under Section 4(a).

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5. Standstill; Contingent Releases.

(a) Standstill Agreement. From the Effective Date through the Expense Support Period (the “Initial Standstill Period”), none of the Participants, the Participant Advisor or their affiliates, directors or officers may initiate, join, support, fund, or voluntarily participate in any legal action, arbitration or any other proceeding of any kind against the Partnership, General Partner, BHI, BMP, the Issuer, their respective affiliates or each of the present or former directors, officers, members or managers of the foregoing (the “Standstill Agreement”).

(i) If at any time during the Initial Standstill Period, the FLP 4 Realizations amount exceeds $50 million, then the Initial Standstill Period will be extended by one year from the end of the Initial Standstill Period (the “First Extended Standstill Period”).

(ii) If at any time during the First Extended Standstill Period, the FLP 4 Realizations amount is at least $100 million, then the First Extended Standstill Period will be extended by one year from the end of the First Extended Standstill Period (a “Second Extended Standstill Period”).

(iii) If at any time during the Second Extended Standstill Period, the FLP 4 Realizations amount is at least $150 million, then the Second Extended Standstill Period will be extended by one year from the end of the Second Extended Standstill Period (a “Third Extended Standstill Period” and the aggregate standstill period provided for under this Section 5(a), the “Standstill Period”).

Notwithstanding the foregoing, if during any of the periods provided for under Section 5(a)(i), (ii), or (iii), there has been significant progress towards reaching the applicable FLP 4 Realizations amount threshold for such period and the Parties agree it is reasonably likely to be met within six (6) months following the end of such period, such period shall be automatically extended for six (6) months.

During the Standstill Period, any and all applicable statutes of limitations, statutes of repose, or other time-based defenses that may apply to any claims or potential claims of any kind by the Participants, the Participant Advisor or their affiliates, directors or officers against the Partnership, General Partner, BHI, BMP, the Issuer, their respective affiliates, and each of the present or former directors, officers, members, and managers of the foregoing shall be tolled and suspended. Likewise, any and all claims or potential claims or counterclaims of any kind by the Partnership, General Partner, BHI, BMP, the Issuer, their respective affiliates, and each of the present or former directors, officers, members, and managers of the foregoing against the Participants, the Participant Advisor or their affiliates, directors or officers shall be tolled and suspended. However, this Agreement shall not revive any tolled claim that is time-barred by any statutory or contractual provision or equitable doctrine as of the date of this Agreement, nor restart the running of any statute of limitations, statute of repose, laches period, or any similar period of time (whether statutory, equitable, contractual, or otherwise) that has already elapsed, in whole or in part, as of the date of this agreement. The Parties agree that nothing in this Agreement shall constitute an admission of liability by any Party or a waiver of any defenses or claims, except as specifically provided herein regarding the tolling of time-based defenses.

(b) Contingent Releases. Upon the occurrence of a Designated Event as described in clause (1) of the definition (the date of such occurrence, the “Release Date 1”), each Participant and the Participant Advisor, on their own behalf and on behalf of their respective directors, officers, managers and members, automatically and irrevocably releases and forever discharges the Partnership, General Partner, BHI, BMP, Issuer, their respective affiliates and each of the present or former, directors, officers, members, managers, employees, agents, successors, and assigns of the foregoing (the “Released Parties”) from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions, and causes of action of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, the “Claims”), which each Participant and the Participant Advisor now has, has ever had, or may hereafter have against the Released Parties arising from or related to any and all matters from the beginning of time to Release Date 1. This release shall take effect automatically on Release Date 1 without any further action required by any Party or other person. The Parties acknowledge and agree that this release is self-executing and that no additional documentation or action is necessary to effectuate this release.

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(c) Limited Releases. Upon the occurrence of Designated Event as described in clause (2) of the definition (the date of such occurrence, the “Release Date 2”), and solely in the event that a Designated Event as described in clause (1) of the definition has not previously occurred, each Participant and the Participant Advisor, on their own behalf and on behalf of their respective directors, officers, members, and managers, automatically and irrevocably releases and forever discharges the Released Parties from any and all Claims which each Participant and the Participant Advisor now has, has ever had, or may hereafter have against the Released Parties arising from or related to any and all matters from the beginning of time to Release Date 2 other than Claims for compensatory damages (which shall not include any Claims for punitive damages, pre-judgment interest, and attorneys’ fees) arising from the previous transactions between the Participants, the Participant Advisor and the Partnership and its affiliates. This release shall take effect automatically on Release Date 2 without any further action required by any Party or other person. The Parties acknowledge and agree that this release is self-executing and that no additional documentation or action is necessary to effectuate this release.

(d) Enforcement Right. Notwithstanding the Standstill Agreement set forth above, during the Standstill Period, any Party may bring a claim solely for the purpose of enforcing the terms of this Agreement. Any such enforcement action shall be limited to seeking specific performance, injunctive relief, or declaratory judgment to compel compliance with the terms of this Agreement. No Party shall be precluded from defending against any such enforcement actions. The initiation of an enforcement action under this Section 5(d) shall not affect the tolling of other claims as described above, nor shall it constitute a waiver of any other rights or defenses under this Agreement.

6. Representations and Warranties of Participants. Each Participant and the Participant Advisor, severally and not jointly, hereby represents and warrants with respect to such Participant and the Participant Advisor hereby represents and warrants to BCH and its affiliates, BHI, and BMP, as of the Effective Date, that:

(a) Power and Authority. Such Participant and the Participant Advisor has the right, power and authority to execute, deliver and comply with the terms and provisions of each of the documents and instruments required to be executed in connection with entering into this Agreement and to perform its obligations attendant thereto. The execution, delivery and performance by such Participant and the Participant Advisor of this Agreement have been duly authorized by all necessary action on the part of such Participant and Participant Advisor. This Agreement has been duly and validly executed and delivered by such Participant and the Participant Advisor and constitutes a valid and binding obligation of such Participant and Participant Advisor, enforceable against such Participant and Participant Advisor in accordance with its terms. The execution, delivery and performance of this Agreement does not conflict with, or constitute a default under, any instruments governing such Participant or Participant Advisor, or violate any applicable law, regulation or order, or any agreement to which such Participant or Participant Advisor is a party or may be bound.

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(b) No Registration; Transfers. Such Participant understands that the FLP 4 Accounts and their offer, sale and distribution will not be registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other applicable jurisdiction. Such Participant is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act that also meets the applicable requirements of a “qualified purchaser” under Section 2(a)(51) of the Investment Company Act of 1940 (the “1940 Act”). Such Participant has not been organized or reorganized (as such terms are interpreted under the 1940 Act) for the specific purpose of acquiring FLP 4 Accounts or for otherwise investing in the Partnership. Such Participant recognizes that there is no established trading market for FLP 4 Accounts and there is no guaranty that any public market for FLP 4 Accounts will develop. Such Participant understands and agrees that the FLP 4 Accounts must be held until they are subsequently registered under the Securities Act and, where required, under the laws of other applicable jurisdictions, or unless an exemption from registration is available. Such Participant covenants and agrees that it will not offer, sell, pledge, assign, exchange, transfer, hypothecate, encumber or otherwise dispose of (“Transfer”) all or any part of its FLP 4 Accounts except in compliance with applicable law and with the express written consent of the Partnership. Neither such Participant nor any beneficial owner of such Participant that has (or will have or will share) the power to vote or dispose of FLP 4 Accounts or any securities owned by such Participant is subject to any bad actor disqualification events set forth in Rule 506(d) of Regulation D under the Securities Act.

(c) Qualification. Such Participant has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the FLP 4 Accounts. Such Participant recognizes acquiring the FLP 4 Accounts involves substantial risks, including that the FLP 4 Accounts may ultimately have no value, that any value (including the future value of the FLP 4 Accounts) is speculative, and that the FLP 4 Accounts are subject to dilution by the issuance of additional Units by the Partnership.

(d) Independent Investigation. Such Participant has performed its own independent investigation, and obtained such information, as it deems appropriate in order to evaluate the merits and risks of an investment in the FLP 4 Accounts under the terms set forth in this Agreement and believes that acquiring the FLP 4 Accounts is suitable and appropriate for such Participant. In making the decision to acquire the FLP 4 Accounts, such Participant is not relying on any representation and/or warranty of the Partnership or its affiliates or its and their officers, directors, or employees, BHI, BMP, or any other person, whether oral or written, other than those specifically set forth in this Agreement.

(e) Receipt of Information; Risk of Loss. Such Participant specifically acknowledges that it has been furnished with any materials relating to the Partnership, the Issuer, their operations, the offering of FLP 4 Accounts, the management experience of the Partnership and its affiliates, including the Issuer, and any other matters relating to the Partnership, the Issuer and this investment that such Participant has requested. Such Participant has performed such due diligence as it deemed appropriate, evaluated the risks of an investment in the Partnership and the Issuer, understands there are substantial risks of loss incidental to the acquisition of FLP 4 Accounts and has determined that an investment in FLP 4 Accounts is a suitable and appropriate investment for such Participant. Such Participant has been provided an opportunity to obtain additional information concerning the offering of FLP 4 Accounts and the Partnership and its affiliates, including the Issuer, and has been given the opportunity to ask questions of, and receive answers from, the Partnership’s officers concerning the terms and conditions of the offering of FLP 4 Accounts, the Partnership, the Issuer and any other matters pertaining thereto

(f) Investment Intent. Such Participant is acquiring FLP 4 Accounts for its own account. Such Participant has full investment discretion with respect to such Participant’s account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, for investment purposes only, and not with an intent to resell or distribute any part thereof. Participant has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, transfer, resale or disposition. Such Participant has no need of liquidity with respect to its investment in the Partnership, can afford a complete loss of its investment in the Partnership and can afford to hold its investment in the Partnership for an indefinite period of time. Such Participant further acknowledges that the Partnership is not required to list the FLP 4 Accounts for trading and a market for the FLP 4 Accounts does not exist and may never develop.

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(g) Confidential Information. Such Participant acknowledges that it will receive or otherwise have access to confidential, proprietary information concerning or relating to the Partnership and its affiliates, including the Issuer (collectively, the “Confidential Information”). Such Participant agrees that it will not disclose or cause to be disclosed any Confidential Information to any person or use the Confidential Information for its own purposes or its own account, except in connection with evaluating an investment or continued investment in the Partnership and the purchase of FLP 4 Accounts (and, in connection with the acquisition of FLP 4 Accounts, may only disclose the Confidential Information to its officers, employees, agents, affiliates or advisors of such Participant that (1) have a need to know the Confidential Information solely for purposes of assisting such Participant with respect to its investment in the Partnership and (2) are obligated to keep such information confidential) and except as otherwise required by any regulatory authority, law or regulation, by legal process or as otherwise authorized by the Partnership. Such Participant certifies and agrees that, except as disclosed to the Partnership in writing prior to the date hereof, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas, administrative proceedings or the U.S. Freedom of Information Act, or any comparable laws or regulations of any U.S. or non-U.S. jurisdiction) requiring such Participant to disclose (on receipt of a request to do so or otherwise) any information relating to the such Participant or such Participant’s investment in the Partnership. Such Participant has not reproduced, duplicated or delivered any of the documents or information provided in connection with the transactions contemplated hereunder to any person, except professional advisors of such Participant or as authorized in writing by the Partnership. Notwithstanding the foregoing, such Participant (and each employee, representative or other agent of such Participant) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of (1) the Partnership and (2) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such Participant relating to such tax treatment and tax structure.

(h) No General Solicitation. Such Participant is not investing as a result of any general advertisement or solicitation.

(i) Partnership LPA. Such Participant has received and read a copy of the 10th A&R LPA.

(j) Certain Investment Company Act Matters. Such Participant understands that neither the Partnership nor the Issuer is registered, and does not expect to register as an “investment company” under the 1940 Act. Such Participant would be considered, and the interest in the Partnership held by such Participant would be considered to be beneficially owned by, “one person” for purposes of Section 3(c)(1) of the 1940 Act.

(k) Certain Partnership Tax Matters. If such Participant is a partnership, grantor trust, S corporation or other flow-through entity for federal income tax purposes, it has not been formed or utilized for the principal purpose of permitting the Partnership to satisfy the 100-partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii).

(l) Certain ERISA Matters. Such Participant is not (1) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (3) a plan described in Section 4975(e)(1) of the Code, or (4) an entity whose underlying assets are considered “plan assets” of a plan identified in the foregoing clause (1), (2) or (3) that invested in such entity.

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(m) Litigation. There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting such Participant or any of such Participant’s properties or rights that affects or would reasonably be expected to affect such Participant’s ability to consummate the transactions contemplated by this Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against such Participant or any of such Participant’s properties or rights that affects or would reasonably be expected to affect such Participant’s ability to consummate the transactions contemplated by this Agreement.

(n) U.S. Person. Such Participant is a “United States person” as defined in section 7701(a)(30) of the Code. Such Participant is not a domestic partnership of which one or more persons or entities that are not “United States persons” as defined in section 7701(a)(30) of the Code own an interest in the partnership capital of such domestic partnership, as defined in sections 7701(a)(2) and 7701(a)(4) of the Code.

(o) Private Foundation; Government Entity. Such Participant is not a private foundation or a “government entity” as defined in the Investment Advisers Act Rule 206(4)-5.

(p) Reliance. Such Participant understands the meaning and legal consequences of the representations and warranties made by such Participant herein and that each of the Partnership and the General Partner are relying on such representations and warranties in connection with the determination to issue FLP 4 Accounts to such Participant.

7. Representations and Warranties of the Partnership and General Partner. The Partnership and General Partner hereby jointly and severally represent and warrant to the Participants, as of the Effective Date, that:

(a) Power and Authority. Each of the Partnership and General Partner is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the right, power and authority to perform its obligations hereunder. The execution, delivery and performance by the Partnership and the General Partner of this Agreement have been duly authorized by all necessary action on the part of the Partnership and General Partner. This Agreement has been duly and validly executed and delivered by Partnership and General Partner and constitutes the valid and binding obligation of the Partnership and the General Partner, enforceable against the Partnership and General Partner in accordance with its terms.

(b) Duly Issued. The FLP 4 Accounts that are being issued to each Participant hereunder, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued and free and clear of all liens and restrictions on transfer other than (1) restrictions on transfer as described herein, under the Partnership LPA or under applicable federal and state securities laws, and (2) liens created by a Participant or its affiliates.

(c) No Registration Required. Neither the Partnership, nor any of its affiliates, nor to its knowledge, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than the transactions contemplated hereby, under circumstances that would require registration of the FLP 4 Accounts under the Securities Act or cause the offering of FLP 4 Accounts hereunder to be integrated with prior offerings for purposes of the Securities Act.

(d) No General Solicitation. Neither the Partnership, any of its affiliates, nor, to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the issuance of the FLP 4 Accounts.

(e) Disclaimer. Except for the representations and warranties made by the Partnership that are expressly set forth in this Section 7, the Partnership and each of its affiliates and representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied) to Participant or any of its affiliates or representatives.

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8. Conditions to the Partnership’s Obligations. The obligations of the Partnership to issue the FLP 4 Accounts to the Participants on the Closing Date and consummate the other transactions contemplated hereby shall be subject to the following conditions to the extent not waived by the Partnership:

(a) Representations and Warranties. The representations and warranties made by the Participants and the Participant Advisor in Section 6 hereof shall be true and correct in all material respects on the Closing Date as if they had been made on and as of such date.

(b) Laws and Government Orders. There shall not be in force and effect any (1) law or (2) governmental order by any governmental authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the transactions contemplated hereunder.

(c) Officer’s Certificate. The Partnership shall have received a certificate signed by each Participant and the Participant Advisor, in form and substance reasonably satisfactory to the Partnership, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 8(a) and 8(b) have been satisfied.

(d) Transaction. The consummation of the Transaction (as defined in the Master Agreement) upon satisfaction of all conditions precedent thereto as contemplated by the Master Agreement.

(e) Joinder Agreement. Each Participant shall have executed and delivered a joinder agreement to the Partnership LPA in the form provided on Exhibit B attached hereto (the “Joinder Agreement”).

(f) Consents. Each of BHI and BMP shall have executed and delivered a consent agreement in substantially the form provided on Exhibit C attached hereto (“Consents”).

(g) Voting Agreement. Each Participant shall have executed and delivered the voting agreement in substantially the form provided on Exhibit D attached hereto (“Voting Agreement”).

9. Conditions to the Participant’s Obligations. The obligations of each Participant to acquire the FLP 4 Accounts and consummate the other transactions contemplated hereby shall be subject to the following conditions to the extent not waived by the Participants:

(a) Representations and Warranties. The representations and warranties made by the Partnership and the General Partner in Section 7 shall be true and correct in all material respects on the Closing Date as if they had been made on and as of such date.

(b) FLP 4 Accounts. The Participant shall have received such Participant’s FLP 4 Accounts free and clear of all liens and restrictions on transfer other than (1) restrictions on transfer described herein, under the Partnership LPA or under applicable federal and state securities laws, and (2) liens created by a Participant or its affiliates.

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10. Covenants.

(a) Valuation. The Partnership agrees to use commercially reasonable efforts in assisting Participants with their efforts to secure a third-party valuation of the FLP 4 Accounts following the Closing Date.

(b) Disposition. Upon the written request of the Participants from time to time following the Closing Date, the Partnership agrees to use commercially reasonable efforts to assist with the Participant’s efforts to sell the FLP 4 Accounts in accordance with applicable securities laws to unaffiliated accredited investors (as defined in Regulation D promulgated by the Securities and Exchange Commission). In the event a Participant consummates the sale of its ownership of FLP 4 Accounts for an amount of at least 50% of such Participant’s Participant Percentage of $[________] million, a Designated Event as described in clause (1) of the definition shall be deemed to have occurred with respect to such Participant. For the avoidance of doubt, commercially reasonable efforts under this Section 10(b) shall not require the Partnership or the Issuer to participate in a road show, to engage or fund the engagement of an investment bank or other financial institution, file any registration statement or conduct other activities that would divert a meaningful amount of time or resources away from operating the business of the Partnership or any of its affiliates.

11. Miscellaneous.

(a) Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated without the written consent of the Parties hereto.

(b) Entirety. This Agreement, the Partnership LPA, the Joinder Agreement and the Voting Agreement set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior agreements, communications and discussions, whether oral or written, among the Parties hereto regarding the subject matter hereof.

(c) Non-Disparagement. Each Party agrees not to make, publish, or communicate any remarks, comments, or statements disparaging, portraying in a negative light, or otherwise impairing the reputation, goodwill, or commercial interests of any other Party or its businesses, products, services, directors, officers, or employees, in any form or medium, for so long as the Parties are subject to the Standstill Agreement in Paragraph 5(a). This obligation extends to each Party’s officers, directors, employees, and agents, but does not restrict any Party from complying with any applicable law, regulation, or valid court order.

(d) Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. Each Party hereto (i) consents to personal jurisdiction before the courts of the State of Delaware, and (ii) agrees that the Delaware Court of Chancery, to the extent it has jurisdiction, shall be the exclusive forum in connection with any action arising out of or involving this Agreement. If the Court of Chancery lacks jurisdiction, the Parties agree that such action shall be brought in any other Court in the State of Delaware with jurisdiction (collectively, the “Permitted Courts”). The Permitted Courts shall have exclusive jurisdiction of any dispute, case, or controversy in anyway related to, arising under, or in connection with this Agreement, including extra-contractual claims, and shall be a proper forum in which to adjudicate such dispute, case, or controversy, and each Party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions; (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum; and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such Party.

(f) Jury Trial Waiver. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which taken together shall constitute one agreement.

(h) Headings. The headings in this Agreement are for convenience of reference, and shall not by themselves determine the meaning of this Agreement or of any part hereof.

[signature pages follow]

F-10

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

PARTNERSHIP

Beneficient Company Holdings, L.P.

By:
Name:
Title:

GENERAL PARTNER

Beneficient Company Group, L.L.C.

By:
Name:
Title:

MASTER FUND

Hatteras Master Fund, L.P.

By:	Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

EVERGREEN

Hatteras Evergreen Private Equity Fund, LLC

By:	Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

Signature Page

Subscription Agreement

GPEP INSTITUTIONAL

Hatteras Global Private Equity Partners Institutional, LLC

By:	Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

GPEP

Hatteras GPEP Fund, LP

By:	Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

GPEP II

Hatteras GPEP Fund II, LLC

By:	Hatteras Investment Partners, its Registered Investment Advisor

By:
Name:
Title:

BMP

Beneficient Management Partners, L.P.

By:
Name:
Title:

Signature Page

Subscription Agreement

BHI

Beneficient Holdings, Inc.

By:
Name:
Title:

Signature Page

Subscription Agreement

SCHEDULE A

Participant Percentage

Participant	Expense Percentage	Participant Percentage[1]
Master Fund	83.29%
Evergreen	12.46%
GPEP Institutional	1.60%
GPEP	0.51%
GPEP II	2.14%
Total:	100%

1 Equal to the Expense Percentage multiplied by Hatteras Aggregate Percentage.

Schedule A

Subscription Agreement

EXHIBIT A

Definitions

(1)	“BHI” means Beneficient Holdings, Inc., a Delaware corporation.

(2)	“BMP” means Beneficient Management Partners, L.P. a Delaware limited partnership.

(3)	“Class S Ordinary Units” shall mean those certain units of BCH designated as Class S Ordinary Units under the Partnership LPA with the rights pertaining thereto and which are convertible into Common Stock on a one-to-one basis under the Exchange Agreement (as defined in the Partnership LPA) and Section 7.06 of Partnership LPA.

(4)	“Designated Event” shall mean the occurrence of the earliest of (1) FLP 4 Realizations by one or more Participants in an aggregate amount equal to $[__________] million; and (2) four years (4) from the date the Closing Date.

(5)	“Common Stock” means the Class A Common Stock of the Issuer.

(6)	“Covered Expense” means all reasonable, actually incurred third-party expenses of Participants that are incurred in relation to the day-to-day, ordinary course operations of such Participant but in no event in excess of the Covered Expense Cap applicable to such Participant. Fees or expenses of any kind payable or paid to an advisor, manager, or affiliate of such Hatteras fund are not Covered Expenses.

(7)	“Covered Expense Cap” shall mean with respect to each Participant, its Participant Percentage of the Covered Expenses; provided that in aggregate the Covered Expenses shall in no case exceed $5.5 million. The Covered Expense Cap shall be reduced by the amount of cash paid by any Participant during the Expense Support Period other than for Covered Expenses.

(8)	“Covered Expense Interest” shall mean the interest accrued on any Covered Expense Amount (or Minimum Expense Payment, if applicable) not paid when due, calculated at the Covered Expense Interest Rate, beginning on the day immediately following the corresponding Covered Expense Due Date and continuing until the date of full payment of such Covered Expense Amount (or Minimum Expense Payment, if appliable), based on a 365-day year and the actual number of days elapsed.

(9)	“Covered Expense Interest Rate” shall mean 12.68% annually, compounded monthly.

(10)	“Expense Percentage” means, with respect to each Participant, the percentage set forth opposite such Participant’s name on Schedule A attached to the Agreement.

(11)	“FLP 4 Realizations” the aggregate value of Class S Ordinary Units (at a price per unit equal to the closing price per share of Common Stock as reported on the exchange on which the Common stock is traded, or if the Common Stock is not listed on a national securities exchange, as quoted on the automated quotation system on which the Common Stock is quoted, as of the date immediately prior to the issuance) delivered to Participants as holders of the FLP 4 Accounts.

(12)	“Hatteras Aggregate Percentage” The aggregate percentage of FLP 4 Interests issued to Hatteras.

Exhibit A

Subscription Agreement

(13)	“Issuer” means Beneficient, a Nevada corporation.

(14)	“Master Agreement” means that certain Master Agreement dated December 22, 2024 by and among Beneficient, a Nevada corporation, the Partnership, Beneficient Company Group, L.L.C., a Delaware limited liability company and the sole general partner of the Partnership, and Beneficient Holdings, Inc., a Delaware corporation.

(15)	“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

Exhibit A

Subscription Agreement

EXHIBIT G

Non-Lead Customers Subscription Agreement

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is effective as of [__________], 2025 (the “Effective Date”) entered into by and among Beneficient Company Holdings, Inc., a Delaware limited partnership (the “Partnership”), Beneficient Company Group, L.L.C., a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”), and [_______________] (“Participant”). Each of the parties hereto may be referred to as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms on Exhibit A attached hereto.

RECITALS

WHEREAS, the Partnership is governed by that certain Ninth Amended and Restated Limited Partnership Agreement of the Partnership, dated as of April 18, 2024 and amended on September 30, 2024 (the “Ninth A&R LPA”) and it is contemplated that the Partnership will adopt the Tenth Amended and Restated Limited Partnership Agreement (the “Tenth A&R LPA”) on or before the Closing (defined below) (the Ninth A&R LPA, as amended by the Tenth A&R LPA, as may be further amended from time to time, being referred to as the “Partnership LPA”); and

WHEREAS, in consideration for performing its respective obligations hereunder and providing services to be provided by the Participant to or for the benefit of the Partnership, the Partnership desires to issue the applicable Participant Percentage (defined below) of FLP 4 Accounts (defined below) to Participant, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Issuance of FLP 4 Accounts; Rights, Privileges, Limitations, and Obligations.

(a) Issuance of FLP 4 Accounts. Subject to the terms and conditions of this Agreement and in consideration of Participant performing its respective obligations hereunder and providing services to or for the benefit of the Partnership, the Partnership agrees to issue the applicable percentage interest (the “Participant Percentage”) of Subclass 4 FLP Unit Accounts of the Partnership to be established in the Tenth A&R LPA (“FLP 4 Accounts”) as set forth on Schedule A attached hereto to Participant at the Closing. The closing (the “Closing”) of the transactions contemplated hereunder shall take place on the date (the “Closing Date”) each closing condition set forth in Section 8 of this Agreement is satisfied or waived.

(b) Rights, Privileges, Limitations, and Obligations. The rights, privileges, limitations and obligations related to the FLP 4 Accounts will be as set forth in the Partnership LPA, and the FLP 4 Accounts are subject in full to all terms and conditions set forth therein. In the event of any inconsistency, conflict, or ambiguity between this Agreement and the Partnership LPA, the Partnership LPA shall control. Upon Closing, Participant shall be fully bound by, and subject to, all of the terms and conditions of the Partnership LPA as though an original party thereto and shall be deemed, and will be then admitted as a Limited Partner (as defined in the Partnership LPA) for all purposes thereof and entitled to all the rights incidental thereto as holder of FLP 4 Accounts. Schedule I of the Partnership LPA shall be deemed updated to reflect the issuance of the FLP 4 Accounts hereunder.

2. Capital Account. Participant shall make no contribution of capital to the Partnership in connection with the issuance of FLP 4 Accounts and, as a result, Participant’s Capital Account (as defined in the Partnership LPA) balance in the Partnership immediately after its receipt of the FLP 4 Accounts shall be equal to zero, unless the Participant was a Limited Partner in the Partnership prior to such issuance, in which case Participant’s Capital Account balance shall not be increased as a result of its receipt of the FLP 4 Accounts.

3. Tax Matters.

(a) Profits Interest. The Partnership and Participant intend that (1) the FLP 4 Accounts be treated as “profits interests” within the meaning of the Internal Revenue Code of 1986, as amended (“Code”), Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto, including, without limitation, Internal Revenue Service Revenue Procedure 93-27, as clarified by Internal Revenue Service Revenue Procedure 2001-43, (2) the issuance of such interests not be a taxable event to the Partnership or Participant as provided in such Revenue Procedure, and (iii) the Partnership LPA and this Agreement be interpreted consistently with such intent.

(b) Tax Advisors. Participant hereby acknowledges that neither the Partnership nor any Person acting on behalf of the Partnership has provided, and is not hereby providing, Participant with tax advice regarding the FLP 4 Accounts, the Partnership or the execution of this Agreement, and the Partnership has advised Participant to consult Participant’s own tax advisor with respect to the tax consequences of each of the foregoing, including but not limited to any applicable elections, withholdings or other matters relating to (1) the receipt, forfeiture, ownership or transfer of the FLP 4 Accounts; (2) becoming and being a Limited Partner of the Partnership; and (3) executing this Agreement.

4. Limitations. Without the Issuer’s prior written consent, Participant agrees not to sell or otherwise transfer or dispose of any of any shares of Common Stock issued in exchange for Class S Ordinary Units issued to Participants with respect to the FLP 4 Accounts (a) at a price per share of less than $2.00; or (b) in an amount constituting more than ten percent (10%) of the of the trading volume of the Common Stock on the date of any such trade, as reported by the principal securities exchange or trading market on which the Common Stock is then listed or traded.

5. Release. Upon the Closing Date, Participant, on its own behalf and on behalf of its respective directors, officers, managers and members, automatically and irrevocably releases and forever discharges the Partnership, General Partner, BHI, BMP, Issuer, their respective affiliates and each of the present or former, directors, officers, members, managers, employees, agents, successors, and assigns of the foregoing (the “Released Parties”) from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions, and causes of action of every kind and nature whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, the “Claims”), which Participant now has, has ever had, or may hereafter have against the Released Parties arising from or related to any and all matters from the beginning of time to the Closing Date. This release shall take effect automatically on Closing Date without any further action required by any Party or other person. The Parties acknowledge and agree that this release is self-executing and that no additional documentation or action is necessary to effectuate this release.

6. Representations and Warranties of Participants. Participant hereby represents and warrants to BCH and its affiliates, BHI, and BMP, as of the Effective Date, that:

(a) Power and Authority. Participant has the right, power and authority to execute, deliver and comply with the terms and provisions of each of the documents and instruments required to be executed in connection with entering into this Agreement and to perform its obligations attendant thereto. The execution, delivery and performance by Participant of this Agreement have been duly authorized by all necessary action on the part of Participant. This Agreement has been duly and validly executed and delivered by Participant and constitutes a valid and binding obligation of Participant, enforceable against Participant in accordance with its terms. The execution, delivery and performance of this Agreement does not conflict with, or constitute a default under, any instruments governing Participant, or violate any applicable law, regulation or order, or any agreement to which Participant is a party or may be bound.

G-2

(b) No Registration; Transfers. Participant understands that the FLP 4 Accounts and their offer, sale and distribution will not be registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other applicable jurisdiction. Participant is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act that also meets the applicable requirements of a “qualified purchaser” under Section 2(a)(51) of the Investment Company Act of 1940 (the “1940 Act”). Participant has not been organized or reorganized (as such terms are interpreted under the 1940 Act) for the specific purpose of acquiring FLP 4 Accounts or for otherwise investing in the Partnership. Participant recognizes that there is no established trading market for FLP 4 Accounts and there is no guaranty that any public market for FLP 4 Accounts will develop. Participant understands and agrees that the FLP 4 Accounts must be held until they are subsequently registered under the Securities Act and, where required, under the laws of other applicable jurisdictions, or unless an exemption from registration is available. Participant covenants and agrees that it will not offer, sell, pledge, assign, exchange, transfer, hypothecate, encumber or otherwise dispose of (“Transfer”) all or any part of its FLP 4 Accounts except in compliance with applicable law and with the express written consent of the Partnership. Neither Participant nor any beneficial owner of Participant that has (or will have or will share) the power to vote or dispose of FLP 4 Accounts or any securities owned by Participant is subject to any bad actor disqualification events set forth in Rule 506(d) of Regulation D under the Securities Act.

(c) Qualification. Participant has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the FLP 4 Accounts. Participant recognizes acquiring the FLP 4 Accounts involves substantial risks, including that the FLP 4 Accounts may ultimately have no value, that any value (including the future value of the FLP 4 Accounts) is speculative, and that the FLP 4 Accounts are subject to dilution by the issuance of additional Units by the Partnership.

(d) Independent Investigation. Participant has performed its own independent investigation, and obtained such information, as it deems appropriate in order to evaluate the merits and risks of an investment in the FLP 4 Accounts under the terms set forth in this Agreement and believes that acquiring the FLP 4 Accounts is suitable and appropriate for Participant. In making the decision to acquire the FLP 4 Accounts, Participant is not relying on any representation and/or warranty of the Partnership or its affiliates or its and their officers, directors, or employees, BHI, BMP, or any other person, whether oral or written, other than those specifically set forth in this Agreement.

(e) Receipt of Information; Risk of Loss. Participant specifically acknowledges that it has been furnished with any materials relating to the Partnership, the Issuer, their operations, the offering of FLP 4 Accounts, the management experience of the Partnership and its affiliates, including the Issuer, and any other matters relating to the Partnership, the Issuer and this investment that Participant has requested. Participant has performed such due diligence as it deemed appropriate, evaluated the risks of an investment in the Partnership and the Issuer, understands there are substantial risks of loss incidental to the acquisition of FLP 4 Accounts and has determined that an investment in FLP 4 Accounts is a suitable and appropriate investment for Participant. Participant has been provided an opportunity to obtain additional information concerning the offering of FLP 4 Accounts and the Partnership and its affiliates, including the Issuer, and has been given the opportunity to ask questions of, and receive answers from, the Partnership’s officers concerning the terms and conditions of the offering of FLP 4 Accounts, the Partnership, the Issuer and any other matters pertaining thereto

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(f) Investment Intent. Participant is acquiring FLP 4 Accounts for its own account. Participant has full investment discretion with respect to Participant’s account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, for investment purposes only, and not with an intent to resell or distribute any part thereof. Participant has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, transfer, resale or disposition. Participant has no need of liquidity with respect to its investment in the Partnership, can afford a complete loss of its investment in the Partnership and can afford to hold its investment in the Partnership for an indefinite period of time. Participant further acknowledges that the Partnership is not required to list the FLP 4 Accounts for trading and a market for the FLP 4 Accounts does not exist and may never develop.

(g) Confidential Information. Participant acknowledges that it will receive or otherwise have access to confidential, proprietary information concerning or relating to the Partnership and its affiliates, including the Issuer (collectively, the “Confidential Information”). Participant agrees that it will not disclose or cause to be disclosed any Confidential Information to any person or use the Confidential Information for its own purposes or its own account, except in connection with evaluating an investment or continued investment in the Partnership and the purchase of FLP 4 Accounts (and, in connection with the acquisition of FLP 4 Accounts, may only disclose the Confidential Information to its officers, employees, agents, affiliates or advisors of Participant that (1) have a need to know the Confidential Information solely for purposes of assisting Participant with respect to its investment in the Partnership and (2) are obligated to keep such information confidential) and except as otherwise required by any regulatory authority, law or regulation, by legal process or as otherwise authorized by the Partnership. Participant certifies and agrees that, except as disclosed to the Partnership in writing prior to the date hereof, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas, administrative proceedings or the U.S. Freedom of Information Act, or any comparable laws or regulations of any U.S. or non-U.S. jurisdiction) requiring Participant to disclose (on receipt of a request to do so or otherwise) any information relating to the Participant or Participant’s investment in the Partnership. Participant has not reproduced, duplicated or delivered any of the documents or information provided in connection with the transactions contemplated hereunder to any person, except professional advisors of Participant or as authorized in writing by the Partnership. Notwithstanding the foregoing, Participant (and each employee, representative or other agent of Participant) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of (1) the Partnership and (2) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to Participant relating to such tax treatment and tax structure.

(h) No General Solicitation. Participant is not investing as a result of any general advertisement or solicitation.

(i) Partnership LPA. Participant has received and read a copy of the 10th A&R LPA.

(j) Certain Investment Company Act Matters. Participant understands that neither the Partnership nor the Issuer is registered, and does not expect to register as an “investment company” under the 1940 Act. Participant would be considered, and the interest in the Partnership held by Participant would be considered to be beneficially owned by, “one person” for purposes of Section 3(c)(1) of the 1940 Act.

(k) Certain Partnership Tax Matters. If Participant is a partnership, grantor trust, S corporation or other flow-through entity for federal income tax purposes, it has not been formed or utilized for the principal purpose of permitting the Partnership to satisfy the 100-partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(1)(ii).

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(l) Certain ERISA Matters. Participant is not (1) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (3) a plan described in Section 4975(e)(1) of the Code, or (4) an entity whose underlying assets are considered “plan assets” of a plan identified in the foregoing clause (1), (2) or (3) that invested in such entity.

(m) Litigation. There is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or threatened against or affecting Participant or any of Participant’s properties or rights that affects or would reasonably be expected to affect Participant’s ability to consummate the transactions contemplated by this Agreement, nor is there any decree, injunction, rule or order of any governmental authority or arbitrator outstanding against Participant or any of Participant’s properties or rights that affects or would reasonably be expected to affect Participant’s ability to consummate the transactions contemplated by this Agreement.

(n) U.S. Person. Participant is a “United States person” as defined in section 7701(a)(30) of the Code. Participant is not a domestic partnership of which one or more persons or entities that are not “United States persons” as defined in section 7701(a)(30) of the Code own an interest in the partnership capital of such domestic partnership, as defined in sections 7701(a)(2) and 7701(a)(4) of the Code.

(o) Private Foundation; Government Entity. Participant is not a private foundation or a “government entity” as defined in the Investment Advisers Act Rule 206(4)-5.

(p) Reliance. Participant understands the meaning and legal consequences of the representations and warranties made by Participant herein and that each of the Partnership and the General Partner are relying on such representations and warranties in connection with the determination to issue FLP 4 Accounts to Participant.

7. Representations and Warranties of the Partnership and General Partner. The Partnership and General Partner hereby jointly and severally represent and warrant to Participant, as of the Effective Date, that:

(a) Power and Authority. Each of the Partnership and General Partner is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the right, power and authority to perform its obligations hereunder. The execution, delivery and performance by the Partnership and the General Partner of this Agreement have been duly authorized by all necessary action on the part of the Partnership and General Partner. This Agreement has been duly and validly executed and delivered by Partnership and General Partner and constitutes the valid and binding obligation of the Partnership and the General Partner, enforceable against the Partnership and General Partner in accordance with its terms.

(b) Duly Issued. The FLP 4 Accounts that are being issued to Participant hereunder, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly and validly issued and free and clear of all liens and restrictions on transfer other than (1) restrictions on transfer as described herein, under the Partnership LPA or under applicable federal and state securities laws, and (2) liens created by a Participant or its affiliates.

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(c) No Registration Required. Neither the Partnership, nor any of its affiliates, nor to its knowledge, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than the transactions contemplated hereby, under circumstances that would require registration of the FLP 4 Accounts under the Securities Act or cause the offering of FLP 4 Accounts hereunder to be integrated with prior offerings for purposes of the Securities Act.

(d) No General Solicitation. Neither the Partnership, any of its affiliates, nor, to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the issuance of the FLP 4 Accounts.

(e) Disclaimer. Except for the representations and warranties made by the Partnership that are expressly set forth in this Section 7, the Partnership and each of its affiliates and representatives expressly disclaim and make no, and shall not be deemed to have made any, representation, warranty, statement or disclosure of any kind (whether express or implied) to Participant or any of its affiliates or representatives.

8. Conditions to the Partnership’s Obligations. The obligations of the Partnership to issue the FLP 4 Accounts to Participant on the Closing Date and consummate the other transactions contemplated hereby shall be subject to the following conditions to the extent not waived by the Partnership:

(a) Representations and Warranties. The representations and warranties made by Participant and in Section 6 hereof shall be true and correct in all material respects on the Closing Date as if they had been made on and as of such date.

(b) Laws and Government Orders. There shall not be in force and effect any (1) law or (2) governmental order by any governmental authority of competent jurisdiction, in either case, enjoining, prohibiting, or making illegal the consummation of the transactions contemplated hereunder.

(c) Officer’s Certificate. The Partnership shall have received a certificate signed by Participant, in form and substance reasonably satisfactory to the Partnership, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 8(a) and 8(b) have been satisfied.

(d) Transaction. The consummation of the Transaction (as defined in the Master Agreement) upon satisfaction of all conditions precedent thereto as contemplated by the Master Agreement.

(e) Joinder Agreement. Participant shall have executed and delivered a joinder agreement to the Partnership LPA in the form provided on Exhibit B attached hereto (the “Joinder Agreement”).

(f) Consents. Each of BHI and BMP shall have executed and delivered a consent agreement in substantially the form provided on Exhibit C attached hereto (“Consents”).

(g) Voting Agreement. Participant shall have executed and delivered the voting agreement in substantially the form provided on Exhibit D attached hereto (“Voting Agreement”).

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9. Conditions to the Participant’s Obligations. The obligations of Participant to acquire the FLP 4 Accounts and consummate the other transactions contemplated hereby shall be subject to the following conditions to the extent not waived by Participant:

(a) Representations and Warranties. The representations and warranties made by the Partnership and the General Partner in Section 7 shall be true and correct in all material respects on the Closing Date as if they had been made on and as of such date.

(b) FLP 4 Accounts. Participant shall have received Participant’s FLP 4 Accounts free and clear of all liens and restrictions on transfer other than (1) restrictions on transfer described herein, under the Partnership LPA or under applicable federal and state securities laws, and (2) liens created by a Participant or its affiliates.

10. Miscellaneous.

(a) Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated without the written consent of the Parties hereto.

(b) Entirety. This Agreement, the Partnership LPA, the Joinder Agreement and the Voting Agreement set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior agreements, communications and discussions, whether oral or written, among the Parties hereto regarding the subject matter hereof.

(c) Non-Disparagement. Participant agrees not to make, publish, or communicate any remarks, comments, or statements disparaging, portraying in a negative light, or otherwise impairing the reputation, goodwill, or commercial interests of any other Party or its businesses, products, services, directors, officers, or employees, in any form or medium for so long as Participant holds FLP 4 Accounts. This obligation extends to Participant’s officers, directors, employees, and agents, but does not restrict any Party from complying with any applicable law, regulation, or valid court order.

(d) Further Assurances. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. Each Party hereto (i) consents to personal jurisdiction before the courts of the State of Delaware, and (ii) agrees that the Delaware Court of Chancery, to the extent it has jurisdiction, shall be the exclusive forum in connection with any action arising out of or involving this Agreement. If the Court of Chancery lacks jurisdiction, the Parties agree that such action shall be brought in any other Court in the State of Delaware with jurisdiction (collectively, the “Permitted Courts”). The Permitted Courts shall have exclusive jurisdiction of any dispute, case, or controversy in anyway related to, arising under, or in connection with this Agreement, including extra-contractual claims, and shall be a proper forum in which to adjudicate such dispute, case, or controversy, and each Party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions; (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum; and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such Party.

(f) Jury Trial Waiver. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which taken together shall constitute one agreement.

(h) Headings. The headings in this Agreement are for convenience of reference, and shall not by themselves determine the meaning of this Agreement or of any part hereof.

[signature pages follow]

G-7

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

PARTNERSHIP:

Beneficient Company Holdings, L.P.

By:
Name:
Title:

GENERAL PARTNER:

Beneficient Company Group, L.L.C.

By:
Name:
Title:

PARTICIPANT:

[_____________]

By:
Name:
Title:	Authorized Signatory

Signature Page

Subscription Agreement

BMP

Beneficient Management Partners, L.P.

By:
Name:
Title:

BHI

Beneficient Holdings, Inc.

By:
Name:
Title:

Signature Page

Subscription Agreement

SCHEDULE A

Participant Percentage

Participant	Participant Percentage
[__]%

Schedule A

Subscription Agreement

EXHIBIT A

Definitions

(1)	“BHI” means Beneficient Holdings, Inc., a Delaware corporation.

(2)	“BMP” means Beneficient Management Partners, L.P. a Delaware limited partnership.

(3)	“Class S Ordinary Units” shall mean those certain units of BCH designated as Class S Ordinary Units under the Partnership LPA with the rights pertaining thereto and which are convertible into Common Stock on a one-to-one basis under the Exchange Agreement (as defined in the Partnership LPA) and Section 7.06 of Partnership LPA.

(4)	“Common Stock” means the Class A Common Stock of the Issuer.

(5)	“Issuer” means Beneficient, a Nevada corporation.

(6)	“Master Agreement” means that certain Master Agreement dated December 22, 2024 by and among Beneficient, a Nevada corporation, the Partnership, Beneficient Company Group, L.L.C., a Delaware limited liability company and the sole general partner of the Partnership, and Beneficient Holdings, Inc., a Delaware corporation.

(7)	“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

Exhibit A

Subscription Agreement

EXHIBIT H

Stockholders Agreement

FIRST AMENDMENT TO Stockholders Agreement

This First Amendment to Stockholders Agreement (this “Amendment”) dated as of [________ __, 2025] by and among Beneficient, a Nevada Corporation (the “Company”), Beneficient Holdings, Inc. (“Class B Holder 1”), Hicks Holdings Operating, LLC (“Class B Holder 2”) and Bruce Schnitzer (“Class B Holder 3” and, together with Class B Holder 1 and Class B Holder 2, the “Class B Holders”).

RECITALS

WHEREAS, the Company and each of the Class B Holders are party to that certain Stockholders Agreement, effective as of June 7, 2023 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement; and

WHEREAS, the Company and each of the Class B Holders have agreed to amend certain terms and provisions of the Agreement in accordance with the terms and conditions as set forth herein.

NOW THEREFORE, for value received, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Amendments to Agreement. The Agreement is hereby amended as follows:

A.	Section 2.01(c) of the Agreement is hereby replaced in its entirety with the following:

“The Company and the Class B Holders shall take all Necessary Action to cause the election of the Directors as set forth in this Section 2.01 (including by promptly nominating and appointing Class B Directors or, to the extent permitted under the Company’s organizational documents and applicable Law, promptly removing Class B Directors (solely at the written request of the Class B Holder entitled under Section 2.01(a) to designate such Class B Director) and promptly filling any vacancies created by reason of death, disability, retirement, removal or resignation of the Class B Directors with a new Class B Director designated in writing by the Class B Holder entitled under Section 2.01(a) to designate such Class B Director).”

B.	Section 2.01(e) of the Agreement is hereby replaced in its entirety with the following:

“Neither the Company nor any Class B Holder shall take action to remove, cause the removal of, replace or cause the replacement of any Class B Director, other than with the consent of the Class B Holder entitled under Section 2.01(a) to designate such Class B Director.”

2. Miscellaneous.

A.	Amendment; Waiver.

i. The terms and provisions of this Amendment may be modified or amended only with the written approval of the Company and the Class B Holders holding a majority of the shares of Class B Common Stock then held by Class B Holders.

ii. Except as expressly set forth in this Amendment, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Amendment shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

iii. No Person party hereto shall be deemed to have waived any claim arising out of this Amendment, or any right, remedy, power or privilege under this Amendment, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

iv. Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

B. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Nevada, notwithstanding any principles of conflicts of law that would require otherwise.

C. Severability. In the event any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired and shall remain in full force and effect.

D. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature pages follow]

H-2

IN WITNESS WHEREOF, this Amendment has been duly executed, effective as of the Effective Date.

Beneficient

By:
Name:
Title:

Beneficient Holdings, Inc.

By:
Name:
Title:

Hicks Holdings Operating, LLC

By:
Name:
Title:

Bruce Schnitzer

By:

Signature Page

First Amendment to Stockholders Agreement

EXHIBIT I

Waiver of Payment Agreement

WAIVER OF PAYMENT AGREEMENT

THIS WAIVER OF PAYMENT AGREEMENT (“Agreement”) is effective as ________, 2025 (the “Effective Date”) by and between Beneficient Holdings, Inc., a Delaware corporation (“BHI”) and Beneficient Company Holdings, L.P., a Delaware limited partnership (“BCH”). Any terms not specifically defined in the Agreement shall have the meaning set forth in the LPA (as defined below).

RECITALS

WHEREAS, pursuant to the Ninth Amended and Restated Limited Partnership Agreement of BCH, effective as of April 18, 2024 and amended September 30, 2024 (the “BCH LPA”), and other certain conversion documents entered into between BHI and BCH, the Preferred Series A Subclass 0 Unit Accounts (the “Preferred A-0”) have been issued to BHI, and other parties;

WHEREAS, pursuant to Section 4.08 of the BCH LPA, promptly at the end of each fiscal quarter, unless waived by a majority in interest of the Preferred A-0, BCH will make the Guaranteed Series A-0 Payment (as defined in the BCH LPA) to the holders of Preferred A-0; and

WHEREAS, BHI as the holder of the majority of interest of the Preferred A-0, and BCH as the issuer of Preferred A-0, wish to enter into this Agreement to effect the waiver of payment of the Guaranteed Series A-0 Payments through and until November 15, 2025, subject to the Payment Conditions (as defined below).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I

WAIVER OF PAYMENT

1.1 Waiver of Payment. The holder of the majority in interest of the Preferred A-0 hereby waives the right to receive the payment of the Guaranteed Series A-0 Payment through and until November 15, 2025; provided that any such Guaranteed Series A-0 Payment may be made prior to November 15, 2025 if the Audit Committee of the Board of Directors of Beneficient, a Nevada corporation (“Beneficient”), determines that making such payment, in part or in full, shall not cause Beneficient to incur a going concern, with any such Guaranteed Series A-0 Payment to be subordinate to any payment made with respect to any outstanding amounts due to HCLP Nominees, L.L.C. (“HCLP”) pursuant to (i) that certain Second Amended and Restated Credit Agreement, as amended, by and among Beneficient, HCLP, and BCH and (ii) that certain Second Amended and Restated Second Lien Credit Agreement, as amended, by and among Beneficient , HCLP, and BCH (the “Payment Conditions”).

1.2 Accrual of Guaranteed Series A-0 Payment. This Agreement shall not be construed to release BCH from the obligation to accrue and pay the Guaranteed Series A-0 Payment promptly after November 15, 2025. The payments waived pursuant to this Agreement shall continue to accrue and be considered due and unpaid Guaranteed Series A-0 Payment pursuant to Section 4.08 of the BCH LPA until such time as the waived payments have been paid.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1 Amendments. This Agreement may be amended only by the written agreement of the parties hereto; provided, however, that either party may terminate this Agreement upon thirty (30) days written notice.

2.2 Headings. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

2.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

2.4 Counterparts. This Agreement may be executed and delivered, including by facsimile transmission or by electronic transmission in Adobe portable document format (or a “PDF file”) in any numbers of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

[signature page follows]

I-2

IN WITNESS WHEREOF, each the Parties hereto has duly executed this Agreement as of the

Effective Date.

BHI
Beneficient Holdings, Inc.

By:
Name:	Bradley K. Heppner
Title:	Authorized Signatory

BCH
Beneficient Company Holdings, L.P.

By:	Beneficient Company Group, L.L.C., its general partner.

By:
Name:	David B. Rost
Title:	Authorized Signatory

Signature Page

Waiver of Payment Agreement